  AS FILED WITH THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31,
                                                                            2000


                                                      REGISTRATION NO. 333-37376

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            REDIFF.COM INDIA LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

        REPUBLIC OF INDIA                         7373                          NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          MAHALAXMI ENGINEERING ESTATE
                       1ST FLOOR, L. J. FIRST CROSS ROAD,
                      MAHIM (WEST), MUMBAI 400 016, INDIA
                                +91-22-444-9144
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                              818 WEST 7TH STREET
                             LOS ANGELES, CA 90017
                                 (213) 627-8252
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             MICHAEL J. DANAHER, ESQ.                            JOHN D. YOUNG, JR., ESQ.
                RAJ S. JUDGE, ESQ.                                  SULLIVAN & CROMWELL
         WILSON SONSINI GOODRICH & ROSATI                         28/F, NINE QUEEN'S ROAD
             PROFESSIONAL CORPORATION                               CENTRAL, HONG KONG
                650 PAGE MILL ROAD                                    (852) 2826-8688
                PALO ALTO, CA 94304
                  (650) 493-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                       AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING
SECURITIES TO BE REGISTERED                 REGISTERED(1)              SHARE(2)                PRICE(2)
--------------------------------------------------------------------------------------------------------------
Equity shares, par value Rs. 5 per
  share, each represented by two
  American Depositary Shares(3)(4)....        2,645,000                 $24.00               $63,480,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------
--------------------------------------------------------------
TITLE OF EACH CLASS OF                        AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTRATION FEE(5)
--------------------------------------------------------------
Equity shares, par value Rs. 5 per
  share, each represented by two
  American Depositary Shares(3)(4)....         $16,759
--------------------------------------------------------------
--------------------------------------------------------------



(1) Includes 345,000 equity shares represented by 690,000 American Depositary Shares that the Underwriters have the option to purchase to cover overallotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933.
(3) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the equity shares registered hereby are being registered pursuant to a separate registration statement on Form F-6.
(4) Includes equity shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this Registration Statement and the date the equity shares are first bona fide offered to the public.

(5) $19,800 was previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 31, 2000.


[REDIFF.COM LOGO]
                            REDIFF.COM INDIA LIMITED


                      4,600,000 American Depositary Shares


                      Representing 2,300,000 Equity Shares

                             ----------------------


     This is the initial public offering of Rediff.com India Limited. This prospectus relates to an offering of up to 4,600,000 American Depositary Shares, or ADSs. Each American Depositary Share represents one-half of one equity share of Rediff.com India Limited.



     Prior to this offering, there has been no public market for Rediff.com India Limited's equity shares or ADSs. We expect that the initial public offering price will be between US$10.00 and US$12.00 per ADS. We have made application to have the ADSs approved for quotation on the Nasdaq National Market under the symbol "REDF".


     See "Risk Factors" beginning on page 5 to read about factors you should consider before buying the ADSs.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                                Per ADS        Total
                                                                -------        -----
Initial public offering price...............................  US$           US$
Underwriting discount.......................................  US$           US$
Proceeds, before expenses, to Rediff.com India Limited......  US$           US$



     To the extent that the underwriters sell more than 4,600,000 ADSs, they have the option to purchase up to an additional 690,000 ADSs from Rediff.com India Limited at the initial public offering price less the underwriting discount.

                             ----------------------


     The underwriters expect to deliver the ADSs in New York, New York on , 2000.

                             ----------------------


                               Global Coordinator


                          GOLDMAN SACHS (ASIA) L.L.C.

                             ----------------------
GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                   ROBERT FLEMING INC.
                             ----------------------
                      Prospectus dated             , 2000.

Inside front cover:

[A graphic showing different Rediff.com product offerings appears here. A cellular telephone, a television, a computer monitor and a dialog box are pictured inside a circle. A description of Rediff Mobile is connected to the cellular telephone; a description of Rediff Content through set top boxes is connected to the television; a description of Rediff News is connected to the computer monitor; and a description of Rediff Messenger is connected to the dialog box.]

Gatefold.

[A graphic showing different Rediff.com content offerings appears here. Four persons are pictured inside a page-sized circle, which appears between the words "Rediff" and "com." Located in various areas around the main graphic are breakouts of the different content offerings under Shopping, News, Services, Investment & Finance, Community, Career, Channels and Entertainment.]

                               PROSPECTUS SUMMARY

     This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding to buy our ADSs.

                            REDIFF.COM INDIA LIMITED

OUR BUSINESS

     We are one of the leading Internet destinations, or portals, focusing on India and the global Indian community. Our website currently consists of 17 interest specific channels, extensive community features, local language editions, sophisticated search capabilities, and online shopping. We provide these services to our users for free. Our revenues are derived from online advertising and services as well as e-commerce.

     We have developed our product offerings based on the demands and the requirements of our user base. We have extensive content offerings developed in-house as well as by third parties. Our in-house editorial staff provides up-to-date news focused on India and the global Indian community. Regular features include interviews with politicians, sports and movie stars, and other celebrities. Our channels, which include cricket, finance, movies, astrology, weather, airline and train schedules are tailored to Indian interests. We also offer a U.S. version of our site with content that is more relevant to the Indian community in the United States. We believe that there is also a demand for non-English content relevant to Indians. To address this demand we offer Hindi, Tamil, Telugu and Gujarati news editions of our website to attract the large local language speaking population in India. We also offer broadband and wireless delivery of our content to cater to the needs of our users who have access to these services.


     We also have extensive Internet community offerings which include e-mail, chat, instant messenger, and personal homepages. These services allow our users with similar interests to interact with each other. We respond to the needs of our users in India and overseas by tailoring our community offerings with important cultural insights. We draw from the diverse backgrounds of our Indian employees and consultants to constantly innovate and upgrade our offerings.


     The MarketPlace shopping section is the flagship of our e-commerce offerings, and provides users and merchants with a robust online shopping experience. The MarketPlace offers a wide range of products including, jewelry, confectionaries and apparel. In light of the low credit card penetration levels in India, we offer our users the option to use a cash on delivery, or C.O.D., payment method. We also build a web page for each merchant using our templates so we can ensure consistency, user friendliness and merchant loyalty within the MarketPlace.


     Our market position as one of the leading Internet destinations focusing on India and the global Indian community offers advertisers access to a large and rapidly growing market of Indian Internet users. Our monthly page views have grown from approximately 13.2 million in April 1999 to approximately 70.0 million in March 2000.


OUR MARKET OPPORTUNITY

     Internet usage is at an early stage in India, but is experiencing rapid growth. International Data Corporation, or IDC, estimates that approximately 1.0 million people used the Internet in India in 1999. IDC also projects that the number of Internet users in India will increase from 1.0 million in 1999 to over
17.2 million by 2004, which represents a compounded annual growth rate of 79%. We believe that one of the key factors driving this growth in India is the Government of India's promotion of Internet kiosks in smaller towns and villages and the proliferation of Internet cafes, which are sometimes referred to as cybercafes. We believe that our market opportunity also includes the global Indian community living outside India.

     Our specific opportunities are driven by the following factors:

     - few comprehensive, branded portals in India with offerings comparable to those of leading international portals;

     - few portals focused on Indians overseas, which are well integrated with Indian portals;

     - underdeveloped retailing and e-commerce environment in India; and

     - low levels of online advertising in India.

OUR STRENGTHS AND STRATEGY

     We believe that we are well positioned to capture the growth opportunities of the Internet in India. Our breadth and depth of service offerings is complemented by our ability to innovate and meet the demands of our users.

     Our objective is to strengthen our position as the leading Internet portal focusing on India and the global Indian community. Our principal business strategies to accomplish this objective are:

     - aggressively extend our brand recognition and reputation through extensive advertising, marketing, public relations programs and co-marketing campaigns;

     - continue the rapid expansion of Rediff.com by adding original and innovative content and services to our website;

     - promote and expand e-commerce activities by aggressively adding new merchants and product offerings;

     - build relationships with the top 200 advertisers in India by educating them about the advantages of online advertising;

     - leverage relationships with our strategic investors by utilizing their market penetration and content distribution capabilities;

     - pursue selective acquisitions, partnerships and investments in order to expand our content, technology and distribution; and

     - enhance our offerings for broadband and wireless technologies.

CORPORATE INFORMATION

     Rediff.com India Limited was incorporated on January 9, 1996 as Rediff Communication Private Limited under the Indian Companies Act, 1956. We converted to a public limited company on May 29, 1998. On February 15, 2000 we changed our name to Rediff.com India Limited. Our principal office is located at Mahalaxmi Engineering Estate, 1st Floor, L.J. First Cross Road, Mahim (West) Mumbai 400 016, India, and our telephone number is +91-22-444-9144. Our Internet address is www.rediff.com. The information on our website is not part of this prospectus.

                                  THE OFFERING


     The following information assumes that the underwriters do not exercise the option granted by us to purchase additional ADSs in the offering. See "Underwriting" on page 95.



ADS offered................  4,600,000 ADSs



ADS/equity share ratio.....  2/1



ADS equivalents to be
  outstanding after the
  offering.................  24,900,400


Proposed Nasdaq National
  Market symbol............  REDF

Depositary.................  Citibank, N.A.

Use of Proceeds............  To develop content for our Internet portal, to advertise and promote our brand and for general corporate purposes, including possible strategic investments, partnerships and acquisitions. For additional information regarding the use of proceeds from this offering, please see "Use of Proceeds" on page 23.

                             SUMMARY FINANCIAL DATA


     Our financial statements are presented in U.S. dollars and prepared in accordance with U.S. GAAP. The summary data set forth below as of March 31, 1999 and 2000 and for the fiscal years ended March 31, 1998, 1999 and 2000 has been derived from our audited financial statements presented elsewhere in this prospectus and which have been audited by Deloitte Haskins & Sells, Chartered Accountants. The summary financial data set forth below as of March 31, 1996, 1997 and 1998 and for the fiscal years ended March 31, 1996 and 1997 are derived from financial statements which are not included in this prospectus. The pro forma as adjusted data set forth below reflects the application of the net proceeds from the sale of the ADSs that we are offering at an assumed initial public offering price of US$ 11 per ADS after deducting the estimated underwriting discounts and offering expenses. The presentation below also gives effect to our 2 for 5 reverse share split effective May 3, 2000.



                                                            FISCAL YEARS ENDED MARCH 31,
                                               ------------------------------------------------------
                                                 1996       1997       1998       1999        2000
                                               --------     ----       ----       ----        ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  US$   --   US$   86   US$  516   US$   855   US$ 1,906
Cost of revenues.............................        26        121        175         321         953
Gross profit (loss)..........................       (26)       (35)       341         534         954
Operating expenses...........................       111        390        692       1,545       7,869
Loss from Operations.........................      (137)      (425)      (352)     (1,011)     (6,915)
Net loss.....................................  US$ (137)  US$ (425)  US$ (352)  US$  (985)  US$(6,666)
                                               ========   ========   ========   =========   =========
Loss per equity share after adjusting for 2:5
  reverse share split........................  US$(0.21)  US$(0.28)  US$(0.10)  US$ (0.15)  US$ (0.76)
                                               ========   ========   ========   =========   =========
Weighted equity shares used in computing loss
  per equity share after adjusting for 2:5
  reverse share split........................       657      1,540      3,632       6,389       8,765
                                               ========   ========   ========   =========   =========



                                                                                            AS OF
                                                     AS OF MARCH 31,                    MARCH 31, 2000
                                    -------------------------------------------------   --------------
                                                     (IN THOUSANDS)
                                                                                          PRO FORMA
                                     1996     1997      1998       1999       2000       AS ADJUSTED
                                     ----     ----      ----       ----       ----       -----------
BALANCE SHEET DATA:
Cash and cash equivalents.........  US$ 12   US$  12   US$  20   US$  247   US$11,576     US$57,634
Working capital...................      74        35        88          8      10,795        56,853
Total assets......................     154       160       494      1,073      16,062        62,120
Long-term debt, including current
  installments....................      86       344       508        449          --            --
Total shareholders' equity........      54      (244)     (264)       287      12,722        58,780



     The foregoing table and calculations assume no exercise by the underwriters of their overallotment option and no exercise of outstanding options to purchase equity shares.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before you decide whether to buy our ADSs. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our ADSs could decline, and you could lose all or part of your investment.

                RISKS RELATED TO INVESTMENTS IN INDIAN COMPANIES

     We are incorporated in India, and the majority of our assets, business operations and all of our employees are located in India. Consequently, social and economic developments in India, including taxation and foreign investment policies, currency exchange controls, as well as changes in exchange rates and interest rates will affect our financial performance and the market price of our ADSs.

POLITICAL INSTABILITY OR CHANGES IN THE GOVERNMENT IN INDIA COULD DELAY THE LIBERALIZATION OF THE INDIAN ECONOMY AND ADVERSELY AFFECT ECONOMIC CONDITIONS IN INDIA GENERALLY AND OUR BUSINESS IN PARTICULAR.

     Our business model relies, in part, on general economic and business conditions in India. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular if new restrictions on the private sector are introduced or if existing restrictions are not relaxed over time. During the past decade and in particular since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the roles of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The Government of India recently changed for the fifth time since 1996. The current Government of India, formed in October 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. We cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well.

REGIONAL CONFLICTS IN SOUTH ASIA COULD ADVERSELY AFFECT THE INDIAN ECONOMY AND CAUSE OUR BUSINESS TO SUFFER.

     South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In April 1999, India and Pakistan conducted long-range nuclear capable missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in the disputed region of Kashmir. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our ADSs, and on the market for our services.

INDIAN LAW LIMITS OUR ABILITY TO RAISE CAPITAL AND THE ABILITY OF OTHERS TO ACQUIRE US, WHICH COULD PREVENT US FROM OPERATING OUR BUSINESS OR ENTERING INTO A TRANSACTION THAT IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

     Indian law constrains our ability to raise capital through the issuance of equity or convertible debt securities. Any foreign investment in an Indian company requires approval from relevant government authorities in India including the Reserve Bank of India. The Government of India has classified existing businesses into various categories for automatic approval of foreign direct investment up to certain prescribed percentages. The foreign investment policy of the

Government of India in information technology enabled services or e-commerce related companies is unclear. While the Government of India has not specifically restricted foreign investment in information technology enabled services or e-commerce related companies, we understand that it is currently considering imposing restrictions that would limit the aggregate percentage of foreign equity ownership in such companies to 49%. If the Government of India decides to apply this limit, it may restrict the foreign equity investment in our company to 49%. After this offering, we expect that approximately 53% of our equity interests will be held by foreign investors. If the Government of India decides to implement a 49% limit on foreign equity ownership, our ability to seek and obtain additional equity investment by foreign investors will be constrained.


     We cannot assure you that equity or other forms of financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure and services, or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by any such limitation. If the Government of India decides to impose a 49% limit on foreign equity ownership, it may also restrict our ability to be acquired by a non-Indian company. This may prevent us from entering into a transaction which would otherwise be beneficial for our company and our shareholders.

CURRENTLY THERE IS NO PUBLIC TRADING MARKET FOR OUR EQUITY SHARES IN INDIA OR ELSEWHERE WHICH, TOGETHER WITH INDIAN LAWS THAT RESTRICT THE CONVERSION OF OUTSTANDING EQUITY SHARES INTO ADSS, REDUCE YOUR ABILITY TO SELL OUR ADSS.

     Currently there is no public trading market for our equity shares in India or elsewhere nor can we assure you that we will take steps to develop one. After the offering, our equity shares will only be traded on the Nasdaq in the form of ADSs as described in this prospectus. Under current Indian laws and regulations, our depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs and representing such equity shares without prior approval of the Government of India. Thus, if you elect to surrender your ADSs and receive equity shares, you will not be able to trade those equity shares on any securities market and unless there is a change in current Indian laws and regulations, you will be prohibited from re-depositing those outstanding equity shares with our depositary.

     Under current Indian regulations and practice, the approval of the Reserve Bank of India is required for the sale of equity shares underlying ADSs by a non-resident of India to a resident of India as well as for a renunciation of rights to a resident of India. Under currency exchange controls that are in effect in India, any such approval granted by the Reserve Bank of India will specify the price at which the equity shares may be transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, shareholders who seek to convert the rupee proceeds from a sale of equity shares in India into foreign currency and repatriate that foreign currency from India will have to obtain Reserve Bank of India approval for each transaction. We cannot assure you that any required approval from the Reserve Bank of India or any other government agency can be obtained on any particular terms or at all. If in the future a market for our equity shares is established in India, our equity shares may trade at a discount or premium to the ADSs in part because of restrictions on foreign ownership of the underlying equity shares.

BECAUSE WE OPERATE OUR BUSINESS IN INDIA, CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS AND AFFECT THE MARKET PRICE OF OUR ADSS.

     The exchange rate between the rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. During the five-year period from January 3, 1995 through March 31, 2000, the value of the rupee against the U.S. dollar declined by approximately 28.2% from Rs. 31.37 to Rs. 43.65 per U.S. dollar (hitting a low of Rs. 43.73 per U.S. dollar on October 1, 1999). Devaluations or further depreciation of the value of the rupee will result in higher expenses to our company, in rupee terms, for the purchase of imported capital equipment, such as telecommunications and computer equipment, which we purchase in the United States. In addition, our market valuation could be materially adversely affected by the devaluation of the rupee if U.S. investors analyze our value based on the U.S. dollar equivalent of our financial condition and results of operations.

                 RISKS RELATED TO THE INTERNET MARKET IN INDIA

     Our success will depend in large part on the increased use of the Internet by consumers and businesses in India. However, our ability to exploit the online advertising and e-commerce markets in India is inhibited by a number of factors such as the ones discussed below. If India's limited Internet usage does not grow substantially, our business may not succeed.

CHANGES IN THE REGULATION OF OUR BUSINESS IN INDIA MAY RESTRICT THE GROWTH OF OUR BUSINESS.

     The Indian legal regime with respect to information technology software enabled services and e-commerce companies is uncertain. The Government of India may apply existing laws to our business or may introduce specific laws to regulate our business without our consent, and any such change could restrict the growth of our business by preventing us from expanding into new areas, decrease our revenues and increase our costs by limiting our ability to conduct our business, any of which would adversely affect our operating results.

     It is unclear whether we are required to register with any Indian regulatory authority for carrying on our business. The Government of India may in the future require us to register with any relevant regulatory authorities. Furthermore, the Government of India may impose sanctions against us for failure to register with such authorities. This may decrease our revenues, increase our costs or limit our ability to grow our business.

THE HIGH COST OF ACCESSING THE INTERNET IN INDIA LIMITS OUR POOL OF POTENTIAL CUSTOMERS AND THE GROWTH OF OUR BUSINESS.


     Our growth is limited by the high cost of obtaining the hardware, software and communications links necessary to connect to the Internet in India. If the costs required to access the Internet do not significantly decrease, most of India's population will not be able to afford to use our services. The failure of a significant number of additional Indians to obtain affordable access to the Internet would make it very difficult to execute our business strategy.


THE LIMITED INSTALLED PERSONAL COMPUTER BASE IN INDIA LIMITS OUR POOL OF POTENTIAL CUSTOMERS AND RESTRICTS THE GROWTH OF OUR BUSINESS.


     The market penetration of, or access to, personal computers and the Internet in India are far lower than in the United States. According to IDC, in 1999 India had approximately 1.0 million Internet users compared to a total population in India of 986.9 million, while the United States had approximately
80.8 million Internet users compared to a total population in the U.S. of 270.3 million. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India. We cannot assure you that the market penetration of personal computers in India will increase rapidly or at all, or that alternate means of accessing the Internet will develop and become widely available in India. If these events do not occur we will not be able to expand our customer base, which will make it difficult for us to execute our business strategy.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF THE INTERNET IN INDIA WHICH MAY BE SLOWED BY HIGH BANDWIDTH COSTS AND OTHER TECHNICAL OBSTACLES IN INDIA.

     As with many developing nations, the telecommunications infrastructure in India historically has been controlled by government-controlled telecommunication service providers. The current service has been and remains inferior to service in most developed countries. Further, the number of telephone lines per one thousand persons, or teledensity, in India is low when compared to most developed countries. Bandwidth, the measurement of the volume of data capable of being transported in a communications system in a given amount of time, remains very expensive in India, especially when compared to bandwidth costs in the United States. Bandwidth rates are commonly expressed in terms of Kbps (kilobits per second, or thousands of bits of data per second) or Mbps (megabits per second, or millions of bits of data per second). Prices for bandwidth capacity are set by the Government of India and have remained high due to, among other things, capacity constraints. Further, limitations in network architecture in India limit Internet connection speeds to 28 Kbps and below, which are less than the 33 to 56 Kbps connection speeds on conventional dial-up telephone lines, and significantly less than the up to 1.5 Mbps connection speed on direct satellite link, or DSL, lines and cable modems in the United States. These speed and cost constraints may severely limit the quality and desirability of using the Internet in India, which consequently may limit our ability to expand our pool of customers, and reduce our desirability to online advertisers.

WE MAY NOT BE ABLE TO GROW OUR BUSINESS IF ONLINE ADVERTISING IN THE INDIAN MARKET DOES NOT EXPAND.


     Our business strategy depends on the anticipated growth of online advertising in the Indian market and the growth of our revenues depends on increased revenues generated by advertising. We anticipate that a significant portion of our future revenues will be derived from hosting advertising space on our website. Online advertising is an unproven business and our ability to generate and maintain significant advertising revenues will depend on:


     - advertisers' acceptance of the Internet as an effective and sustainable medium;

     - our ability to generate and continue to grow a large community of users with demographics attractive to advertisers;

     - our ability to contract with a diverse group of advertisers that will generate attractive traffic patterns and user demographics;

     - the effectiveness of our advertising delivery, tracking and reporting systems;

     - our ability to attract advertisers at profitable rates in light of intense competition; and

     - our ability to adapt to new forms of Internet advertising.

     Different pricing models are used to sell online advertising and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. A reduction in traffic on our website may cause advertisers not to renew their contractual arrangements with us which, in turn, would reduce our advertising revenues. Additionally, any development of Internet software that blocks advertisements before they appear on a user's screen may hinder the growth of online advertising and could materially and adversely affect our ability to grow our online advertising and our business.

THE SUCCESS OF OUR E-COMMERCE BUSINESS DEPENDS ON THE ACCEPTANCE AND GROWTH OF E-COMMERCE IN INDIA, WHICH IS UNCERTAIN.

     Many of our existing and proposed products and services are designed to facilitate e-commerce in India, although there is very little e-commerce currently being conducted in India. Demand and market acceptance for these products and services by businesses and consumers, therefore, are highly uncertain. Critical issues concerning the commercial use of the Internet, such as legal recognition of electronic records, validity of contracts entered into through the Internet and the validity of digital signatures, remain unresolved. In addition, many Indian businesses have deferred purchasing Internet access and deploying e-commerce initiatives for a number of reasons, including the existence or perception of, among other things:

     - inconsistent quality of service;

     - lack of legal infrastructure relating to e-commerce in India;

     - lack of security of commercial data such as credit card numbers; and

     - low number of users in India.

     If usage of the Internet and e-commerce in India does not substantially increase and the legal infrastructure and network infrastructure in India are not further developed, we are not likely to achieve significant growth of our e-commerce products and services.

          RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

OUR LIMITED OPERATING HISTORY AND DEPENDENCE ON THE INTERNET MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

     We commenced operations and launched our Internet portal in February 1996. Accordingly, we have limited historical financial information and operating history upon which you may evaluate us and our prospects. You should consider the challenges that an early stage company like ours faces. These challenges include our need to:

     - increase awareness of the Rediff.com brand and continue to build user loyalty;

     - expand the content and services on our portal;

     - attract a larger audience;

     - attract a larger number of advertisers from a variety of industries;

     - attract, maintain and motivate qualified personnel;

     - maintain and develop strategic relationships with business partners;

     - respond effectively to competitive pressures;

     - continue to develop and upgrade our technology; and

     - promptly address the challenges faced by early stage, rapidly growing businesses which do not have an experience or performance base to draw on.

     We cannot be sure we will be successful in meeting these challenges and risks.

WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We have incurred significant net losses and negative cash flows from operations since our inception in January 1996, including a net loss of approximately US$6.7 million for the year ended March 31, 2000. As of March 31, 2000, we have an accumulated deficit of US$8.6 million. We expect to have increasing net losses and negative operating cash flows for the foreseeable future. Although our revenues have grown in recent quarters, our expenses have grown even faster and we expect to increase our spending significantly as we expand our services, advertise and promote our brand, and invest in expansion of our infrastructure and sales and marketing staff. Accordingly, we will need to generate significant additional revenues, while controlling our expenses, to achieve profitability. We may not be able to do so. Our business model is not yet proven in India, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not continue to increase in the future. If we are unable to achieve or maintain profitability, we will be unable to build a sustainable business. In this event, the price of our ADSs and the value of your investment would likely decline.


OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH MAY CAUSE THE PRICE OF OUR ADSS TO DECLINE.


     We expect our quarterly results to fluctuate significantly in the future based on a variety of factors. These factors are also expected to affect our long-term performance. Some of these factors include:

     - the timing of our expansion plans in India and additional geographic markets;

     - changes in pricing policies or our product and service offerings;

     - increases in personnel, marketing and other operating expenses to support our anticipated growth;

     - our ability to attract new users and retain existing users at reasonable costs;

     - our ability to adequately maintain, upgrade and develop our portal, our computer network and the systems that we use to process customer orders and payments;

     - increased competition;

     - seasonality in retail sales because of the festival seasons in the Indian winter months of November through February, and extended vacations in the Indian summer months of April through June; and

     - technical difficulties, system or website downtime or Internet service disruptions.

     Due to all these factors, we expect our operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that our operating results in any future quarter could be below the expectations of investors generally and any published reports or analyses of our company. In that event, the market price of our ADSs may decline, perhaps substantially.

OUR MARKETING CAMPAIGN TO ESTABLISH BRAND RECOGNITION AND LOYALTY FOR THE REDIFF.COM BRAND COULD BE UNSUCCESSFUL, WHICH COULD HARM OUR BUSINESS.

     In order to expand our customer base and increase traffic on our website, we must establish, maintain and strengthen the Rediff.com brand. We plan to increase substantially our marketing expenditures to establish brand recognition and brand loyalty. If our marketing efforts do not produce a significant increase in consumer traffic or if an increase in consumer traffic does not lead to an increase in revenues to offset our marketing expenditures, our losses will be increased or, to the extent that we are generating profits, our profits will be decreased.

     Our success in promoting and enhancing the Rediff.com brand will depend on our ability to provide high quality content, functionality and product offerings. Furthermore, our portal will be more attractive to advertisers if we have a large user base with demographic characteristics that advertisers perceive as favorable. If we fail to promote our brand successfully, increase the number of visitors to our website or maintain the quality of our advertising services, the value of the Rediff.com brand could be diminished.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF RAPID GROWTH AND MAY NOT BE ABLE TO MANAGE THIS GROWTH.

     As of March 31, 2000, we had 163 employees and full-time consultants, an increase of 77% from the 92 employees and full-time consultants we had as of March 31, 1999. Furthermore, we are planning for additional employee increases which will expand our organization significantly. Our growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our managerial, operational, financial, and information systems resources. As part of this growth, we will have to:

     - expand our current, or seek additional, office facilities;

     - implement new operational and financial systems as well as procedures and controls;

     - control expense and seek higher cost efficiencies;

     - train and manage our employee base; and

     - maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs.

     If we are unable to manage our growth effectively, our business could be adversely affected.

INTENSE COMPETITION IN THE INTERNET PORTAL BUSINESS COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     Our business faces significant competition from other well-established Indian online content providers, as well as numerous new entrants. We also compete with foreign online content providers as well as with traditional print and television media companies. Additionally, we are competing with other forms of advertising for advertising customers. Competition for visitors, advertisers and e-commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. Furthermore, it is difficult to predict which pricing model, if any, will emerge as the industry standard. This makes it difficult to predict our future advertising rates and revenues. Our revenues could be adversely affected if we are unable to adapt to new forms of pricing for the services and products we offer. Increased competition may result in:

     - loss of visitors and website traffic;

     - loss of advertisers;

     - different pricing, service or marketing decisions;

     - reduced operating margins;

     - loss of market share; and

     - diminished value in our services.

BECAUSE WE LACK FULL REDUNDANCY FOR OUR TELECOMMUNICATION AND COMPUTER SYSTEMS, A SYSTEMS FAILURE COULD PREVENT US FROM OPERATING OUR BUSINESS.

     We rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers, related hardware and software and network infrastructure such as lines leased from service providers operated by the Government of India. We have partial back-up facilities but we do not have full redundancy for all of our telecommunication and computer facilities. As a result, failure of key primary or back-up systems could lead to disruption of our services and loss of important data. This in turn could lead to a loss of users and customers and damage to our reputation. These failures, which could have a significant adverse effect on our business and results of operations, could also lead to significant negative publicity and litigation and to a decline in the market price of our ADSs. Recently, several large Internet companies have suffered highly publicized system failures which resulted in adverse reactions to their stock prices, significant negative publicity.

     We have suffered temporary service outages from time to time which have resulted in a disruption of our services which have lasted no longer than 30 minutes. As a result of such outages, Internet users are temporarily unable to access our content, community and e-commerce offerings. Any sustained disruption will reduce the number of visitors to our website and have a material adverse impact on the number of revenues from e-commerce transactions handled through our website. Such disruptions could also reduce the number of advertisers on our site and materially affect our results of operations.

     Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunication failures, physical or software break-ins and similar events. We do not carry business interruption insurance to protect us in the event of a catastrophe even though such an event could lead to a significant negative impact on our business. Any sustained disruption in Internet access provided by third parties could also significantly harm our business.

OUR BUSINESS AND GROWTH WILL BE IMPAIRED IF WE ARE UNABLE TO RETAIN OUR EXISTING KEY PERSONNEL AND HIRE ADDITIONAL SKILLED EMPLOYEES.

     We are highly dependent on the principal members of our management team. In particular, our success depends upon the continued efforts of our Chairman and Managing Director, Mr. Ajit Balakrishnan. Substantially all of our employees are located in India, and each may voluntarily terminate his or her employment with us. Our planned activities will require additional expertise in the sales and marketing and other areas. The labor market for skilled employees in India is extremely competitive, and the process of hiring employees with the necessary skills is time consuming and requires the diversion of significant resources. While we have not experienced difficulty in employee retention or integration to date, we may not be able to continue to retain existing personnel or identify, hire and successfully integrate additional qualified personnel in the future. The loss of the services of key personnel, especially the unexpected death or disability of such personnel, or the inability to attract additional qualified personnel, could impair the growth of our business.

WE ARE HIGHLY DEPENDENT ON OUR AGREEMENTS WITH THIRD PARTIES TO PROVIDE PRODUCTS AND SERVICES TO OUR CUSTOMERS AND ANY TERMINATION OF THESE RELATIONSHIPS COULD HARM OUR BUSINESS.

     We rely on our relationships with third parties to provide high quality products and services to our e-commerce customers. Currently, most of our e-commerce product manufacturers and vendors that we have agreements with do not provide their products and services to our competitors. However, because these agreements are not exclusive, our competitors may offer the same or similar products and services we do. Although we generally enter into agreements with more than one vendor or manufacturer for a specific product category, not all of these vendors and manufacturers can supply the same or similar products. Factors such as brand name, quality and supply can affect our ability to obtain and sell e-commerce products. We also rely on our agreements with third parties to provide us with online credit card transactions processing, courier delivery services and C.O.D. transaction services for our e-commerce customers. Currently, there is a very limited number of third party credit card transaction processing companies and couriers in India. Although we seek to establish relationships with additional suppliers of these services, any unexpectedly terminated agreements with these will significantly impair our e-commerce offerings and our ability to generate revenues from e-commerce.

     We also rely on third-party content providers to develop our content. However, these content providers may also make their content available to our competitors. Because most of these relationships are not exclusive, our competitors could use the same content we do. Although we constantly attempt to determine what content, features and functionality our users want, other competitors may present the same or similar content in a superior manner and thereby decrease our visitor traffic. Such a decrease in traffic could reduce our advertising and e-commerce revenues and have a material adverse effect on our business.

OUR FUTURE ACQUISITIONS, INVESTMENTS, STRATEGIC PARTNERSHIPS OR OTHER VENTURES, EVEN IF COMPLETED ON FAVORABLE TERMS, MAY STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

     We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets. From time to time we have had discussions and negotiations with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, third party relationships, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would dilute the ownership interests of the owners of our equity shares and ADSs. Incurrence of additional indebtedness could increase our interest expenses and cost of capital. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction. The Reserve Bank of India and, in certain cases, the Government of India must approve under the Foreign Exchange Regulation Act, 1973, any acquisition by our company of any company organized outside of India. We cannot assure you that any required approval from the Government of India, the Reserve Bank of India or any other government agency can be obtained.

FAILURE TO MEET MERCHANDISING, INVENTORY MANAGEMENT AND ORDER FULFILLMENT OBLIGATIONS FOR OUR E-COMMERCE BUSINESS COULD RESULT IN DISRUPTION OF OUR OPERATIONS.

     We handle merchandising, inventory management and order fulfillment for our e-commerce business. Our failure to perform these functions efficiently and in a timely manner could result in the disruption of operations, including shipment delays. This in turn could lead to a loss of customers and damage to our reputation, which may cause the price of our ADSs to decline.

A SMALL GROUP OF OUR EXISTING SHAREHOLDERS WILL CONTROL OUR COMPANY AND MAY HAVE INTERESTS WHICH CONFLICT WITH THOSE OF OUR OTHER SHAREHOLDERS OR OWNERS OF OUR ADSs.


     Our eight largest shareholders will beneficially own an aggregate of approximately 77.66% of our equity shares following this offering, or 75.56% if the underwriters' overallotment option is exercised in full. As a result, such shareholders acting collectively will be able to exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. Under Indian law, a simple majority is sufficient to control all shareholder action except for those items which require approval by a special resolution. If a special resolution is required, approval requires the number of votes cast in favor of the resolution to be not less than three times the number of votes cast against it. Examples of actions that require a special resolution include:

     - altering our Articles of Association;

     - issuing additional shares of capital stock, except for pro rata issuances to existing shareholders;

     - commencing any new line of business; and

     - commencing a liquidation.

     The interests of this group may differ from our other shareholders or owners of our ADSs and could result in a delay or prevention of a change in control of our company even if a transaction of that sort would be beneficial to our other shareholders, including the owners of our ADSs, or in the best interest of our company.

THE LAWS OF INDIA DO NOT PROTECT INTELLECTUAL PROPERTY RIGHTS TO THE SAME EXTENT AS THOSE OF THE UNITED STATES, AND WE MAY BE UNSUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD LEAD TO A REDUCTION IN OUR REVENUES AND AN INCREASE IN OUR EXPENSES.

     Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property.

     Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect proprietary rights to the same extent as laws in the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. For example, Indian statutory law does not protect service marks. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.


     We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our website or other product or service offerings overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. For additional information regarding our intellectual property rights, please see "Business -- Intellectual Property" on page 54.


WE DO NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We do not anticipate paying cash dividends to the owners of our equity shares or ADSs in the foreseeable future. Accordingly, investors must rely on sales of their equity shares or ADSs, which may increase or decrease in value, as the only way to realize cash from their investment. Investors seeking cash dividends should not purchase our ADSs.

                         RISKS RELATED TO THE INTERNET

WE MAY BE LIABLE TO THIRD PARTIES FOR INFORMATION RETRIEVED FROM OUR WEBSITE.

     We may be subject to claims for defamation, negligence, copyright, or trademark infringement, personal injury or other legal theories relating to the information we publish on our website. The laws in India and the United States relating to the liability of companies which provide online services, like ours, for activities of their users are currently unsettled. Claims have been made, against Internet portal companies like ours in the past. We could be subject to similar claims and incur significant costs in their defense. In addition, we could be exposed to liability for the selection of listings that may be accessible through our portal or through content and materials that we develop or that our users may post in message boards, chat rooms, or other interactive services. It is also possible that if any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We offer Internet-based e-mail services, which expose us to potential liabilities or claims resulting from:

     - unsolicited e-mail;

     - lost or misdirected e-mail;

     - illegal or fraudulent use of e-mail; and

     - interruptions or delays in e-mail service.

     Investigating and defending these claims is expensive, even if they do not result in liability. We could also become liable if confidential information is disclosed inappropriately. Others could also sue us for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. We do not carry insurance to protect us against these types of claims, and there is no precedent on such liabilities under Indian law. Further, our business is based on establishing the Rediff.com portal as a trustworthy and dependable provider of content and services. Allegations of impropriety, even if unfounded, could damage our reputation, disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses.

WE MAY BE LIABLE TO THIRD PARTIES FOR THE PRODUCTS WE SELL THROUGH E-COMMERCE.

     Consumers may sue us if any of the products or services that we offer are defective, fail to perform properly or injure the user. To date, we have very limited experience in the sale of products through our e-commerce business and the development of relationships with manufacturers or suppliers of such products. Although our agreements with manufacturers and distributors typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. We currently accept full responsibility for any loss, damage or inconsistency in quality of the products offered through our e-commerce business. Liability claims could require us to spend a considerable amount of resources, time and money in litigation and to pay any significant damages. Allegations of impropriety, even if unfounded, could damage our reputation, disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses.

     Currently we do not collect any sales taxes on the products sold through our website. However, we may be required to collect such taxes in the future. The Government of India may impose sanctions against us for failure to collect sales taxes on products sold by us through our website. This may materially adversely affect our business, financial condition and operations.

     In addition, the laws relating to the sale of goods through e-commerce is not fully developed. The various laws and regulations that cover online sales of products and their interpretation involve a significant degree of uncertainty. For example, we may have to register our business under various laws relating to the sale of goods. Our business, financial condition and operations would be materially affected if we would be required to obtain the necessary registrations.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE OUR SERVICES ONLINE.

     Computer viruses may cause our systems to incur delays or other interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation and brand could be materially damaged and our visitor traffic and advertising customers may decrease.

WE MAY STILL FACE YEAR 2000 COMPLIANCE ISSUES.

     Notwithstanding significant efforts by many participants in the computer industry and corporate and other users worldwide to address what is broadly known as the Year 2000 problem, we believe that there are many computer and software products that remain coded to accept only two-digit entries in the date code field, or that have not been properly coded to properly recognize and handle all dates after January 1, 2000. If our third-party suppliers were not Year 2000 compliant, our operation and services could be disrupted. Through the date of this prospectus neither we, nor our third-party suppliers have experienced any material Year 2000 related service disruptions that would affect our business. We believe that there are still several dates in the Year 2000, such as the fiscal year ends of many Indian corporations, which are widely anticipated to have the potential to cause problems. The failure to adequately address Year 2000 compliance issues in our information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

                RISKS RELATED TO THE ADSS AND OUR TRADING MARKET

OUR ADSS MAY NOT HAVE AN ACTIVE OR LIQUID MARKET, PARTICULARLY IN LIGHT OF INDIAN LEGAL RESTRICTIONS ON EQUITY SHARE CONVERTIBILITY AND PROPOSED RESTRICTIONS ON FOREIGN OWNERSHIP.

     We cannot predict the extent to which this offering will result in the development of an active, liquid public trading market for our ADSs. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the shares that are publicly held by unrelated parties. Although ADS owners are entitled to withdraw the equity shares underlying the ADSs from the depositary facility at any time, subject to certain legal restrictions, there is no public market for our equity shares in India or elsewhere. Under current Indian law, equity shares may not be deposited into our depositary facility in exchange for ADSs. Therefore, the number of outstanding ADSs and trading volumes will decrease to the extent that equity shares are withdrawn from our depositary facility, which may adversely affect the market price and the liquidity of the market for the ADSs. Additionally, foreign ownership in our company, which will include all ADSs, may be limited to 49% by the Government of India. The implementation of this limitation and the existing restrictions on depositing equity shares in exchange for ADSs would mean that at least 51% of our equity shares would never be available to trade in the U.S. market.

AFTER THIS OFFERING, OUR ADS MARKET PRICE MAY BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

     The stock markets in the United States have from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Any such litigation brought against us, even if unsuccessful, could damage our reputation and result in substantial costs and a diversion of our management's attention and resources.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS FROM THIS OFFERING WHICH MAY RESULT IN USES YOU MAY NOT AGREE WITH.


     Our management will have broad discretion with respect to the expenditure of the net proceeds from this offering. We cannot accurately make any meaningful long-term estimates of the use of the proceeds from this offering and the priorities or contingencies affecting them due to the rapidly shifting focuses in our industry. As a result, we have not committed the net proceeds of this offering to any particular purpose, although we are not permitted to use the proceeds to purchase real estate or to purchase securities on stock exchanges pursuant to restrictions imposed by the Ministry of Finance of the Government of India. Investors will be relying on the judgment of our management regarding the application of these proceeds, which may include ways with which you do not agree. For additional information regarding the expenditure of the net proceeds from this offering, please see "Use of Proceeds" on page 23.


OWNERS OF ADSS MAY BE RESTRICTED IN THEIR ABILITY TO EXERCISE PREEMPTIVE RIGHTS AND THEREBY MAY SUFFER FUTURE DILUTION OF THEIR OWNERSHIP POSITION.

     Under the Companies Act, 1956 of India, or Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless the preemptive rights have been waived by adopting a special resolution by holders of three-fourths of the company's equity shares which are voted on the resolution. U.S. owners of ADSs may not be able to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended, or Securities Act, is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any given registration statement as well as the perceived benefits of enabling the owners of our ADSs to exercise their preemptive rights and any other factors that we deem appropriate to consider at the time the decision must be made. We may elect not to file a registration statement related to preemptive rights otherwise available by law to our shareholders. In the case of such future issuances, the new securities may be issued to our depositary, which may sell the securities for the benefit of the owners of our ADSs. The value, if any, our depositary would receive upon the sale of such securities cannot be predicted. To the extent that owners of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in our company would be reduced.

OWNERS OF ADSS MAY BE RESTRICTED IN THEIR ABILITY TO EXERCISE VOTING RIGHTS BECAUSE OF THE PRACTICAL AND LEGAL LIMITATIONS ASSOCIATED WITH INSTRUCTING THE DEPOSITARY TO VOTE ON YOUR BEHALF.


     An owner of ADSs may exercise voting rights only through a depositary, unlike an owner of equity shares, who can exercise voting rights directly. As an owner of ADSs, you generally will have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the equity shares represented by your ADSs. For additional information regarding the voting rights of owners of equity shares, please see "Description of Equity Shares -- Voting Rights" on page 70.

     The depositary will mail to you any notice of shareholders' meeting timely received from us together with information explaining how to instruct the depositary to exercise the voting rights of the equity shares represented by ADSs. If the depositary timely receives voting instructions from an owner of ADSs, it will endeavor to vote the securities represented by those ADSs in accordance with such voting instructions. In the event that voting takes place by a show of hands, the depositary bank will cause the custodian to vote all deposited securities in accordance with the instructions received from owners of a majority of the ADSs for which the depositary bank receives voting instructions. However, the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR ADSs OR EQUITY SHARES AND THE INITIAL PUBLIC OFFERING PRICE MAY NOT BE INDICATIVE OF FUTURE TRADING PRICES.

     Prior to this offering, there has not been a public market for our ADSs or equity shares. The initial public offering price for the ADSs will be determined by negotiations between us and the representatives of the underwriters, and may not be indicative of prices that will prevail in the trading market. You may not be able to resell your ADSs or underlying equity shares at or above the initial public offering price.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of the ADSs offered by this prospectus will be substantially higher than the net tangible book value of our outstanding equity shares. Accordingly, investors who purchase ADSs in this offering will experience immediate and substantial dilution in the tangible net book value of their investment. For additional information regarding dilution to investors in our ADSs, please see "Dilution" on page 26.

SALES OF SUBSTANTIAL AMOUNTS OF SECURITIES IN THE PUBLIC MARKET AFTER THIS OFFERING COULD DEPRESS THE PRICE OF OUR ADSs AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF ADDITIONAL EQUITY SECURITIES.


     The market price of our ADSs could decline as a result of sales of a large number of equity securities on an Indian stock exchange or elsewhere after the offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate of 12,450,200 equity shares outstanding. Of the outstanding equity shares, the 4,600,000 ADSs, representing 2,300,000 equity shares sold in this offering will be freely tradable, other than ADSs held by our affiliates. The remaining equity shares may be sold in the United States only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Each of our directors, executive officers and substantially all of our current shareholders has agreed that he, she or it will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any equity shares without the prior written consent of the representatives of Rediff.com and the underwriters for a period of 180 days from the date of this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

     Unless we indicate otherwise, all information in this prospectus assumes the following:


     - no exercise by the underwriters of their overallotment option to purchase up to 690,000 additional ADSs representing 345,000 equity shares; and


     - no exercise of outstanding employee stock options.

     - the effectiveness of an Amended and Restated Shareholders' Rights Agreement between us and our shareholders, dated February 24, 2000.


     Our U.S. GAAP financial statements as of March 31, 1999 and 2000 and for each of the years in the three year period ended March 31, 2000, have been included herein in reliance upon the report of Deloitte Haskins & Sells, India, Chartered Accountants, a member firm of Deloitte Touche Tohmatsu.


                            CURRENCY OF PRESENTATION


     In this prospectus, all references to "Indian rupees," "rupees" and "Rs." are to the legal currency of India and all references to "U.S. dollars," "dollars" and "US$" are to the legal currency of the United States. For the convenience of the reader, this prospectus contains translations of Indian rupee amounts into U.S. dollars. This should not be construed as a representation that those Indian rupee or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate, the rate stated below, or at all. except as otherwise stated in this prospectus, all translations from Indian rupees to U.S. dollars contained in this prospectus have been based on the noon buying rate in the City of New York on March 31, 2000 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs.43.65 per US$1.00. The noon buying rate on May 31, 2000 was Rs.44.65 per US$1.00.


     In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

     For historical information regarding rates of exchange between Indian rupees and U.S. dollars, please see "Exchange Rates" on page 25.

                        ENFORCEMENT OF CIVIL LIABILITIES

     Our company is a public limited liability company under the laws of the Republic of India. All of our directors and executive officers, and several of the experts named in this prospectus, reside outside the United States, and virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon our non-United States resident directors, executive officers and the Indian experts named in this prospectus and to enforce judgments obtained in the United States against us or such persons in the United States, including judgments on the civil liability provisions of the federal securities laws of the United States.

     India is not a party to any international treaty relating to the recognition or enforcement of foreign judgments. We have been informed by Nishith Desai Associates, our Indian legal counsel, that there is doubt as to the enforceability of civil liabilities under U.S. securities laws in original actions instituted in India. However, we have been advised by Nishith Desai Associates that the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure, 1908, which provides that an Indian court may recognize a foreign civil judgment, subject to certain time limitations, as conclusive regarding any matter directly decided upon if it finds that:

     - the judgment has been pronounced by a court of competent jurisdiction;

     - the judgment has been given on the merits of the case;

     - the judgment does not appear on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

     - the proceedings in which the judgment was obtained were not opposed to natural justice;

     - the judgment has not been obtained by fraud; and

     - the judgment does not sustain a claim founded on a breach of any law in force in India.

     Section 44A of the Indian Code of Civil Procedure, 1908, provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Indian Foreign Exchange Regulation Act, 1973 to execute such a judgment or to repatriate any amount recovered. We have also been advised by Nishith Desai Associates that a party may file a suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts. As a result, it may be difficult for investors to enforce a judgment obtained in a court in the United States, or to bring an original action in an Indian court, based on the civil liability provisions of the federal securities laws of the United States against us or our directors, executive officers or experts who reside outside the United States.

                        REPORTS TO OUR SECURITY HOLDERS

     Upon consummation of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Securities and Exchange Commission. We have further agreed in the underwriting agreement relating to this offering to submit to the SEC quarterly reports on Form 6-K which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information. All of these quarterly and annual financial statements will be prepared in accordance with U.S. GAAP. We have agreed to file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC at:

     - Judiciary Plaza
       450 Fifth Street, N.W.
       Room 1024
       Washington, D.C. 20549;

     - Seven World Trade Center
       13th Floor
       New York, New York 10048; and

     - Northwestern Atrium Center
       500 West Madison Street
       Suite 1400
       Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

     The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but currently intend to do so in order to make our reports available over the Internet.

     Upon approval of the ADSs for quotation on the Nasdaq National Market, our periodic reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.


     We will furnish the depositary referred to under "Description of American Depositary Shares" with annual reports, which will include annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and quarterly reports, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The depositary has agreed with us that it will promptly mail these reports to all registered owners of ADSs. We will also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record owners of ADSs. For further details on the responsibilities of the depositary and the information to be made available to persons who purchase our ADSs in this offering, please see "Description of American Depositary Shares" on page 74.

                           FORWARD LOOKING STATEMENTS

     Included in this prospectus are various forward looking statements which can be identified by the use of forward looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue", "believe" or other similar words. We have made forward-looking statements with respect to the following, among others:

       - our goals and strategies;

       - the importance and expected growth of Internet technology;

       - the pace of change in the Internet market;

       - the demand for Internet services; and

       - advertising demand and revenues.

     These statements are forward looking and reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in the economic and political environments in India and Asia, changes in technology and changes in the Internet marketplace. In light of the many risks and uncertainties surrounding Rediff.com, India, Asia and the Internet marketplace, prospective purchasers of the shares offered hereby should keep in mind that we cannot guarantee that the forward-looking statements described in this prospectus will transpire.

                                USE OF PROCEEDS


     The net proceeds from this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, are estimated to be approximately US$46.0 million (or US$53.1 million if the underwriters' overallotment option is exercised in full) assuming an initial public offering price of US$11.00 per ADS. Although we have not yet determined a specific plan for the use of the proceeds from this offering, we currently estimate that we may use the proceeds from this offering to:


     - enhance our content and service offerings;

     - advertise and promote our brand; and

     - provide for general corporate purposes, including possible strategic investments, partnerships and acquisitions.

     While we have from time to time preliminarily discussed potential investments, strategic partnerships and acquisitions in the ordinary course of our business, we have no current agreements relating to any such transaction.


     We have not yet determined the amount of net proceeds to be used specifically for the purposes specified above. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. We cannot accurately make any meaningful long-term estimates of the use of the proceeds from this offering and the priorities or contingencies affecting them due to the rapidly shifting focuses in our industry. Management will not, however, be able to use the proceeds to purchase real estate or to purchase securities on stock exchanges as specified by the Ministry of Finance of India. Additionally, we will not be able to use the proceeds of this offering for overseas acquisitions or investments without the prior approval of the Government of India. We will be required to submit to the Reserve Bank of India and the Ministry of Finance quarterly statements with regard to the periodic repatriation of the net proceeds of this offering.


     Pending repatriation of the issue proceeds to India we are permitted to invest the net proceeds in the following:

     - short term deposits in foreign banks which are rated A1+ by Standard & Poor or P1 by Moody's or with the branches of Indian banks abroad, or;

     - treasury bills and other monetary instruments, the maturity period of which does not exceed one year, or;

     - foreign currency deposits maintained with authorized dealers and/or public financial institutions in India, or;

     - Certificate(s) of Deposit or other paper issued outside India by Indian banks.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our equity shares since our inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Investors seeking cash dividends should not purchase our ADSs.


     Under Indian law, a corporation may pay dividends upon a recommendation by its Board of Directors and approval by a majority of its shareholders. Any future cash dividends on our equity shares represented by ADSs will be paid to the depositary in rupees and will be converted into dollars by the depositary and distributed to holders of ADSs, net of the depositary's fees and expenses. For additional information regarding the payment of dividends, please see "Description of American Depositary Shares--Dividends and Distributions" on page 74.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 2000, the capitalization of our company on an actual and pro forma as adjusted basis.


     The pro forma as adjusted data set forth below is also adjusted to give effect to the sale by our company of 4,600,000 ADSs, representing 2,300,000 equity shares, offered hereby at an assumed initial public offering price of US$11 per ADS, and after deducting the underwriting discount and the estimated offering expenses payable by us.


     This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.


                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                               (IN THOUSANDS EXCEPT
                                                                    SHARE DATA)
Cash and cash equivalents...................................  US$11,576    US$57,634
Shareholders' equity:
  Equity shares, Rs. 5 par value; 20,000,000 shares
    authorized, 10,150,200 shares issued and outstanding
    after giving effect to the 2:5 reverse share split
    effected on May 3, 2000, 12,450,200 shares issued and
    outstanding pro forma as adjusted.......................      1,237        1,501
Additional paid-in capital..................................     19,945       65,739
Accumulated deficit.........................................     (8,563)      (8,563)
Cumulative translation adjustment...........................        103          103
  Total shareholders' equity................................     12,722       58,780
  Total capitalization......................................  US$12,722    US$58,780
                                                              =========    =========


     The number of equity shares to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000. It does not include:


     - 295,900 equity shares subject to options granted under our ESOP and ASOP at a weighted average exercise price of US$7.98.



     - 182,100 equity shares that could be issued under our ESOP and ASOP.



     - exercise by the underwriters of their overallotment option.

                                 EXCHANGE RATES

     The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the average of the noon buying rate in the City of New York on the last day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New
York:


      FISCAL YEAR ENDED MARCH 31,         PERIOD END    AVERAGE      HIGH         LOW
      ---------------------------         ----------   ---------   ---------   ---------
1996 (From January 1, 1996).............   Rs. 34.35   Rs. 35.22   Rs. 36.46   Rs. 34.35
1997....................................       35.88       35.70       35.95       35.00
1998....................................       39.53       37.37       39.53       35.72
1999....................................       42.50       42.27       42.83       39.74
2000....................................       43.65       43.46       43.75       42.50
2001 (through April 30, 2000)...........       43.68       43.68       43.68       43.68

                                    DILUTION


     If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per share of our ADSs and the pro forma as adjusted net tangible book value per share of our ADSs after this offering. Net tangible book value per equity share represents the amount of our total tangible assets less total liabilities, divided by the number of equity shares outstanding. The pro forma as adjusted net tangible book value per share gives effect to the sale by our company of 4,600,000 ADSs representing 2,300,000 equity shares offered hereby at an assumed initial public offering price of US$11.00 per ADS, and after deducting underwriting discounts and the estimated offering expenses payable by us. Dilution in net tangible book value per equity share represents the difference between the amount per equity share paid by purchasers of equity ADSs in this offering and the pro forma as adjusted net tangible book value per equity share immediately after the completion of this offering. The table below sets out the relevant data used in computing such dilution:



                                                                 AS OF           PRO FORMA
                                                            MARCH 31, 2000      AS ADJUSTED
                                                            ---------------   ---------------
Net tangible book value...................................  US$12.7 million   US$58.8 million
Net tangible book value per equity share..................  US$ 1.25          US$ 4.72
Pro forma net tangible book value per ADS.................  US$ 0.63          US$ 2.36
  (including ADS equivalents)



     The sale of ADSs offered by this prospectus at an assumed initial offering price of US$11 per ADS and after deducting the underwriting discount and the estimated offering expenses will result in an immediate increase in pro forma as adjusted net tangible book value of US$1.74 per ADS to existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of US$8.64 per ADS to new investors.



     The following table illustrates this dilution:



Assumed initial public offering price per ADS...............            US$11.00
  Pro forma net tangible book value per ADS as of March 31,
     2000...................................................  US$0.63
  Increase in net tangible book value attributable to new
     investors..............................................     1.74
                                                              -------
Pro forma as adjusted net tangible book value per ADS after
  this offering.............................................                2.36
                                                                        --------
Dilution per ADS to new investors...........................             US$8.64
                                                                        ========



     The following table summarizes, on a pro forma as adjusted basis as of March 31, 2000, the difference between existing shareholders and new investors with respect to the number of ADS equivalents or ADSs purchased, as applicable, the total consideration paid and the average price paid per ADS or ADS equivalents, as applicable.



                                                                                  AVERAGE PRICE
                                  ADSs OR ADS                                     -------------
                                EQUIVALENTS(1)          TOTAL CONSIDERATION          PER ADS
                             ---------------------    ------------------------       OR ADS
                               NUMBER      PERCENT       AMOUNT        PERCENT     EQUIVALENTS
                             ----------    -------    -------------    -------    -------------
Existing shareholders......  20,300,400      81.5%    US$21,182,255      29.5%      US$ 1.04
New investors..............   4,600,000      18.5%       50,600,000      70.5%      US$11.00
                             ----------     -----     -------------     -----
  Total....................  24,900,400     100.0%    US$71,782,255     100.0%
                             ==========     =====     =============     =====


---------------

(1) Prior to this offering, we issued only equity shares that have not been represented by ADSs. Such equity shares purchased and the average price paid per equity share have been converted into ADS equivalents for comparison purposes.



     The foregoing tables and calculations assume no exercise by the underwriters of their overallotment option and no exercise of outstanding options to purchase equity shares. To the extent that the underwriters' overallotment option or outstanding options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     Our financial statements are presented in U.S. dollars and prepared in accordance with U.S. GAAP. The selected financial data as of March 31, 1999 and 2000 and for the fiscal years ended March 31, 1998, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Deloitte Haskins & Sells, Chartered Accountants. The selected financial data set forth below as of March 31, 1996, 1997 and 1998 and for the fiscal years ended March 31, 1996 and 1997 are derived from financial statements which are not included in this Prospectus. The presentation below also gives effect to our 2 for 5 reverse share split effective May 3, 2000.



                                                            FISCAL YEARS ENDED MARCH 31,
                                               ------------------------------------------------------
                                                 1996       1997       1998       1999        2000
                                               --------   --------   --------   ---------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues
  Advertising and services...................  US$   --   US$   86   US$  516   US$   785   US$ 1,465
  E-Commerce.................................        --         --         --          69         441
                                               --------   --------   --------   ---------   ---------
         Total revenues......................        --         86        516         855       1,906
                                               --------   --------   --------   ---------   ---------
Cost of revenues.............................        26        121        175         321         953
                                               --------   --------   --------   ---------   ---------
Gross profit (loss)..........................       (26)       (35)       341         534         954
                                               --------   --------   --------   ---------   ---------
  Sales and marketing........................        25         83        145         389       5,276
  Product development........................        27         87        152         307         866
  General and administrative.................        59        220        396         849       1,727
         Total operating expenses............       111        390        693       1,545       7,869
                                               --------   --------   --------   ---------   ---------
Loss from operations.........................      (137)      (425)      (352)     (1,011)     (6,915)
                                               --------   --------   --------   ---------   ---------
Net loss.....................................  US$ (137)  US$ (425)  US$ (352)  US$  (985)  US$(6,666)
                                               ========   ========   ========   =========   =========
Loss per equity share after adjusting for the
  2:5 reverse share split....................  US$(0.21)  US$(0.28)  US$(0.10)  US$ (0.15)  US$ (0.76)
                                               ========   ========   ========   =========   =========
Weighted equity shares used in computing loss
  per equity share after adjusting for the
  2:5 reverse share split....................       657      1,540      3,632       6,389       8,765
                                               ========   ========   ========   =========   =========



                                                                     AS OF MARCH 31,
                                                  -----------------------------------------------------
                                                   1996      1997       1998        1999        2000
                                                  ------    -------    -------    --------    ---------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  US$ 12    US$  12    US$  20    US$  247    US$11,576
Working capital.................................      74         35         88           8       10,795
Total assets....................................     154        160        494       1,073       16,062
Long-term debt, including current installments..      86        344        508         449           --
Total shareholders' equity......................      54       (244)      (264)        287       12,722

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus particularly in "Risk Factors" on page 5.

OVERVIEW

     We are one of the leading Internet destinations, or portals, focusing on India and the global Indian community. Our website consists of 17 interest specific channels, extensive community features, local language editions, sophisticated search capabilities, and online shopping. We provide these services to our users for free. Our revenues are derived from online advertising and services as well as e-commerce.

     In February 1996, we initiated our online content offerings with rediff.co.in and rediffindia.com. We later combined the sites into rediff.com, our online portal, which includes channels that offer content on various subject matter like news, personal finance, movies and sports with the goal of offering a comprehensive suite of content channels specifically focused on India and the global Indian community.


     In April 1998, we sold 2.2 million equity shares to (after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000) to Draper-India International for Rs. 38.5 million (US$965,000). In 1999, we sold an aggregate of 3.5 million additional equity shares (after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000) to Intel Corporation, Queenswood Investments Limited, GE Capital Services India, Citicorp Finance (India) Ltd. and Pacific Century Cyberworks India Pvt. Ltd. for an aggregate of Rs. 872.2 million (US$20.1 million). We used the funds from these private financings primarily to expand our content business and develop our consumer e-commerce business.


     We conduct our business in India and most of our revenues and expenses are denominated in Indian rupees. However, a portion of our revenues generated from our e-commerce purchasers overseas and a portion of our hardware and software purchasing expenses are denominated in U.S. dollars. We have had no significant foreign exchange transactions for fiscal years 1997 and 1998. We had net foreign exchange gains of US$2,800 and US$1,551 for the fiscal years 1999 and 2000, respectively.

REVENUES

     For reporting purposes, we classify our revenues into two segments:

     - advertising and services; and

     - e-commerce.

     Our advertising revenues consist of fees from the sale of third-party banner advertisements and sponsorships hosted on our website. Revenue from banners and sponsorships is recognized ratably over the contractual period of the advertisement, commencing when the advertisement is placed on the website. We also derive revenues from sponsor buttons placed in specific areas of our website, which generally provide users with direct links to sponsor websites. These revenues are recognized ratably over the period in which the advertisement is displayed, provided that no significant obligations of our company remain and collection of the resulting receivable is probable. Our obligations may include guarantees of a minimum number of impressions, or times, that an advertisement appears in pages viewed by users of our portal. To the extent that minimum guaranteed impressions are not met, we defer recognition of the corresponding revenues until the guaranteed impression levels are met.

     We also earn revenues on sponsorship contracts for fees relating to the design, coordination, and integration of the customers' content. Revenues related to the design, coordination and integration of the customer's content are recognized ratably over the term of the contract.

     Website development services principally comprise services relating to designing a client's Internet strategy, marketing approach and assistance with graphics, layout, artwork and content of the client's website. Revenue from such services is recognized upon completion of milestones specified in the contract. At each such milestone, the services are either billed or billable, and as they relate to completed work, are earned.

     We began a second segment, e-commerce, in August 1998. Our e-commerce revenues consists primarily of revenues from the sale of products on our site. We recognize product revenues when the product is shipped from the manufacturer or distribution warehouse to the consumer. We are liable to the consumer for product fulfillment and we recognize as revenue the gross amount of the product sales. Our e-commerce revenues also include fees charged to vendors for creating, designing and hosting the vendor's product information on our website. We recognize such fees ratably over the contract period.

EXPENSES

     Our cost of revenues is made up primarily of compensation of editorial staff that directly relates to the production of services, fees paid to third party content providers and costs of products sold that are purchased from vendors for e-commerce transactions.

     The primary elements of our sales and marketing expenses are our brand building and marketing costs for our site. Other elements of these sales and marketing expenses include compensation for sales and marketing personnel, travel costs, business promotion and market research costs.


     As we expand the scope of our operations, we expect sales and marketing expenses to continue to increase for the foreseeable future. We intend to increase our brand building through advertising and other related activity and hire additional sales and marketing personnel for each of our new markets. Our business strategy assumes these costs will negatively impact our financial results in the short term but will be offset by anticipated increases in revenues from overall subscriber growth.


     Product development expenses are made up of employee compensation and software costs related to developing and enhancing the features and functionality of our site, as well as Internet communication costs. Our general and administrative expenses consist primarily of compensation for general management and supervisory operational staff, depreciation, occupancy costs, repairs and other general expenses.

     We depreciate our tangible assets on a straight-line basis over the useful life of the assets, ranging from 3 to 10 years. The costs for software used in product development and services are charged to operations as incurred.

     We have a limited operating history upon which you can evaluate our business and prospects. We have not achieved profitability, and we expect to continue to incur net losses in fiscal year 2001 and subsequent periods. We expect to continue to incur significant operating expenses and, as a result, we need to generate significant revenues in order to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular period be indicative of future operating results. As of March 31, 2000, we had an accumulated deficit of approximately US$8.6 million.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

     Advertising and services revenues. We recognized US$1,465,000 in advertising and services revenues for the year ended March 31, 2000 as compared to US$785,000 for the year ended March 31, 1999, representing an increase of US$680,000, or 86%. This revenue includes revenue from one barter transaction amounting to US$9,800. The revenue growth included an increase of US$501,000 in banner and sponsorship revenues and an increase of US$179,000 in revenues from web development services. The increase in banner and sponsorship revenues was attributable to the growing awareness of the Internet in India and its use as a medium for advertising and introduction of sponsored partner channels on our site.

     E-commerce revenues. We recognized US$441,000 in e-commerce revenues for the year ended March 31, 2000 as compared to US$69,000 for the year ended March 31, 1999, representing an increase of US$372,000, or 536%. The increase in e-commerce revenue resulted from the increase in the number of vendors supplying a larger number of products in the GiftShop and MarketPlace, which attracted more customers and the expansion of our advertising campaign to promote e-commerce. We introduced the MarketPlace in October 1999.

     Cost of revenues. Cost of revenues was US$953,000, or 50% of revenues for the year ended March 31, 2000, compared to US$321,000, or 38% of revenues for the year ended March 31, 1999, representing an increase of US$632,000, or 197%. Cost of goods sold increased by US$319,000 due to an increase in e-commerce sales. The costs of third-party editorial contributions increased by US$170,000 and compensation expenses increased by US$126,000 as a result of increases in editorial fees, salary levels and in the number of employees.

     Sales and marketing expenses. Sales and marketing expenses were US$5.3 million for the year ended March 31, 2000 compared to US$389,000 for the year ended March 31, 1999, representing an increase of US$4.9 million, or 1,257%. A US$4.2 million increase in advertising expenses accounted for most of the increase. The growth in sales and marketing expenses also included increased compensation expenses of US$159,000 resulting from an increase in the sales and marketing staff, from 20 as of March 31, 1999 to 42 as of March 31, 2000, as well as increased travel, business, promotion and market research expenses.

     Product development expenses. Product development expenses were US$866,000 for the year ended March 31, 2000 compared to US$307,000 for the year ended March 31, 1999, representing an increase of US$559,000, or 182%. The increase in product development expenses included a US$315,000 increase in software purchase and development costs associated with the growing number of products and services on our site, a US$133,000 increase in Internet communication charges caused by an increase in the numbers of our web servers and a US$112,000 increase in compensation expenses.


     General and administrative expenses. General and administrative expenses were US$1.7 million for the year ended March 31, 2000 compared to US$850,000 for the year ended March 31, 1999, representing an increase of US$877,000, or 103%. The increase in general and administrative expenses included a US$162,000 increase in compensation costs resulting from an increase in operational staff from 25 as of March 31, 1999 to 42 as of March 31, 2000, as well as an increase of US$144,000 in professional charges, US$147,000 in occupancy costs, an increase of US$51,000 in communications expenses and an increase of US$34,000 in allowance for doubtful accounts, offset by stock-based compensation expense of US$143,000 in 1999 which did not recur in 2000.

     Depreciation and amortization. Depreciation and amortization was US$229,000 for the year ended March 31, 2000, compared to US$73,000 for the year ended March 31, 1999, representing an increase of US$157,000, or 215%. The increase in depreciation and amortization resulted from capital expenditures for leasehold improvements and for furniture, fixtures and equipment, including computer equipment.

     Other income. Other income was US$253,000 for the year ended March 31, 2000, compared to US$31,000 for the year ended March 31, 1999, representing an increase of US$222,000, or 712%. Most of the increase resulted from an increase in interest income.

     Net loss. Our net loss was US$6.7 million for the year ended March 31, 2000, compared to a net loss of US$985,000 for the year ended March 31, 1999.

FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO THE FISCAL YEAR ENDED MARCH 31,
1998

     Advertising and services revenues. We recognized US$785,000 in advertising and services revenues for the year ended March 31, 1999 as compared to US$516,000 for the year ended March 31, 1998, representing an increase of US$270,000, or 52%. The revenue growth included an increase of US$179,000 in banner and sponsorship revenues, and an increase of US$91,000 in web development services revenues.

     E-commerce revenues. We recognized US$69,000 in e-commerce revenues for the year ended March 31, 1999, which is the first year we began this service offering on our site.

     Cost of revenues. Cost of revenues was US$321,000, or 38% of revenues for the year ended March 31, 1999, compared to US$175,000, or 34% of revenues for the year ended March 31, 1998, representing an increase of US$146,000, or 83%. Cost of goods sold increased by US$75,000 due to the introduction of our e-commerce offerings in August 1998. The cost of compensation expenses increased US$59,000 as a result of increases in salary levels and in the number of employees.

     Sales and marketing expenses. Sales and marketing expenses were US$389,000 for the year ended March 31, 1999 compared to US$144,000 for the year ended March 31, 1998, representing an increase of US$244,000, or 169%. The growth in sales and marketing expenses included increased compensation expenses of US$75,000 resulting from an increase in sales and marketing staff, from 12 as of March 31, 1998 to 20 as of March 31, 1999. Increases in traveling expenses of US$72,000, professional charges of US$50,000, advertising expenses of US$26,000, market research expenses of US$13,000 and business promotion expenses of US$8,000 accounted for the balance of the increases in sales and marketing expenses.

     Product development expenses. Product development expenses were US$307,000 for the year ended March 31, 1999 compared to US$152,000 for the year ended March 31, 1998, representing an increase of US$154,000, or 101%. The increase in product development expenses included a US$107,000 increase in software development and purchase costs associated with the growing number of products and services on our site, a US$39,000 increase in compensation expenses and a US$8,000 increase in Internet communication charges caused by an increase in the number of our web servers.


     General and administrative expenses. General and administrative expenses were US$850,000 for the year ended March 31, 1999 compared to US$396,000 for the year ended March 31, 1998, representing an increase of US$454,000, or 115%. The increase in general and administrative expenses included a US$39,000 increase in compensation costs resulting from an increase in operational staff from 14 as of March 31, 1998 to 25 as of March 31, 1999, a US$143,000 stock based compensation expense, as well as increases in occupancy costs of US$64,000, traveling costs of US$28,000, telecommunication costs of US$34,000 and an allowance for doubtful accounts of US$40,000.

     Depreciation and amortization. Depreciation and amortization was US$73,000 for the year ended March 31, 1999, compared to US$30,000 for the year ended March 31, 1998, representing an increase of US$42,000, or 138%. The increase in depreciation and amortization resulted from additional capital expenditures for computer equipment and vehicles.

     Other income. Other income for the year ended March 31, 1999 was US$31,000 which was primarily derived from interest on deposits. We did not recognize other income in any period prior to this year.

     Net loss. Our net loss was US$985,000 for the year ended March 31, 1999, compared to a net loss of US$352,000 for the year ended March 31, 1998.

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO THE FISCAL YEAR ENDED MARCH 31,
1997

     Advertising and services revenues. We recognized US$516,000 in advertising and services revenues for the year ended March 31, 1998 as compared to US$86,000 for the year ended March 31, 1997, representing an increase of US$430,000, or 502%. The revenue growth included an increase of US$326,000 in web development services revenues and an increase of US$104,000 in banner and sponsorship revenues.

     Cost of revenues. Cost of revenues was US$175,000 or 34% of revenues for the year ended March 31, 1998, compared to US$121,000 or 141% of revenues for the year ended March 31, 1997, representing an increase of US$54,000, or 45%. Compensation expenses increased US$44,000 and the costs of third-party editorial contributions increased by US$18,000 as a result of increases in salary levels, the number of employees and in editorial fees.

     Sales and marketing expenses. Sales and marketing expenses were US$144,000 for the year ended March 31, 1998 compared to US$83,000 for the year ended March 31, 1997, representing an increase of US$61,000, or 74%. The growth in sales and marketing expenses primarily reflects an increase of US$38,000 in compensation expenses resulting from an increase in the sales and marketing staff, from 6 as of March 31, 1997 to 12 as of March 31, 1998. A US$36,000 increase in traveling costs also accounted for part of the increase in sales and marketing expenses.

     Product development expenses. Product development expenses were US$152,000 for the year ended March 31, 1998 compared to US$87,000 for the year ended March 31, 1997, representing an increase of US$66,000, or 76%. The increase in product development expenses included a US$27,000 increase in compensation expenses associated due to an increase in the number of technical staff, a US$28,000 increase in Internet communication charges caused by an increase in the number of our web servers, and a US$10,000 increase in software purchase and development costs associated with the growing number of products and services on our site.

     General and administrative expenses. General and administrative expenses were US$396,000 for the year ended March 31, 1998 compared to US$220,000 for the year ended March 31, 1997, representing an increase of US$176,000, or 80%. The growth in general and administrative expenses included a US$25,000 increase in compensation expenses caused by an increase in the number of operational staff, from 10 as of March 31, 1997 to 19 as of March 31, 1998, a US$20,000 increase in occupancy costs, a US$19,000 increase in telecommunication charges, a US$9,000 increase in traveling costs, a US$12,000 increase in allowance for doubtful accounts, a US$9,000 increase in legal expenses and a US$15,000 increase in miscellaneous expenses.

     Depreciation and amortization. Depreciation and amortization was US$30,000 for the year ended March 31, 1998, compared to US$24,000 for the year ended March 31, 1997, representing an increase of US$7,000, or 29%. This increase in depreciation and amortization resulted from additional capital expenditures for furniture and fixtures, office equipment and computer equipment.

     Net loss. Our net loss was US$352,000 for the year ended March 31, 1998, compared to a net loss of US$425,000 for the year ended March 31, 1997.

QUARTERLY RESULTS OF OPERATIONS DATA

     The following table presents our operating results for each of the five quarters from January 1, 1999 to March 31, 2000. The information for each of these quarters has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. The operating results set forth below should be read together with our audited financial statements and the related notes appearing elsewhere in this prospectus. These operating results do not necessarily indicate what our results of operations will be in any future period. Accordingly, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and are not a good indication of our future performance.

                                                                            QUARTERS ENDED
                                                    ---------------------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                      1999        1999         1999            1999         2000
                                                    ---------   --------   -------------   ------------   ---------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Advertising and services........................   US$ 211    US$ 285       US$ 288       US$   347     US$   545
  E-commerce......................................        32         52            83             137           169
                                                     -------    -------       -------       ---------     ---------
    Total Revenues................................       243        337           371             484           714
                                                     -------    -------       -------       ---------     ---------
Cost of revenues..................................       131        158           169             257           369
                                                     -------    -------       -------       ---------     ---------
Gross profit......................................       112        179           202             227           345
                                                     -------    -------       -------       ---------     ---------
Operating expenses:
  Sales and marketing expenses....................       172        406           280           2,183         2,407
  Product development expenses....................       132        126           146             214           380
  General and administrative expenses.............       300        259           324             422           721
                                                     -------    -------       -------       ---------     ---------
Total operating expenses..........................       604        791           750           2,819         3,508
                                                     -------    -------       -------       ---------     ---------
Operating Loss....................................   US$(492)   US$(612)      US$(548)      US$(2,592)    US$(3,163)
                                                     =======    =======       =======       =========     =========
AS A PERCENTAGE OF REVENUES:
Revenues
  Advertising and services........................        87%        85%           78%             72%           76%
  E-commerce......................................        13         15            22              28            24
                                                     -------    -------       -------       ---------     ---------
    Total Revenues................................       100        100           100             100           100
                                                     -------    -------       -------       ---------     ---------
Cost of revenues..................................        54         47            46              53            52
                                                     -------    -------       -------       ---------     ---------
Gross profit......................................        46         53            54              47            48
                                                     -------    -------       -------       ---------     ---------
Operating expenses:
  Sales and marketing expenses....................        70        121            75             451           337
  Product development expenses....................        54         37            39              44            53
  General and administrative expenses.............       123         77            87              87           101
                                                     -------    -------       -------       ---------     ---------
Total operating expenses..........................       249        235           202             583           491
                                                     -------    -------       -------       ---------     ---------
Operating Loss....................................      (202)%     (182)%        (148)%          (536)%        (443)%
                                                     =======    =======       =======       =========     =========

     Advertising and services revenues increased from US$211,000 for the quarter ended March 31, 1999 to US$285,000 for the quarter ended June 30, 1999 which reflects an increase in web development services for new corporate clients. E-commerce revenues increased in each of the five quarters ended March 31, 2000 as a result of the introduction of the MarketPlace and increases in product categories offered on our site, as well as overall increases in visitor traffic on our site. In terms of a percentage of total revenues, advertising and services revenues decreased from 87% for the quarter ended March 31, 1999 to 76% for the quarter ended March 31, 2000 and e-commerce revenues increased from 13% for the quarter ended March 31, 1999 to 24% for the quarter ended March 31, 2000.

     As a result of our efforts to launch several new content and e-commerce offerings in the quarter ended March 31, 1999, our cost of revenues as a percentage of total revenues decreased from 54% for the quarter ended March 31, 1999 to 47% for the quarter ended June 30, 1999. In order to launch these several new content and e-commerce offerings, we increased our third-party content contribution costs and offered special discounts on e-commerce products.

     The increases in cost of revenues as a percent of total revenues for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000 reflect increases in employees, salaries, and third-party editorial expenses.


     Sales and marketing expenses increased significantly from US$172,000 for the quarter ended March 31, 1999 to US$2.4 million for the quarter ended March 31, 2000. In terms of a percentage of total operating revenues, sales and marketing expenses increased to 451% of revenues for the quarter ended December 31, 1999 from 75% for the quarter ended September 30, 1999. This increase was due to the launch of a significant marketing and promotion campaign to build our brand name. Thereafter, sales and marketing expenses as a percentage of total operating revenues decreased to 337%, reflecting the 48% increase in gross profits.


     Product development expenses increased from US$132,000, representing 54% of total revenues for the quarter ended March 31, 1999 to US$380,000, representing 53% of total revenues for the quarter ended March 31, 2000, reflecting an increase in Internet connection and server software costs.

SEASONALITY

     Given the early stage of the development of the Internet in India, the rapidly evolving nature of our business and our limited operating history, we cannot accurately predict to what extent, if at all, our operations will prove to be seasonal. However, we do experience peaks in our business because of the festival seasons in the Indian winter months of November through February and because of extended vacations in the Indian summer months of April through June.

LIQUIDITY AND CAPITAL EXPENDITURES

     From our inception on January 9, 1996, through the date of this prospectus, we have financed our operations primarily from the private sales of equity securities and from cash received from the sale of banner and sponsorship advertisements. During the fiscal year ended March 31, 2000 and the fiscal year ended March 31, 1999, we received US$19.1 million and US$1.3 million, respectively, in net proceeds from the sale of equity shares.


     Cash used in operating activities of US$5.4 million during the fiscal year ended March 31, 2000 was primarily attributable to a net loss of US$6.7 million, increases in accounts receivable of US$490,000, prepaid and other current assets of US$1.5 million, partially offset by depreciation of plant and equipment of US$229,000, an increase in unearned revenue of US$298,000, and an increase in accounts payable of US$2.7 million.



     Our invoices generally state that we offer a 15 day "credit term," and this is what we communicate to clients. Until January 2000, we did not focus on collection efforts, and as a result our receivables balance percentage grew. From January 2000, we have implemented rigid collection procedures in order to improve collections. Of the US$693,000 billed accounts receivable balance at December 31, 1999, we have collected US$395,000, or 57% through May 15, 2000.



     The uncollected balance of trade accounts receivable as of March 31, 2000 principally consists of large well reputed companies with little or no credit risk. There are no contingencies relating to collection of the accounts receivable or any remaining service obligations.

     In the three years ended March 31, 1998, 1999 and 2000, we have written off or provided US$12,000, US$52,000, and US$71,000 for delinquent trade accounts receivable. These writeoffs and allowances constitute 2.3%, 6.7% and 4.9% of advertising and services revenues, respectively.



     As of March 31, 2000 our accounts receivable was US$827,000 which consisted of US$115,000 in unbilled receivables, US$762,000 in gross billed receivables less an allowance for doubtful accounts of US$50,000. In January 2000, we initiated a new receivables management program. During the period from January 2000 to March 2000, we collected US$289,000 of US$693,000 in accounts receivable. We continue to focus on receivables management in order to ensure increased collections.


     Cash used in investing activities during the fiscal year ended March 31, 2000 was US$1.9 million, principally as a result of the purchase of routers, modems, ports, servers and other capital equipment in connection with the expansion of our network and in expansion of our offices and in investments of US$138,000 in two vertical portals.

     Cash provided by financing activities was US$18.6 million for the fiscal year ended March 31, 2000, which consisted primarily of US$19.1 million of net proceeds raised in private placements of our equity shares and of proceeds from a short-term loan from related parties of US$164,000, partially offset by repayment of an unsecured loan of US$613,000 to a related party.

     Our aggregate billings for the fiscal year ended March 31, 2000 were US$2,218,758. This amount represents amounts payable to us by our customers for services we will provide over various periods of time. In accordance with our revenue recognition policy, we recognized US$1,906,100 and deferred recognition of US$312,658 of billings for the fiscal year ended March 31, 2000.

     Cash used in operating activities of US$911,000 for the year ended March 31, 1999 was primarily attributable to a net loss of US$985,000 and an increase in trade accounts receivable of US$203,000, partially offset by stock-based compensation expense of US$143,000, depreciation of plant and equipment of US$73,000 and an increase in trade accounts payable of US$67,000.

     Cash used in investment activities during the year ended March 31, 1999 was US$196,000, principally as a result of the purchase of network equipment.

     Cash provided by financing activities of US$1.3 million for the year ended March 31, 1999 was attributable to net proceeds raised in private placements of our equity shares to Draper-India International and Intel Corporation.

     Cash used in operating activities of US$366,000 for the year ended March 31, 1998 was primarily attributable to a net loss of US$352,000, an increase in trade accounts receivable of US$128,000 and an increase in prepaid and other current assets of US$95,000, partially offset by depreciation of plant, property and equipment of US$30,000 and an increase in trade accounts payable of US$189,000.

     Cash used in investment activities of US$121,000 for the year ended March 31, 1998 was principally attributable to the purchase of Internet servers and office furniture.

     Cash provided by financing activities was US$484,000 for the year ended March 31, 1998 which consisted primarily of US$290,000 of funds received as advances for the sale of our equity shares and a US$194,000 unsecured loan from a related party.

     As of March 31, 2000, we had aggregate commitments for capital expenditures in an amount equal to US$474,000. We expect to incur operating losses and negative cash flows from operations for the foreseeable future. As of March 31, 2000, we had US$11.6 million of cash and cash equivalents for our working capital needs, as compared to US$247,000 as of March 31, 1999.

     We may use a portion of the proceeds from this offering for possible strategic investments, partnerships and acquisitions. If appropriate opportunities can be developed, we believe that our growth could be accelerated by selective investments or acquisitions in India, the United States or elsewhere. We have engaged in preliminary discussions involving several transactions of this sort, but have no agreements as of the date of this prospectus. We expect that once we have the net proceeds provided by this offering available to us, we will become more aggressive in our efforts to identify one or more investment or acquisition opportunities. However, we cannot assure you that we will be able to identify or complete any such transaction on favorable terms, or at all.


     We cannot accurately make any meaningful long-term estimates of the use of capital resources and the priorities or contingencies affecting them due to the rapidly shifting focuses in our industry. However, we currently believe that the net proceeds from this offering, together with our current cash resources, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months after the date of this prospectus. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds through public or private financings, strategic relationships or other arrangements. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders and the owners of our ADSs will be reduced and these securities may have rights, preferences or privileges senior to those of our shareholders and the owners of our ADSs. We cannot assure you that any required additional financing will be available on terms favorable to us, or at all. The failure to raise capital when needed could materially adversely affect our business, results of operations and financial condition.


INCOME TAX MATTERS


     As of March 31, 2000, we had a net operating loss carryforwards aggregating approximately US$8.6 million for financial reporting purposes. Under current Indian law, loss carryforwards from a particular year may be used to offset taxable income over the next 8 fiscal years. If we do not have sufficient taxable income or, if the applicable eight year period expires, we will lose the potential tax benefit of the relevant loss carryforwards.



     The statutory corporate income tax rate in India is currently 35%. This tax rate is presently subject to a 10% surcharge resulting in an effective tax rate of 38.5%. Dividends declared, distributed or paid by an Indian company are subject to a dividend tax of 11%, including the presently applicable surcharge, of the total amount of the dividend declared, distributed or paid. Effective as of June 1, 2000, the dividend distribution tax will be increased to 22%, including the applicable surcharge. This tax is not paid by shareholders nor is it a withholding requirement, but rather it is a direct tax payable by the company.


MARKET RISKS

     Our primary market risk exposures are to foreign exchange rate fluctuations, principally relating to the fluctuation of U.S. dollar to Indian rupee exchange rate. We do not consider these risks to be material to our business today. Our foreign exchange risk principally arises from accounts payable to overseas vendors. This risk is partially mitigated as we have receipts in foreign currency from overseas customers and hold balances in foreign currency with an overseas bank. Our foreign currency sensitive instruments usually settle within a short time period.

     We do not engage in any hedging activities to protect against our net foreign exchange exposure, and currently have no plans to do so.

     The following table sets out information about our major foreign currency sensitive instruments as of March 31, 2000:

                                                                    AS OF
                                                               MARCH 31, 2000
                                                              -----------------
                                                               (IN THOUSANDS)
Accounts Payable in U.S. dollars............................       US$(29)
Accounts Receivable in U.S. dollars.........................           14
Accounts Receivable in Swiss francs.........................            6
Cash balances held in U.S. dollars..........................           54
                                                                   ------
Net foreign exchange exposure...............................       US$ 45
                                                                   ======

     We have little or no exposure to fluctuations in interest rates, and hold no equity price-risk investments.

IMPACT OF THE YEAR 2000

     We engaged outside consultants to examine our Year 2000 compliance and incurred other costs specifically for Year 2000 compliance purposes. We have upgraded our software and hardware to the extent necessary to bring our technology infrastructure into Year 2000 compliance. In addition, we have obtained Year 2000 compliance certifications from all of our third party suppliers to date. If our third-party suppliers were not Year 2000 compliant, our operation and services could be disrupted. Through the date of this prospectus neither we, nor our third-party suppliers have experienced any material Year 2000 related service disruptions that would affect our business. We believe that there are still several dates in the Year 2000, such as the fiscal year ends of many Indian corporations, which are widely anticipated to have the potential to cause problems. The failure to adequately address Year 2000 compliance issues in our information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. We currently do not hold any derivative instruments or engage in hedging activities and have no plans to do so. Accordingly, we do not expect this standard to have an impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We are one of the leading Internet destinations, or portals, focusing on India and the global Indian community. Our website currently consists of 17 interest specific channels, extensive community features, local language editions, sophisticated search capabilities, and online shopping. We provide these services to our users for free. Our revenues are derived from online advertising and services as well as e-commerce.


     Our channels, which include cricket, finance, movies, astrology, weather, airline and train schedules are tailored to Indian interests. Our content offerings include news in English, Hindi, Tamil, Telugu and Gujarati. Our community offerings include e-mail, chat, instant messenger and personal home pages. Our MarketPlace shopping section is the flagship of our e-commerce offerings, and provides users and merchants with a robust online shopping experience. Our MarketPlace offers a wide range of products including, jewelry, confectionaries and apparel. In light of the low credit card penetration levels in India, we offer our users the option to use a C.O.D. payment method. We also build a web page for each merchant using our templates so we can ensure consistency, user friendliness and retailer loyalty within the MarketPlace.


INDUSTRY OVERVIEW

THE INTERNET

     The Internet has grown rapidly since its initial commercialization in the early 1990s. IDC projects that the number of Internet users worldwide will grow at a compound annual growth rate of 27% from approximately 196 million in 1999 to approximately 502 million in 2003. Forrester Research, Inc. projects online advertising worldwide to grow from US$3.3 billion in 1999 to US$24.1 billion in 2003 and according to IDC, e-commerce spending is expected to increase from approximately US$111.4 billion in 1999 to US$1,317 billion in 2003.

THE INTERNET IN ASIA PACIFIC

     The Internet market in Asia Pacific is defined by IDC to include Australia, New Zealand, Singapore, Hong Kong, Malaysia, China, Taiwan, Thailand, Philippines, Indonesia, India, South Korea and Vietnam. This market has a significant growth potential as evidenced by IDC's forecast of an increase in the number of users from approximately 21 million in 1999 to 77 million in 2003, representing a compound annual growth rate of 38.4%. As more people are able to access the Internet across the region, online advertising and e-commerce spending are expected to increase significantly. According to Zenith Media, total advertising spending in Asia Pacific was approximately US$67.5 billion in 1999 and is estimated to grow to US$76.6 billion in 2001. According to Forrester Research, Inc. online advertising spending is projected to grow from US$49 million in 1999 to US$232 million by 2001 in Asia Pacific (not including Japan). IDC predicts that e-commerce spending will increase from US$2.1 billion in 1999 to US$51.3 billion in 2003 in Asia Pacific. We believe the Indian market will represent a significant portion of this rapidly growing Asia Pacific Internet Market.

THE INTERNET IN INDIA

     While the Internet is in a relatively early stage of adoption and development in India, Internet usage rates have grown in recent years. IDC projects that the number of Internet users in India will increase from 1.0 million in 1999 to over 11.3 million by 2003, which represents a compound annual growth rate of 86%. IDC estimates that e-commerce spending in India will increase from US$9.7 million in 1999 to US$1.6 billion by 2003. According to a report prepared by IDC, the Government of India is expected to continue its promotion of the Internet for business, educational and home use across India.

     Currently, the Internet usage rate is low in India relative to the United States. IDC estimates that approximately 1.0 million people used the Internet in India in 1999. This implies a 0.09% Internet usage rate, which is defined as the number of Internet users divided by the region's population (total population
986.9 million, source Economist Intelligence Unit, or EIU). In comparison, IDC estimates that approximately 80.8 million people used the Internet in the United States in November 1999 which translates into a 29.6% Internet usage rate.

     We believe that the following factors have driven the growth in Internet usage in India:

     - declining Internet access costs;

     - improved network infrastructure;

     - improved telephone line access;


     - increasing number of cybercafes;


     - government support at federal and state levels;

     - increasing percentage of Indian economy focused on technology;

     - increased awareness of the Internet;

     - increased availability of online content and services;

     - significant English speaking population; and

     - significant number of overseas Indians use the Internet.

     The Government of India has also supported initiatives to provide an Internet connection in villages and cybercafes.

     Until November 1998, the only commercial Internet Service Provider permitted in India was Videsh Sanchar Nigam Limited, or VSNL, a Government of India sponsored and majority owned entity, which at that time had approximately 150,000 subscribers. VSNL currently has approximately 300,000 Internet subscribers. In 1998, the Government of India opened the Indian Internet Service Provider market to private competition. We believe this action by the Government of India will substantially increase access to the Internet in India. As of June 30, 1999, the Indian government had granted Internet Service Provider licenses to 129 companies, including 22 national licenses, 42 regional licenses and 65 local licenses. However, Internet access in India is still at lower speeds and with service that is inferior compared to that of most developed nations.

     As the Internet becomes more pervasive in India, the opportunities for online advertising and e-commerce will also expand. We believe that Internet users will rely on the web for access to content, community and commerce and will provide advertisers and merchants with a demographically attractive and easily targeted audience.

OUR OPPORTUNITY

     Internet usage is at an early stage in India, but is experiencing rapid growth. The growing middle class population is rapidly adopting the Internet related services and we believe that a dominant online brand that understands and responds to requirements of the Indian community can capture a large sustainable market share. High quality, relevant websites will further accelerate the growth of the Internet in India. We believe our opportunities are driven by the following four factors:

FEW COMPREHENSIVE, BRANDED PORTALS IN INDIA

     Few Internet sites in India have brand recognition on a national basis. We believe that this is due to a lack of effort by online companies to build a unified brand. Moreover, most companies that are currently seeking to build brands are doing so on a segmented or fragmented basis.

Many of these companies have been content aggregators rather than original content producers and therefore have limited appeal to users. Currently, there are only a few sites with a large product offering in the areas of content, community and commerce. Most Indian sites with in-depth content offerings are focused on one specific topic, while most broad portals have limited content offerings. An increasing number of Internet users in India are seeking a full-service Internet destination portal similar to the leading international portals that provides them with:

     - a variety of in-depth and focused local content;

     - an interactive experience that is culturally relevant; and

     - sophisticated Internet offerings like chat, personal home-pages, online shopping, free e-mail, and an India-adapted search engine.

     The following diagram illustrates the projected growth of Internet usage and spending on a regional basis:

 [GRAPHIC IMAGE DEPICTING MAP OF WORLD WITH PROJECTED GROWTH RATES FOR VARIOUS
                             REGIONS OF THE WORLD]
---------------

* CAGR means Compound Annual Growth Rate. All amounts except CAGR are shown in millions.

** Not available.

Sources:

(a) All population data are derived from the Economist Intelligence Unit's estimates as of December 23, 1999.

(b) All Internet user and e-commerce revenues data Asia Pacific and India are derived from IDC's reports entitled "The Internet Market in Asia Pacific (excluding Japan) 1997 - 2004." All Internet user and e-commerce revenues for the United States are derived from IDC's report entitled "The Global Market Forecast for Internet Usage and Commerce Market Model, Version 5."

(c) Data for Asia Pacific (excluding Japan) and the United States online advertising spending are derived from Forrester Research, Inc.'s report entitled "Internet Advertising Skyrockets."

FEW PORTALS FOCUSED ON INDIANS OVERSEAS

     We believe that Indians overseas today access multiple sites to fulfill their India-related online needs. There is lack of a full service portal that provides them with relevant content, community and commerce offerings. Although there are portals that cater to the community needs of Indians overseas, the users in such countries still access an Indian portal for a large part of their content requirements.

UNDERDEVELOPED RETAILING AND E-COMMERCE ENVIRONMENT

     The retail industry in India is highly underdeveloped and fragmented. Low credit card penetration has resulted in an inability for potential customers to make payments online. Moreover, distribution and fulfillment facilities are not highly developed in India on a national basis. As a result, people in smaller cities and towns do not have access to a wide variety of products. E-commerce provides an opportunity to make a greater variety of goods available to people in such places more conveniently, particularly through increases in Internet usage outside large Indian metropolitan areas. Some of these increases in Internet usage are driven by the Government of India's initiative to provide Internet access in smaller towns and villages and through the proliferation of cybercafes. The improvements in infrastructure, increase in credit card penetration, and development of alternative payment mechanisms for online purchases such as C.O.D. payments will fuel the growth of e-commerce in India.

LOW LEVELS OF ONLINE ADVERTISING IN INDIA

     As the usage of the Internet grows in India, we believe advertisers will increasingly use the Internet as an additional advertising medium. The Internet allows advertisers to target desired demographic groups or consumers in specific geographic locations. It also allows them to interact more effectively with consumers and capture valuable data about buying patterns, preferences and demands. We believe that most advertisers will advertise on a leading portal that attracts significant and desirable users.

THE REDIFF.COM SOLUTION


     We are one of the leading Internet portals focusing on India and the global Indian community. An opinion survey of Indian Internet users conducted by Market Development Research Associates of India, and commissioned by an Indian weekly magazine, Outlook, voted our website as the leading Indian site based on factors such as use time spent on the website, frequency of visits to the site and areas of interest and usage. We have also received the PC World Readers' Choice "Best Indian Website" award for 1997, 1998 and 1999. Our monthly page views have grown from approximately 13.2 million in April 1999 to approximately 70 million in March 2000. We have created highly desirable advertising and e-commerce offerings for our users. We believe that our success to date is attributable to the following four key factors:


CONTENT FOCUSED ON INDIA AND THE GLOBAL INDIAN COMMUNITY

     We serve the online needs of the global Indian community, and have developed our offerings based on the demands and the requirements of our user base. We have been in business since 1996, and hence have a large archive of content focused on India and the global Indian community. We provide our users with:

     - up-to-date news focused on India, constantly updated by our in-house editorial staff, featuring interviews with Indian politicians, movie stars, celebrities;

     - channels that are relevant to Indian interests, including cricket, finance, Indian music, astrology, weather, airline and train schedules, e-mail, e-cards and contests;

     - a search engine with technology from Inktomi, that has been customized to provide India relevant content as the top search responses to user queries; and

     - an easy to understand interface that strikes the right balance between an attractive visual appearance and fast download times for people accessing the site with low-speed modems.

     In addition to our content and services developed for Indian residents, we believe that the non-resident Indian community needs India-related content that is relevant to them locally. The

U.S. version of our website provides local news, information on Indian events and tailored e-commerce offerings. We currently cover several major U.S. cities, including Los Angeles, Washington, D.C., Boston and Atlanta. This site is also integrated with, and has the same appearance as, our Indian site.

     We believe that there is a demand for non-English content relevant to Indians. To address this demand, we offer Hindi, Tamil, Telugu and Gujarati news editions of our website to attract the large local language speaking population in India. In addition, we intend to expand our offerings to other Indian languages and develop original content in these other languages.

INTERNET COMMUNITY OFFERINGS DESIGNED WITH INDIAN CULTURAL INSIGHTS

     We have a comprehensive community offering which is designed to meet the demand of users with significant Indian interests. We respond to the needs of our users in India and overseas by tailoring our community offerings with important cultural insights. We draw from the diverse backgrounds of our Indian employees and consultants to constantly innovate and upgrade our offerings. Our community offerings include, among others:

     - a chat channel which allows our users to interact with each other and with Indian leaders, performers, sports stars and people in the news as well as a free e-mail service with over 650,000 registered users; and


     - an intermediate web page linked to a recruiting site, NetPilgrim.com, for Indian computer professionals seeking jobs overseas; and



     - an instant messenger capable of handling English and Hindi.


COMPREHENSIVE E-COMMERCE SOLUTIONS

     We are among the pioneers of e-commerce in India. We believe that we offered the first online book shop, music shop, and gift shop in India. Our offerings include apparel, confectionary, books, music, art, flowers, and luggage. We also provide users with the ability to use gift certificates for making purchases in several of the online stores on our site. We were one of the first companies in India to accept credit cards as a method of online payment, and were one of the first companies in India to offer customers C.O.D. as a method of payment for online purchases. We believe that we are also the first e-commerce company in India to provide 24-hour live customer support service. Our customer care team solicits feedback from our customers to continually improve our service and product offerings. Moreover, we have entered into a memorandum of understanding with IBM for their e-commerce technology and have purchased Verisign software for security. We have also worked closely with Federal Express and the Indian Postal Service for logistics, order-tracking and fulfillment. To facilitate online payments, we have entered into agreements with HSBC, Citibank and American Express for payment processing.

     We have created the MarketPlace shopping section, which provides Indian merchants a quick and effective way to move from being only advertisers and sponsors on our site to selling their goods and services online. The MarketPlace is the flagship of our e-commerce offerings, and we expect all future merchants seeking to sell their products through our site to become part of the MarketPlace. As of March 31, 2000, we had 96 merchants in the MarketPlace. We are completing implementation of software that will allow merchants to automatically sign up, create their stores online, and transact business over the Internet. We have also created a search directory to allow our users to easily search and find the right goods and services in the MarketPlace.

ATTRACTIVE ADVERTISING PLATFORM

     We believe that we provide a new and attractive advertising medium to advertisers. We believe that most large advertisers and businesses considering the online medium consider advertising on our site because it gives them access to:

     - one of the leading Internet brands in India;

     - a highly desirable user demographic profile; and

     - a rapidly growing, global user base.

     Given the early stage of development of online advertising in India, a significant portion of Indian companies do not have their own websites. Our sales force introduces such corporate clients to the benefits of having their own website. To help advertisers reach their target audience, we offer a broad spectrum of web development services to help them build their sites, design their banners and lead them through a comprehensive service to assist their marketing efforts on the Internet. Once we establish a relationship with a corporate client by building and maintaining their website, we endeavor to make them advertisers on our site and sometimes our e-commerce partners. As of March 31, 2000, approximately 50% of the clients for whom we had developed websites had advertised on Rediff.com.

     Additionally, we assist our advertisers in developing their online advertising campaigns by using leading industry advertising methods to:

     - target advertising to specific demographic profiles; and

     - obtain data to track and analyze user responsiveness.

     We provide advertisers with detailed timely feedback on the effectiveness of their advertising campaigns, as well as recommendations on how to improve their campaigns. We believe these services differentiate our advertising services from those of our competitors and provide us with a significant competitive advantage.

STRATEGY

     Our objective is to strengthen our position as the leading Internet portal focusing on India and the global Indian community. Our principal business strategies to accomplish this objective are:

AGGRESSIVELY EXTEND OUR BRAND RECOGNITION AND REPUTATION

     We will continue to invest in brand building activities in order to strengthen our brand loyalty with the global Indian community and to make Rediff.com more attractive to advertisers and businesses conducting e-commerce. Our brand building activities will continue to include:

     - extensive print, television, radio and billboard advertising focused on the major cities in India and print advertising focused on overseas Indians;

     - marketing and promotion activities focused on cybercafes, universities and computer training institutes;

     - public relations programs;

     - co-marketing campaigns with leading technology providers and consumer brands; and

     - new strategic alliances.

     Additionally, our market-leading position has made us an attractive partner for many companies. Rediff.com is a default active channel on a majority of the Microsoft Internet Explorer versions shipped by Microsoft (India) for use on desktop personal computers in India. We also have an agreement with Tandem Computers Asia, Ltd., a subsidiary of Compaq Computer

Corporation pursuant to which the keyboard of every Compaq Presario sold in India contains keys that automatically send the user to Rediff.com. We have entered co-marketing and cross-marketing programs with MTV, PepsiCo, Inc., The Gillette Company, Smirnoff, Longines Watch Co. and Aptech, one of India's largest computer education companies and MediaScape, an event management company.

CONTINUE RAPID EXPANSION OF CONTENT AND SERVICES

     We intend to continue adding original and innovative content and services to our site at a rapid pace. We believe that this will:

     - encourage users to visit our site more often and to remain there longer;

     - increase the number of users;

     - further differentiate our site from our competitors; and

     - increase the number of revenue-generating features on our site.

     Original content and new services include the following categories:

     - New channels. We continually conduct market research, solicit user feedback and benchmark ourselves against leading global portals in order to identify new content categories, or channels, to be added to our site.

     - Indian languages. Although many Indians speak English, some do not, and may prefer to use Indian languages. To address this demand, accordingly, we offer an original content site in Hindi, Tamil, Telugu and Gujarati and intend to expand our offerings to include other local languages. Furthermore, we will continue to expand the breadth of the content we provide in these other languages.

     - Geographic editions. In addition to our existing U.S. site, we intend to develop multiple geographic editions that include content specific to the major overseas Indian communities in the United Kingdom, Singapore and South Africa.

PROMOTE AND EXPAND E-COMMERCE ACTIVITIES

     We believe we have developed a robust platform for premier India-based e-commerce offerings. In order to grow the volume of e-commerce transactions on our site, we intend to:

     - expand the roster of businesses participating in the MarketPlace;

     - continue expanding categories of products offered;

     - continue enriching our e-commerce capabilities, for example, by further improving payment processing methods and by enabling businesses to build their own stores on our site;

     - increase the capability of our site and logistics network to support greater transaction volumes;

     - enhance consumer awareness of e-commerce shopping through creative marketing campaigns, such as billboard advertising and our co-marketing programs with leading credit card issuers such as Citibank and leading consumer brands such as Gillette.

BUILD RELATIONSHIPS WITH TOP ADVERTISERS IN INDIA

     Although we believe we receive a significant portion of the total online advertising revenues in India, the online advertising market in India is still at an early stage of development. We focus on building relationships with the top 200 advertisers in India by educating them about the advantages of online advertising. Our sales team will continue to inform advertisers about online advertising, monitor and evaluate advertising campaigns and provide reports and statistical data to advertisers. Of the top 200 advertisers in India, the number who had purchased advertising on Rediff.com grew from 11 at the end of March 31, 1999 to 20 at the end of March 31, 2000.


LEVERAGE RELATIONSHIPS WITH OUR STRATEGIC INVESTORS

     We have a number of strategic investors who have the potential to help promote our business. One of our investor's affiliate, Citibank, N.A. is one of the largest credit card issuers in India and helped promote the use of credit cards for online transactions on Rediff.com by entering into a co-marketing program with us. Citibank is also working with us to facilitate debit card transactions. Another of our investor's affiliates, Pacific Century Cyberworks has announced that it intends to build a satellite network to provide broadband Internet access in India and elsewhere. We intend to leverage our relationship with them to become the default portal site for their broadband Internet access users.

PURSUE SELECTIVE ACQUISITIONS, INVESTMENTS AND PARTNERSHIPS

     We will continue to pursue opportunities to form strategic relationships, including acquisitions, investments and alliances, in order to expand our offerings, technology and distribution system. For example, we recently developed a low-cost distribution system in cooperation with Federal Express (India) for online ordering and tracking e-commerce transactions.

ENHANCE BROADBAND AND WIRELESS OFFERINGS


     As broadband and wireless Internet access becomes more available in India, we intend to continue to enhance broadband and wireless offerings content designed to take full advantage of the wider bandwidth such as multimedia content and mobile delivery such as real-time news updates. We have recently entered into a memorandum of understanding with Hutchison Max Telecom Limited, or Orange, Mumbai's largest cellular phone service provider, to offer all Max Touch subscribers cellular phone access to the following content offerings:


       - daily horoscope; and

       - restaurant guides for Mumbai and Delhi.


     We have launched a mobile version of our service that can be accessed on WAP enabled devices. This service can be accessed by users worldwide. We have entered into an arrangement with Orange to provide content to Orange subscribers in India.


OUR PRODUCTS AND SERVICE OFFERINGS

     We have organized our product and service offerings into the categories of content, community and e-commerce.

OUR CONTENT AND COMMUNITY


     Our homepage serves as a single gateway to all of our services and offerings and is updated continually to provide innovative and current content and community features for our users. All of these services may be accessed for free by our users. The following table provides a brief description of the features of our key services as of March 31, 2000:



-------------------
 SERVICE OFFERING    START DATE      BRIEF DESCRIPTION
-------------------
CONTENT
-------------------
 News                February 1996   Current news from India as it breaks. Reported and produced by an in-house team of editors, reporters and contributing correspondents.
 Sports              February 1996   Live coverage, commentary updated daily, and chat for all
                                     international cricket games involving India. Reports and
                                     interviews.
 Business            February 1996   Business news, features, commentary and interviews focused on India and the global Indian community.
 Travel              February 1996   Travel news, updated daily, guides to major Indian cities, travel features, flight information, travel advisory, photo gallery, restaurant guides and cultural events.
 Movies              February 1996   Movie reviews, interviews with movie stars, movie clips
                                     using Real Audio's technology and, live chats with movie
                                     stars.
 Infotech            May 1997        News and features from the Indian hi-tech industry.
 Special Event       August 1996     Limited duration channels for events including the 50th
                                     anniversary of India's independence, Indian budgets, Indian elections, birthdays of Indian icons, and the Millenium.
 Chartbusters        January 1998    The top 20 Hindi film and Indipop songs in Real Audio.
 Education           January 1999    Free study materials for college entrance and other national exams; information on university courses and an online
                                     education counselor. Re-launched in March 2000 as a
                                     sponsored partner channel providing hyperlinks to an
                                     education site.
 Search              May 1999        A directory and search engine adapted for Indian content.
 Newsflash           August 1996     A free daily e-mail news service currently with
                                     approximately 40,000 subscribers.
 Astrology           May 1999        Daily, monthly and yearly predictions for free. Bi-annual
                                     and five-year predictions for a fee.
 U.S. Edition        May 1999        News and features reported daily for the Indian community in the United States and Canada by a team of contributors based in North America.
 Portfolio Tracker   May 1999        An online real-time tracker of stocks on major Indian stock exchanges.
 Airline/Railway
   Reservation
   Status            May 1999        Reservation information for international flights and for
                                     trains departing from Mumbai.
-------------------


-------------------
 SERVICE OFFERING    START DATE      BRIEF DESCRIPTION
-------------------
CONTENT
-------------------
 Shareware           May 1999        A channel for Indian software developers to showcase their products.
 Weather             August 1999     Weather for approximately 1,500 cities all over the world.
 Money Channel       October 1999    A comprehensive personal investment channel with portfolio and mutual fund trackers, stock market, an online tax
                                     counselor, analyses of investment schemes offered in India.
 NewsLinks           December 1999   A compilation of headlines and information from various
                                     Indian and international media.
 Scoreboard          January 2000    A pop-up icon with the latest scores from international
                                     cricket matches.
 Women               February 2000   Partner channel, with an intermediate web page, linking to the women's site, footforward.com.
-------------------
                                            COMMUNITY
-------------------
 Romance             March 1999      Singles matchmaking online.
 Chat                July 1996       Online interactive chat service with other users, Indian
                                     politicians, movie stars, sports stars and people in the
                                     news. Currently, over 200,000 registered users.
 Free Home Page      June 1998       Up to 10 megabytes of disk storage space for users and easy to use templates to create web pages.
 e-Mail              August 1998     Free e-mail service. Currently, over 650,000 registered
                                     users.
 e-Cards             August 1999     Online electronic greeting cards.
 Contests            May 1999        Interactive online contests with prizes ranging from
                                     computers to jewelry.
 Techjobs            September 1999  An intermediate web page linked to the recruiting site
                                     Netpilgrim.com for Indian computer professionals seeking
                                     jobs overseas.
 Auto                February 2000   Partner channel, with an intermediate web page linked to an automobile sales site.
 Jobs                March 2000      Partner channel, providing a link to a recruiting site.
 Instant Messenger   April 2000      Instant messaging capabilities to Rediff community, in
                                     English and Hindi.
-------------------------------------------------------------------------------------------------

     Our content and community offerings are designed to be seamlessly integrated with our e-commerce offerings. Users can make purchasing decisions by simply clicking on the buttons displayed on content and community sites and complete the purchase with minimal distraction and separation from the content or community offering that they are using.

     We also recognize the need for user support and communications and have provided this support through e-mail based correspondence. Help buttons are strategically displayed throughout our site, and user support staff is committed to responding to all e-mail support questions within three hours. We do not charge for these services.

OUR E-COMMERCE OFFERINGS

     We began our e-commerce offerings in August 1998 and believe that e-commerce is a natural complement to our content and community offerings. Since our philosophy is to provide our users with world class quality and service levels, we have focused on creating a robust e-commerce platform to provide our services. When necessary, we have licensed or purchased our e-commerce technology from market leaders to maintain our quality standards. Some of the major components of our technology platform include:

     - IBM Global Services India, Ltd.'s Net.Commerce application server software that manages transactions between the webserver and the browser client;

     - an online order management and tracking system developed in-house with over 1,800 development man hours;

     - live customer service system technology licensed from eShare Technologies, Inc. that allows us to provide customer service 24 hours per day, 7 days a week;

     - security and encryption software licensed from VeriSign, Inc.;

     - the Talisma e-mail management system licensed from Aditi Technologies Pvt. Ltd.;

     - online payment arrangements for credit cards with banks such as Citibank, HSBC and the American Express;

     - C.O.D. payment arrangements through the Indian Postal Service; and

     - delivery services using Federal Express, Blue Dart Express Ltd. and the Indian Postal Service.

     We recognize that the Indian e-commerce market is in its early stages when compared to the U.S. e-commerce market and believe our entry into this market at such an early stage has given us the opportunity to position our brand as the market leader for e-commerce in India. To promote consumer usage, we initiated India's first credit card company alliance to enable online payments. Additionally, we have worked closely with the Indian Postal Service to develop a first of its kind system to allow for e-commerce payments by C.O.D. To promote vendor awareness of the market potential, we have offered them web-enabled access to our order tracking and management system as well as our website development services.

     The following diagram illustrates how we serve our e-commerce transactions:


[Rediff.com E-commerce diagram showing the payment and product flows between the customer, banks, Rediff.com, vendors and mail couriers appears here.]


Currently our e-commerce services are organized into three categories:


     - MarketPlace -- the MarketPlace shopping section is designed to offer users direct access to specific branded product lines from various manufacturers and vendors all over the world by having a separate web page for each merchant that serves as a storefront. We build a web page for each merchant using our template so we can ensure consistency, user friendliness and merchant loyalty within the MarketPlace. Pursuant to our agreements with various manufacturers and vendors, when a customer executes an order to purchase a product in the MarketPlace we collect payment either through an online credit card transaction, check or C.O.D. The customer's order is communicated to the vendor through our integrated order management system who then ships the product through our online integrated shipping system. The products are shipped directly to the user by the manufacturer or vendor within 72 hours.


     - Shops -- these shopping sections include the Gift Shop, Book Shop, Music Shop and Sports Shop which are designed to offer users a broad selection of products from various manufacturers and distributors. Each shop is a separate web page where shoppers can search for and purchase products based on a product category or a particular manufacturer or vendor. Pursuant to our agreements with various vendors, the selected products are sold directly to the user online, and we collect the payment either through an online credit card, check or C.O.D., and initiate a ship order to the vendor through our integrated order management system who then ships the product through our online integrated shipping system. The products are shipped directly to the user within 72 hours. This system allows us to maintain minimal inventory and reduce delivery times to the user.

     - Online Reservations and Ticketing -- these include our Movie Tickets Online and Hotel Reservations services which offer users the ability to view time schedules, check availability and make reservations for movies and hotels. We plan to add other online reservation services similar to these and will continue to offer users expanded service in our existing offerings.

ADVERTISING

     Advertising on our site currently consists of banner-style advertisements, buttons and sponsorships. Currently, most of our advertisers enter into agreements pursuant to which they pay a fixed fee for a fixed time-period. These agreements range from three months to one year. Some of our advertisers also enter into agreements pursuant to which they pay a fixed fee or cost for a guaranteed number of impressions on our site. Our standard cost per thousand impressions, commonly referred to as CPMs, for banner advertisements varies depending on location of the advertisements on our site, the targeted country, and the extent to which the advertisements are targeted to a particular audience. Some of our advertisers have recently begun to opt for CPM rates. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

     We had 44 advertisers on our site as of March 31, 2000 and a total of 165 advertisers on our site during the fiscal year ended March 31, 2000. The following is a selected list of our current advertising customers, which are representative of our advertiser base:

     - Hewlett Packard India Pvt. Ltd.

     - ABN Amro Bank N.V.

     - Discovery Communications, Inc.

     - ICICI Limited

     - Oracle Software India Ltd.

     - The Gillette Company

     - Proctor & Gamble India

     - Longines Watch Co.

     - L.G. Electronics India Pvt. Ltd.


     These advertisers, in the aggregate, accounted for approximately 7% of our advertising revenues for the fiscal year ended March 31, 2000 and 8.3% of total advertising revenues for the fiscal year ended March 31, 1999. In the fiscal year ended March 31, 2000, no advertiser accounted for more than 15.8% of total advertising revenues. During the same period, our five largest advertisers accounted for 21% of total advertising revenues.


     We also offer website development services with a range of Internet solutions designed to improve the implementation of Internet technology in marketing and business development in India. Our services are mainly focused on strategic consulting, analysis, creative design, and maintenance for customers on our site. Once we establish a relationship with a corporate client by building and maintaining their website, we endeavor to make them advertisers on our site and, if appropriate, our e-commerce partners. We believe that by helping build the Internet market, we are enhancing our brand identity, attracting new advertisers and vendors, creating vendor and retailer loyalty and uniquely blending our services with our role as an advertising host. Our services include the following:

     - Strategic Consulting and Analysis -- We work closely with our clients to assess their market positioning, needs, capabilities and existing technology systems to determine and advise them on ways in which an Internet strategy can be adopted and best utilized.

     - Creative Design -- One of our core strengths in assisting clients to adopt an Internet strategy is in helping them position their products using creative interface design to engage the user and provide maximum potential for a successful user experience. We work closely with clients to understand their objectives and market positioning and then make creative recommendations. This service blends well with our role as an advertising host allowing us to help the client simultaneously create a website solution and an Internet advertising solution.

     - Maintenance -- We continually monitor and update our client's websites to support their ongoing Internet solution needs, by providing new or updated content.

     A few examples of our website development clients are:

      - ABN Amro Bank N.V.

      - Citibank N.A.

      - Hewlett Packard India Pvt. Ltd.

      - Hindustan Lever Limited

      - Larsen & Toubro Limited

      - McKinsey & Company, Inc.

      - Pepsico, Inc.

      - Reliance Industries Ltd.

SALES AND MARKETING

     We pursue a variety of marketing initiatives designed to build brand awareness, attract additional advertisers and promote our e-commerce and website development businesses. We maintain a sales department, currently consisting of 37 sales and marketing professionals with average of 5.5 years of experience, who are responsible for seeking additional advertisers, conducting marketing and media relation campaigns as well as obtaining and analyzing customer feedback.

BRAND PROMOTION

     We believe that building the brand recognition of Rediff.com is critical to attracting additional traffic, and advertisers. We use multiple advertising channels to raise visibility and cultivate brand identity. Advertisements for Rediff.com appear in a variety of media, including national newspapers and magazines, national television in India, and outdoor locations such as billboards, kiosks and banners. Rediff.com is also a default active channel on all of the Microsoft Internet Explorer versions shipped by Microsoft India for use on desktop PCs in India. We also have an agreement with Tandem Computers Asia, Ltd., a subsidiary of the Compaq Computer Corporation, pursuant to which the keyboard of every Compaq Presario sold in India contain keys that are default enabled to go to the Rediff.com website. Our marketing professionals also promote our brand name at cybercafes, universities and computer training institutes through the sponsorship of events and festivals. Other promotion efforts include participation in industry exhibitions such as India Internet World and Comdex.

SALES TO ADVERTISERS

     Currently, 26 members of our sales team are assigned to sell advertising space on our website. They focus their sales efforts on the top 200 advertisers in India. Currently most of our agreements with advertisers are for fixed advertising rates for a fixed time-period. We believe that by targeting the top 200 advertisers in India, our sales efforts remain highly focused and we are able to leverage a relatively small sales force efficiently to generate advertising sales revenues. Our sales team consults regularly with advertisers on design and placement of their web-based advertising, provides advertisers with advertising measurement analysis and focuses on providing a high level of customer service satisfaction.

SALES AND MARKETING IN E-COMMERCE

     As of March 31, 2000, we had a sales team for e-commerce, consisting of five sales and marketing professionals. We employ a variety of methods to promote the Shops and the MarketPlace, including advertising on our site, targeted publications and billboards. Our sales force targets manufacturers and vendors of the leading products in India in order to secure the leading brands and products for e-commerce offerings. We also target manufacturers and vendors that supply products in categories which we have determined are critical to the breadth of our e-commerce product offerings. We have also entered in to agreements with Citibank, HSBC and American Express which are among India's largest credit card issuers to facilitate and promote shopping on our site. We require merchants participating in our e-commerce programs to pay a one-time entry fee and they charge us a discounted price for goods sold under the programs. We seek to enhance our e-commerce offerings by offering merchants the advice and opportunity to create, implement and monitor an Internet sales strategy through our web development services. Our sales efforts target existing and potential clients interested in developing an Internet sales strategy.

TECHNOLOGY AND NETWORK INFRASTRUCTURE

     We maintain our production servers at the Santa Clara, California data center of Exodus Communications, Inc. and at the Mumbai, India co-location facility of Videsh Sanchar Nigam Limited, or VSNL. Our operating infrastructure is designed to serve and deliver sufficient page views a day to allow India based users to access India specific services quickly. We continually update our capacity on these servers as our page views and web base increases.


     Exodus Communications, Inc. provides us with a 5 megabits per second, or Mbps, burstable to 100 megabits per second ethernet backbone facility and 24 hour per day, 7 day a week support. The architecture of our services and infrastructure provided by the co-location facilities allow our users to access our services efficiently regardless of their geographical location.


     Our servers run on Red Hat, Inc.'s Linux operating system with an Apache webserver and on Microsoft India's Windows NT operating system with Internet Information Services, Inc. and IBM's Lotus GO webservers. We endeavor to configure our servers with enough resources to meet the load requirements of the visitors to our site.

     We use in-house and third party monitoring software and tools and have 24 hour per day, 7 day a week monitoring to ensure that all of our services are available and operational all the time. Our core services run on multiple servers which provides redundancy and load balancing of the services to ensure fast and continuous access to all the users.

     Sales and advertising support system. In an effort to maintain effective advertising and measure the success of advertising for our clients, we have licensed Realmedia Ad Server from Real Media, Inc. and Webtrends Enterprise Suite from WebTrends Corporation to obtain detailed information on user behavior.

     Content support system. Our content and archives are supported by search technologies that are internally-developed. Our core search engine is licensed from Inktomi Corporation. We have licensed a List Server from L-Soft International, Inc. to send daily news and events to our subscribers' e-mail inboxes.

     Community support system. Most of our community services are internally-developed. Our e-mail system was developed internally using OpenSource programming technologies which can be scaled to millions of users without loss of performance. We have licensed Expressions 4.0 chat software from eShare Technologies, Inc. to enable our Internet chat service offerings.

     E-commerce support system. Our e-commerce service is based on an IBM Global Services e-business solution and is developed with IBM's support for use on Microsoft India's Windows NT operating system. We use IBM's DB2 for our database and IBM's Net.Commerce as our application server software. Our e-commerce offerings are located on multiple servers to provide increased performance and redundancy in order to minimize service disruptions.

     Components or features of our network including our community support system and e-commerce support system have in the past suffered outages or experienced slower response times because of equipment or software downtime. These events did not have a material adverse effect on our business.

     Our internal computer network is protected by Trend Micro Incorporated's antivirus system for enterprises. We back-up our information and content regularly to protect our data.

COMPETITION

     There are an increasing number of companies that provide websites focusing on India and the global community. All of these companies compete with us for visitors, advertising dollars and e-commerce revenues. Competition for visitors and e-commerce is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market.

     Our ability to compete successfully depends on many factors including:

     - the quality and timeliness of our content;

     - the user friendliness of our services;

     - our sales and marketing efforts; and

     - the performance of our technology.

     Increased competition could result in:

     - lower advertising rates;

     - price reductions and lower profit margins;

     - loss of visitors;

     - reduced page views; and

     - loss of market share.

     Any one of these factors could materially and adversely affect our business, financial condition and results of operations.

     We compete with providers of Indian content and services over the Internet, including web directories, search engines, content sites, portals, Internet Service Providers and sites maintained by government and educational institutions. Our current and anticipated competitors include:

      - America Online, Inc.

      - DigitalHT.com

      - Excite@Home (At Home Corporation)

      - Indiainfo.com (Visual Interactive Pvt. Ltd.)

      - IndiaWorld.co.in (India World Communications Pvt. Ltd.)

      - IndiaTimes.com (Bennett, Coleman & Co. Ltd.)

      - MSNBC.com (Microsoft Corporation)

      - Satyam Online (Satyam Infoway Ltd.)

      - Yahoo! Inc.

     Some of our competitors have:

     - longer operating histories;

     - greater name recognition;

     - larger customer bases; and

     - significantly greater financial, technical and marketing resources.

     This may allow them to devote greater resources than we can to the development and promotion of new and existing services. These competitors may also be able to:

     - undertake more extensive marketing campaigns for their brands and services;

     - adopt more aggressive advertising pricing policies;

     - use superior technology platforms to deliver their products and services; and

     - make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers.

     Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and rapidly acquire significant market share. This could have a material and adverse effect on our business, financial condition and results of operations.

     We also compete with other forms of media, such as print media, radio and television, for advertisers and advertising revenue. If advertisers perceive the Internet or our website to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our website.

INTELLECTUAL PROPERTY

     Intellectual property rights are important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. We require employees, independent contractors and, when practicable, vendors to enter into confidentiality agreements upon the commencement of their relationships with our company. These agreements generally provide that confidential information developed or made known during the course of a relationship with our company must be kept confidential.

     Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect proprietary rights to the same extent as laws in the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. For example, Indian statutory law does not protect service marks. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

     We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our website or other product or service offerings overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and be forced to try to obtain or develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. If this were to occur, we may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all.

     We also rely on a variety of technologies that are licensed from third parties. The software developed by these third parties is used in our website to perform key functions. These and other third-party licenses may not be available to us on commercially reasonable terms in the future. The loss or inability to obtain or retain any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed. Any such delays could materially adversely affect our business, results of operations and financial condition.

     We have filed trademark applications for "www.rediff.com" and "Rediff On The Net" in India and for "Rediff On The Net" in the United States. The applications in India are currently pending and the application in the United States is currently on file with the U.S. Patent and Trademark office and subject to certain additional requests for consideration.

GOVERNMENT REGULATION

GENERAL

     Currently, there is no Indian legislation in force that specifically governs our business. However, our business could be subject to regulation by the Ministry of Information Technology which was formed in October 1999 and is a part of the Government of India. We also may be subject to regulation by the Indian Ministries of Communications and Information and Broadcasting. The powers of the Ministry of Information Technology have not been delineated yet and consequently it is uncertain whether its jurisdiction will overlap with the Ministry of Communications and the Ministry of Information and Broadcasting.


     In May 2000, the Indian Parliament passed the Information Technology Act. Upon receiving the President of India's assent, it will become law.



     The Information Technology Act, seeks to implement the following:


     - give legal validity to online contracts;

     - give legal validity to digital signatures;

     - make electronic records admissible in court in evidentiary proceedings;

     - set default rules for time and place of dispatch and receipt of electronic records;

     - allow for filing of documents with the Government of India in electronic form;

     - allow for retention of documents, information or records in electronic form;

     - set up certifying authorities to issue and supervise digital signatures;

     - set up a controller of certifying authorities to monitor and supervise the certifying authorities;

     - set up the Cyber Regulations Appellate Tribunals to act as quasi-judicial bodies with respect to disputes relating to online transactions; and

     - penalize computer crimes.

NEW TELECOM POLICY, 1999

     The New Telecom Policy, 1999 deals with restructuring of the telecommunications sector. The New Telecom Policy states that Internet Service Providers who wish to provide applications like tele-banking, tele-medicine, tele-education, tele-trading , and e-commerce, will be allowed to operate by using infrastructure provided by various Internet access providers. The New Telecom Policy also provides that no license fees will be charged for providing the specific services but registration with the Government of India will be required.

     If the New Telecom Policy is passed in its current form, we may have to register our services with the Government of India and we may also be governed by the regulations issued by the Telecommunications Regulatory Authority of India, or TRAI.

     The TRAI was established in 1997 by the Government of India under the provisions of the Telecom Regulatory Authority of India Act, 1997, as an autonomous body to regulate the telecommunications industry. However, on January 25, 2000 the Government of India passed an ordinance to recast TRAI. The ordinance also sets up a Telecom Dispute Settlement and Appellate Tribunal to adjudicate any dispute between a licensor and licensee, between service providers, appeals of telecom service providers and between service providers and groups of consumers. The new TRAI will have powers to decide on new licenses and their terms and conditions, the levy of fees and charges on services, interconnectivity between the telecom service providers and to perform administrative and financial functions entrusted to it by the Government of India. The new TRAI will have no judiciary powers, as these powers will vest in a telecom dispute settlement and appellate authority. Telecom service providers can approach this appellate authority and the orders of this authority can be challenged only in the Supreme Court of India. The ordinance to recast the TRAI would lapse if the Indian Parliament does not ratify it within six months.

PRIVACY

     At present India does not have any specific legislation to prevent invasion of privacy by private parties. The Constitution of India protects the privacy of private parties against any invasion by the state or government, but it may not be possible to invoke this protection against violation by private parties. There is no pending or proposed legislation that seeks to penalize or regulate violation of privacy by private parties.

ENCRYPTION

     Telecommunications in India are governed by the Indian Telegraph Act, 1885, or Telegraph Act and the Indian Wireless Telegraphy Act, 1933, or Wireless Act. Pursuant to the Telegraph Act, the provision of any telecommunications services in India requires a license from the Government of India obtained through the Department of Telecommunications. While the Telegraph Act sets the legal framework for regulation of the telecommunications industry, the Wireless Act regulates the possession of wireless telegraphy equipment. Encryption hardware may be considered as an instrument capable of being used for the transmission and reception of telecommunications signals. Any person intending to use encryption hardware may be required to obtain prior permission from the Department of Telecommunication of the Government of India.

     The Guidelines for Internet Service Providers permit the use of encryption equipment for providing secrecy in transmission up to a level of encryption specified by the Government of India. However, if the encryption equipment of levels higher than specified is to be deployed, Internet Service Providers have to obtain the clearance of the Government of India and should deposit one set of keys with the Department of Telecommunication.

     These guidelines are applicable to Internet Service Providers and it is uncertain whether they will apply to us. For using encryption hardware, we may have to obtain prior approval from the Department of Telecommunication. However, it is uncertain whether we are required to obtain any approval from the Department of Telecommunication or any other department for using encryption software.

INTERNET BASED SECURITIES TRADING AND SERVICES

     The Securities and Exchange Board of India has recently introduced Guidelines for Internet-based securities trading. These Guidelines allow the Internet to be used as an order routing system through stock brokers registered with the Securities and Exchange Board of India on behalf of clients for executing trades on a recognized stock exchange in India. Stock brokers interested in providing this service are required to apply for permission to the appropriate stock exchange and to comply with conditions stipulated by the Securities and Exchange Board of India.

FOREIGN EXCHANGE REGULATIONS

     Imports. We may be required to import into India computer hardware and Internet related software purchased from foreign manufacturers for our business. These imports will be subject to the Export and Import Policy issued by the Ministry of Commerce. At the time of import, we will be required to pay a customs duty pursuant to the Customs Tariff Act, 1975. We will also be subject to the Indian Foreign Exchange Regulation Act, 1973 in connection with payments in foreign currency to the manufacturers of these products. We will require the approval of the Reserve Bank of India prior to making these payments.

     Ownership of foreign securities. We may wish to invest in the securities of foreign companies. The Indian Foreign Exchange Regulation Act, 1973 requires that we obtain permission from the Reserve Bank of India prior to making any such investment.

EMPLOYEES

     As of March 31, 2000, we had 163 employees and full-time consultants. We also have four contributing editors that are hired on a project-by-project basis. We currently anticipate hiring an additional 75 to 80 employees in the next twelve months, most of whom will be hired into our sales and marketing teams and technical support and customer care teams. Of our current employees, 18 are administrative, 37 are in our sales and marketing teams; 69 are creative and editorial, 21 are dedicated to technical support and customer care, 13 are dedicated to e-commerce and 4 are dedicated to business development. None of our employees are represented by a union. We believe that our relationship with our employees is good.

FACILITIES

     Our 10,800 square foot corporate headquarters are located in Mumbai, India, and include a fitness center available to all employees. We also have a 1,000 square foot office in New Delhi, India, which serves as a branch office, and an aggregate of approximately 19,000 square feet of residential flats and apartments, which we provide to some of our employees as part of their compensation packages. As we expand our operations, we anticipate leasing additional facilities in each location in which we develop a presence. We lease all of our current facilities under leases with terms ranging from 1 to 3 years.

LEGAL PROCEEDINGS

     As of the date of this prospectus, we do not have any material legal proceedings pending against us.

                                   MANAGEMENT

     The following table sets forth, as of March 31, 2000, the name, age and position of each director and executive officer of our company.


                 NAME                   AGE                       POSITION
                 ----                   ---                       --------
Ajit Balakrishnan(1)(2)...............  51    Chairman and Managing Director
Nitin Gupta...........................  39    President and Chief Operating Officer
Rajiv Warrier.........................  33    Chief Financial Officer
Venki Nishtala........................  41    Chief Technical Officer
Vinayak K. Purohit....................  44    Vice President, Finance
Aninda Shome..........................  37    Vice President, Sales & Marketing
Nikhil Lakshman.......................  40    Editor
Diwan Arun Nanda(1)...................  56    Director
Sunil N. Phatarphekar(1)(2)(3)........  36    Director
Abhay Havaldar(1)(2)(3)...............  38    Director
Charles Robert Kaye(1)(3).............  35    Director
Richard T.K. Li(1)....................  33    Director


---------------
(1) Member of the Board of Directors
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

     AJIT BALAKRISHNAN is a founder of Rediff.com India Limited, and has been a director since its inception in December 1995. He was appointed Managing Director in August 1998. Mr. Balakrishnan is also a director of Rediffusion-Dentsu, Young & Rubicam Limited, where he has served since March 1993, and a director of Rediffusion Advertising Private Limited, and PSI Data Systems Limited. Mr. Balakrishnan holds a B.Sc. degree in Physics from Kerala University, and a Post Graduate Diploma in Management from the Indian Institute of Management, Calcutta.

     NITIN GUPTA has been President and Chief Operating Officer of Rediff.com India Limited since February 2000. From September 1997 to January 2000, he served as President, Retail Finance of GE Capital Services India, and from October 1992 to September 1997, he served as Executive Vice President of Contract Advertising India Limited. Mr. Gupta holds a B.A. degree in Economics from Delhi University, an L.L.B. degree from Bombay University, and a Post Graduate Diploma in Management from the Indian Institute of Management, Ahmedabad.

     RAJIV WARRIER has been the Chief Financial Officer of Rediff.com India Limited since June 1998. Prior to joining Rediff.com India Limited, he was a Deputy Manager at ICICI Limited, and an Assistant Manager at SCICI Limited. Prior to his association with SCICI Limited, Mr. Warrier was with the Essar Group of Companies. Mr. Warrier holds a B.E. degree in Industrial and Production Engineering from Karnatak University, and a Post Graduate Diploma in Management from the Indian Institute of Management, Calcutta.

     VENKI NISHTALA has been the Chief Technical Officer of Rediff.com India Limited since December 1999. From May 1995 until joining Rediff.com India Limited, Mr. Nishtala was with CyberCash, Inc., where he was the Managing Director of Indian operations, in Bangalore, India. Prior to working at CyberCash, Inc., Mr. Nishtala worked at Infinite Solutions, Inc., a company which he founded in 1992. Mr. Nishtala holds a B.E. degree in Electrical Engineering from University College of Engineering, Osmania University, and M.E.E. degree from the Indian Institute of Technology, Chennai.

     VINAYAK K. PUROHIT has been Vice President, Finance of Rediff.com India Limited since March 2000. From August 1999 to February 2000, he served as Chief Financial Officer of United Phosphorous, from July 1997 until August 1999, he served as Chief Financial Officer of GE-

Countrywide and from August 1992 until July 1997 he served as General Manager-Finance at Marico Industries. Mr. Purohit holds a B.Com. degree in Statistics/Econometrics from Bombay University. He is also a member of the Institute of Chartered Accountants of India.

     ANINDA SHOME has been Vice President, Sales, since 1998. He joined Rediff.com India Limited as Chief Manager, Advertising Sales in February 1996. Prior to joining Rediff.com India Limited, he was a Manager at the Times of India. Mr. Shome holds a Diploma in Hotel Management from the Institute of Hotel Management, Calcutta and a B.A. degree in Arts from the University of Osmania, Hyderabad.

     DIWAN ARUN NANDA is a founder of Rediff.com India Limited, and has been a director of Rediff.com Limited since its inception in December 1995. Diwan Nanda is currently the Chairman and Managing Director of Rediffusion-Dentsu, Young & Rubicam Limited, where he has served since March 1993. He also serves as a director of Rediffusion Advertising Private Limited. Diwan Nanda holds a B.Com. degree in Accountancy from Loyola College, Chennai University, and a Post-Graduate Diploma in Business Management from the Indian Institute of Management, Ahmedabad.

     SUNIL N. PHATARPHEKAR has been a director of Rediff.com India Limited since February 1998. Mr. Phatarphekar has also been partner of Shah Desai Doijode & Phatarphekar since January 1996. From February 1994 to December of 1995, he was a partner at Mahimtura & Co.. Prior to that, Mr. Phatarphekar was with Crawford Bayley & Company, a Mumbai law firm. Mr. Phatarphekar holds a B.Com. degree in Economics and Accounts from the Jai Hind College of Bombay University, and an L.L.B. degree in Law from the Government Law College of Bombay University.

     ABHAY HAVALDAR has been a director of Rediff.com India Limited since August 1998. Since December 1995, Mr. Havaldar has also been a Managing Director of Draper International (India) Private Limited. Prior to that, he was Country Manager, Financial Systems Group of HCL Infosystems Ltd.. Mr. Havaldar holds a B.E. degree in Electrical Engineering from Bombay University, and an M.S.C. degree from the London Business School.

     CHARLES R. KAYE has been director of Rediff.com India Limited since June 1999. Since June 1986, he has also been a Managing Director of E.M. Warburg, Pincus & Co.. Mr. Kaye holds a B.A. degree from the University of Texas.


     RICHARD T. K. LI has been a director of Rediff.com India Limited since April 2000. He has also been a director of Pacific Century CyberWorks Limited since August 1999, of Pacific Century Regional Developments Limited since September 1994, and of Mediaring.com Limited since October 1998. Mr. Li has been Chairman and Chief Executive of Pacific Century Group since October 1993, and Executive Chairman of Pacific Century CyberWorks Limited since August 1999. Mr. Li holds a B.S. degree in Computer Engineering from Stanford University.


BOARD COMPOSITION

     On March 16, 2000, we amended our Articles of Association. Our Amended Articles of Association set the minimum number of directors at three and the maximum number of directors at seven. We currently have five directors. Our Articles of Association provide as follows:

     - Ajit Balakrishnan, Arun Nanda and Rediffusion Advertising Private Limited, the promoters, are entitled to nominate up to two directors on the Board of Directors as long as they hold not less than 10% of the issued, subscribed and paid up capital of Rediff.com. These directors serve indefinite terms and are not required to retire by rotation. Currently, these directors are Messrs. Balakrishnan and Nanda.

     - The remaining directors on the Board of Directors are non-permanent directors, and one-third of these non-permanent directors shall serve staggered three-year terms and shall be required to retire by rotation each year, the members of the Board having served the longest retiring first.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of the Audit Committee are Messrs. Charles R. Kaye, Sunil N. Phatarphekar and Abhay Havaldar.

     The Compensation Committee of the Board of Directors determines the salaries, benefits and stock option grants for our employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are Messrs. Ajit Balakrishnan, Sunil N. Phatarphekar and Abhay Havaldar.

DIRECTOR COMPENSATION

     Our Amended and Restated Articles of Association provide that each of our directors may receive an attendance fee for every Board and Committee meeting, provided that no director shall be entitled to an attendance fee in excess of US$44 (Rs. 2,000) per meeting. In fiscal 2000, we did not pay any fees to our non-employee directors. Mr. Ajit Balakrishnan, who is our Managing Director, does not receive any additional compensation for his service on our Board of Directors. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board and Committee meetings.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     On August 25, 1998, our Board of Directors approved the appointment of Mr. Ajit Balakrishnan as Managing Director of Rediff.com India Limited for a term of five years, effective August 25, 1998. Mr. Ajit Balakrishnan's appointment as Managing Director was approved by our shareholders as required under the Companies Act on August 25, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to Mr. Ajit Balakrishnan, our Managing Director, during the fiscal year ended March 31, 2000 for services rendered in all capacities to us during the fiscal year ended March 31, 2000. Mr. Ajit Balakrishnan was appointed Managing Director of our company on August 25, 1998. None of our other executive officers earned a combined salary and bonus in excess of US$100,000 during any of the last three fiscal years. In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and personal benefits constituted less than the lesser of US$50,000 or 10% of the total of annual salary and bonuses in fiscal 1999. The amounts in the following table are in dollars based on the noon buying rate of Rupees per United States dollar on the dates of the transactions.

     The total remuneration received by our officers and directors for their services to us for the fiscal year ended March 31, 2000 was approximately US$127,565 (Rs.5.5 million).


                                                         ANNUAL COMPENSATION
                                                       -----------------------     ALL OTHER
                      NAME AND                                 SALARY    BONUS    COMPENSATION
                 PRINCIPAL POSITION                    YEAR    (US$)     (US$)      (US$)(2)
                 ------------------                    ----    ------    -----    ------------
Ajit Balakrishnan,...................................  1998    --        --              --
  Chairman and Managing Director(1)                    1999    --        --         386,100
                                                       2000    --        --              --


---------------
(1) Mr. Ajit Balakrishnan does not receive salary or bonus compensation from Rediff.com India Limited.

(2) Represents stock-based compensation related to purchases of equity shares of Rediff.com India Limited, translated at the noon buying rate on the date of each transaction. Please see "Certain Transactions" on page 66.

OPTION GRANTS IN LAST YEAR

     There were no option grants to our Managing Director during the fiscal year ended March 31, 2000.

FISCAL YEAR-END OPTION VALUES

     Our Managing Director did not exercise or hold any options during the fiscal year ended March 31, 2000.

EMPLOYEE BENEFIT PLANS

   Employee Stock Option Plan 1999


     We have an Employee Stock Option Plan 1999, or 1999 ESOP, which allows for the grant to our employees of warrants to purchase our equity shares. Each warrant granted gives the employee the right to purchase 50 equity shares of Rediff.com India Limited. The 1999 ESOP was approved by our Board of Directors in August 1998 and by our Shareholders in February 1999. A total of 280,000 equity shares, after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000, were reserved for issuance under the 1999 ESOP. As of March 31, 2000, we had granted, under the ESOP, an aggregate of 4,446 warrants, equivalent to the right to purchase 222,300 equity shares, after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000, at a weighted average exercise price of US$6.73 (Rs. 293) per share.


     Unless otherwise determined by the Board of Directors, the warrants granted under the 1999 ESOP vest at a rate of 25% on each successive anniversary of the grant date, until fully vested. Equity shares acquired pursuant to the 1999 ESOP are subject to a 4-year lock-up period from the date of grant of the respective warrants. In the case of termination of the employee, the employee shall have the right to exercise only the warrants vested up to the time of termination, and the unvested warrants shall lapse. In the case of death, incapacitation, or retirement at the normal retirement age of an employee, all warrants granted to him or her shall vest in full either on the employee or his or her legal heirs, as appropriate. The period during which vested warrants may be exercised expires 5 years after the date of grant.

   Associate Stock Option Plan 1999


     We have an Associate Stock Option Plan 1999, or 1999 ASOP, which allows for the grant to our associates, such as key vendors, software developers, retainers, consultants, and all other persons or legal entities not eligible to participate in the 1999 ESOP, of warrants to purchase our equity shares. Each warrant granted gives the associate the right to purchase 50 equity shares of Rediff.com India Limited. The 1999 ASOP was approved by our Board of Directors in April 1999 and by our shareholders in February 1999. A total of 198,000 equity shares, after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000, were reserved for issuance under the 1999 ASOP. As of March 31, 2000, we had granted an aggregate of 1,472 warrants under the 1999 ASOP, equivalent to the right to purchase 73,600 equity shares, after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000, at a weighted average exercise price of US$11.73 (Rs. 511) per share.


     The warrants granted under the 1999 ASOP vest at rates set forth on each warrant. Equity shares acquired pursuant to the 1999 ASOP are subject to a 4-year lock-up period from the date of grant of the respective warrants. In the case of termination of the relationship, the associate shall have the right to exercise only the warrants vested up to the time of termination, and the unvested warrants shall lapse. In the case of death of the associate, all warrants granted to him or her shall vest in full on his or her legal heirs, as appropriate. The period during which vested warrants may be exercised expires 5 years after the date of grant.

   2000 Stock Option Plan


     The Rediff.com India Limited 2000 Stock Option Plan, referred to as the "2000 Plan," provides for the grant of two types of options to our employees. Incentive stock options may provide our employees with beneficial tax treatment and nonstatutory stock options don't qualify as incentive stock options. The 2000 Plan was approved by our Board of Directors in February 2000. Unless terminated sooner by the Board, the 2000 Plan will terminate automatically in February 2010. A total of 80,000, after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000, of our equity shares are currently reserved for issuance pursuant to the 2000 Plan. All options under the 2000 Plan will be exercisable for ADSs.


     Either our Board of Directors or a committee of our Board of Directors will administer the 2000 Plan. The committee has the power to determine the terms of the options granted, including the exercise price, the number of ADSs subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the committee has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any ADS previously issued and sold or any option previously granted under the 2000 Plan.

     The 2000 Plan generally does not allow for the transfer of options, and only the optionee may exercise an option during his or her lifetime. An optionee generally must exercise an option within three months of termination of service. If an optionee's termination is due to death or disability, his or her option will fully vest and become exercisable and the option must be exercised within twelve months after such termination. The exercise price of incentive stock options granted under the 2000 Plan must at least equal the fair market value of the ADSs on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan must at least equal 90% the fair market value of the ADSs on the date of grant. The term of options granted under the 2000 Plan may not exceed ten years.

     The 2000 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation shall either assume the outstanding options or grant equivalent options to the holders. If the successor corporation neither assumes the outstanding options nor grants equivalent options, such outstanding options shall vest immediately, and become exercisable in full.

   Retirement Plan

     Rediff.com India Limited provides for a gratuity, an unfunded defined benefit retirement plan covering all its employees, based on actuarial variations. This plan provides for a lump sum payment to be made to vested employees at retirement or termination of employment in an amount equivalent to 15 days' salary payable for each completed year of service. Vesting occurs upon completion of five years of service.

                             PRINCIPAL SHAREHOLDERS

     The following table provides information relating to the beneficial ownership of our equity shares as of March 31, 2000, and as adjusted to reflect the sale of the ADSs offered hereby, by:

     - each of the executive officers named in the summary compensation table and each of our directors;

     - all of our directors and executive officers as a group; and

     - each person or group of affiliated persons who is known by us to beneficially own 5% or more of our equity shares.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, equity shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2000, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address of each listed shareholder is c/o Rediff.com India Limited, Mahalaxmi Engineering Estate, 1st Floor, L.J. First Cross Road, Mahim
(West), Mumbai 400 016, India.


     The number and percentage of shares beneficially owned are based on the aggregate of (i) 10,150,200 equity shares outstanding as of March 31, 2000 and
(ii) 4,600,000 ADSs, representing 2,300,000 equity shares, issued in this offering.



                                                             SHARES BENEFICIALLY OWNED
                                                    -------------------------------------------
                                                                 PERCENT PRIOR    PERCENT AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER       TO OFFERING       OFFERING
       ------------------------------------          ------      -------------    -------------
Officers and Directors
Ajit Balakrishnan(1)..............................  3,300,192        32.51%           26.51%
Diwan Arun Nanda(1)...............................  3,300,202        32.51%           26.51%
Sunil N. Phatarphekar.............................          0            *                *
Abhay Havaldar(2).................................  2,200,000        21.67%           17.67%
  c/o Draper-India International Limited
       c/o Multi Consult Limited
  Les Jamalacs, Vieux Conseil Street
  Port Louis, Mauritius
Charles Robert Kaye(3)............................  1,363,000        13.43%           10.95%
  c/o Warburg, Pincus & Co.
  466 Lexington Avenue,
  New York, NY 10017
Richard T.K. Li(4)................................    530,000         5.22%            4.26%
  c/o Pacific Century Cyberworks India Pvt. Ltd.
  22 Kartar Bhavan
  Minoo Desai Marg
  Calaba, Mumbai 400 005, India
All Directors and Officers as a Group (6
  persons)........................................  8,493,392        83.68%           68.22%

                                                             SHARES BENEFICIALLY OWNED
                                                    -------------------------------------------
                                                                 PERCENT PRIOR    PERCENT AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER       TO OFFERING       OFFERING
       ------------------------------------          ------      -------------    -------------
5% Shareholders
Rediffusion Advertising Pvt. Ltd.(1)..............  2,200,002        21.67%           17.67%
  Sterling Centre, 4th Floor
  Dr. Annie Besant Road
  Worli, Mumbai, 900 018, India
Draper-India International Limited(2).............  2,200,000        21.67%           17.67%
  c/o Multi Consult Limited
  Les Jamalacs, Vieux Conseil Street
  Port Louis, Mauritius
Intel Corporation.................................    645,000         6.35%            5.18%
  2200 Mission College Blvd.
  Santa Clara, CA 95052
  Attn: General Counsel
Queenswood Investments Limited(3).................  1,363,000        13.43%           10.95%
  c/o Warburg, Pincus & Co.
  466 Lexington Avenue,
  New York, NY 10017
Pacific Century Cyberworks India Pvt. Ltd.........    530,000         5.22%            4.26%
  22 Kartar Bhavan
  Minoo Desai Marg
  Calaba, Mumbai 400 005, India
GE Capital Services India.........................    530,000         5.22%            4.26%
  AIFACS Building
  1 Rafi Marg
  New Delhi 110 001, India


---------------
  *  Indicates less than 1% of the common stock.


 (1) Includes 2,200,002 shares held by Rediffusion Advertising Private Limited, of which Ajit Balakrishnan is a 50% shareholder and Managing Director and Arun Nanda is a 50% shareholder and director.



 (2) Includes 2,200,000 shares held by Draper-India International Limited. Mr. Havaldar is a limited partner of Draper India Management L.P., which is the general partner of Draper India L.P., which holds 99% of the outstanding equity of Draper-India International Limited. Mr. Havaldar is a director of Rediff.com India Limited and disclaims beneficial ownership of shares held by Draper-India International Limited, except to the extent of his proportional interest arising from his partnership interest in Draper-India International Limited.



 (3) Includes 1,363,000 shares held by Queenswood Investments Limited. Charles Kaye is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. Fifty percent of the outstanding equity of Queenswood Investments Limited is held by Warburg, Pincus Equity Partners, L.P. (including three affiliated partnerships) ("WPEP") and 50% of the outstanding equity of Queenswood Investments Limited is held by Warburg, Pincus Ventures International, L.P. ("WPVI"). Warburg, Pincus & Co. ("WP") is the sole general partner of WPEP and WPVI. WPEP and WPVI are managed by E.M. Warburg, Pincus & Co., LLC ("EMW LLC"). Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both entities. Mr. Kaye may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by Queenswood

     Investments Limited. All shares indicated as held by Mr. Kaye are included because of his affiliation with the Warburg Pincus entities. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Pincus entities.


 (4) Includes 530,000 equity shares held by Pacific Century Cyberworks India Pvt. Ltd. Pacific Century Cyberworks India Pvt. Ltd. is and indirect subsidiary of Pacific Century Cyberworks Limited, of which Mr. Li is the controlling shareholder.

                              CERTAIN TRANSACTIONS

LEASE AGREEMENT

     In October 1998, we entered into an agreement with Rediffusion-Dentsu, Young & Rubicam Limited, a company in which Mr. Ajit Balakrishnan and Diwan Arun Nanda are shareholders, whereby we occupy the offices in New Delhi formerly occupied by Rediffusion-Dentsu, Young & Rubicam Limited, and reimburse Rediffusion-Dentsu, Young & Rubicam Limited for the respective lease payments. Currently, the monthly lease payments under this agreement are approximately US$850 (Rs. 37,000).

EQUIPMENT LEASE AGREEMENT

     In April of 1997, we entered into an agreement with Rediff Advertising Private Ltd., one of our shareholders, whereby we have the right to use some office equipment leased by Rediff Advertising Private Ltd., and we shall reimburse Rediff Advertising Private Ltd. for the respective lease payments. Currently, the monthly lease payments under this agreement are approximately US$760 (Rs. 32,958).

ADVERTISING SERVICES AGREEMENT

     On December 28, 1998, we entered into an agreement with Rediffusion-Dentsu, Young & Rubicam, a company in which Mr. Ajit Balakrishnan, Diwan Arun Nanda and Rediffusion Advertising Private Ltd. are shareholders, for advertising services. Under the engagement letter, Rediffusion-Dentsu, Young & Rubicam Limited agree to provide advertising services to us, and we agree to pay them a ten percent commission on the amounts charged by third parties for the execution of such advertising. Aggregate payments to Rediffusion-Dentsu, Young & Rubicam Limited for the fiscal year ended March 31, 2000 were approximately US$2,900,000 (Rs. 127,000,000).

TRANSACTIONS WITH THE PROMOTERS

     Mr. Ajit Balakrishnan and Diwan Arun Nanda are our promoters. Prior to the incorporation of Rediff.com India Limited, Mr. Ajit Balakrishnan and Diwan Arun Nanda entered into a Memorandum of Understanding, whereby they agreed to loan funds to us. These loans would be payable in equity shares if we repaid them before we obtained any investments from outside investors or bank loans. Pursuant to the Memorandum of Understanding, after we obtain any outside investment or bank loan, the loans from Mr. Ajit Balakrishnan and Diwan Arun Nanda are no longer payable in equity, but only in cash. Mr. Ajit Balakrishnan loaned an aggregate of approximately US$773,000 (Rs. 33,633,859) to us, US$126,400 (Rs. 5,500,000) of which was repaid in equity shares, US$600,600 (Rs. 26,133,859) of which was repaid in cash, and US$46,000 (Rs. 2,000,000) of which was repaid in equity shares issued to Diwan Arun Nanda, in accordance with an agreement between Mr. Ajit Balakrishnan and Diwan Arun Nanda. Diwan Arun Nanda loaned an aggregate of approximately US$80,400 (Rs. 3,500,000) to us, all of which was repaid in equity shares.


     On April 24, 1998, we issued 1,000,000, 1,000,000 and 2,200,000 equity shares (after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000) to Mr. Ajit Balakrishnan, Diwan Arun Nanda, and Rediffusion Advertising Private Ltd., respectively. Mr. Ajit Balakrishnan and Diwan Arun Nanda each hold 50% of the equity shares of Rediffusion Advertising Private Ltd. The shares were sold at a price per share of Rs. 5 (after giving effect to our 2 for 5 reverse share split effective as of May 3, 2000), for an aggregate purchase price of approximately US$567,714 (Rs. 21,000,000).

TRANSACTIONS WITH CITIBANK, N.A.

     In May of 1996, we entered into an agreement with Citibank, N.A., an affiliate of Citicorp Finance (India) Ltd., one of our shareholders. Under this agreement, we designed and developed Citibank, N.A.'s website. Payments to us under the agreement totaled approximately US$35,500 (Rs. 1,544,215). Citibank, N.A. currently advertises on our website. We derived a total of approximately US$16,700 (Rs. 725,000) of advertising revenues from Citibank, N.A. in the fiscal year ended March 31, 2000. Citibank, N.A. is also our commercial bank and the depositary for our ADSs.

     We have a business arrangement with Citibank, N.A. related to our e-commerce business, whereby we accept credit card payments from customers using Citibank, N.A.'s Visa, Mastercard, or private credit card. From October 1999 to December 1999, we and Citibank, N.A. also engaged in a co-promotion campaign, whereby we and Citibank, N.A. offer each other's customers free gifts.

                          DESCRIPTION OF EQUITY SHARES

GENERAL


     Our authorized share capital is 20,000,000 shares, par value Rs. 5 per share (after giving effect to our 2 for 5 reverse share split effective May 3, 2000). As of March 31, 2000, 10,150,200 equity shares and options to purchase an additional 295,900 equity shares were issued and outstanding.


     The equity shares are our only class of share capital. However, our Amended and Restated Articles of Association and the Companies Act 1956, or Companies Act, permit us to issue classes of securities in addition to the equity shares. For the purposes of this prospectus, "shareholder" means a shareholder who is registered as a member in the register of members of our company.

PRIOR SHAREHOLDER RIGHTS AGREEMENTS

     In connection with our sales of equity shares to our investors from April 1998 through December 1999, we entered into nine separate shareholders rights agreements with our shareholders which provide for, among other things, certain preemptive, registration, co-sale and information rights, as well as the right of some shareholders to appoint members or observers of our Board of Directors. Some of the agreements also provide the shareholders with protective provisions that require us to obtain our shareholders' consent to take certain actions that would otherwise only require our Board's approval.

AMENDED AND RESTATED SHAREHOLDERS' RIGHTS AGREEMENT

     On February 24, 2000, in contemplation of this offering, we entered into an Amended and Restated Shareholders' Rights Agreement with all of our shareholders to amend, restate, supersede and replace all nine previous shareholder agreements we entered into with our shareholders. The Amended and Restated Shareholders' Rights Agreement shall become effective on the completion of this offering and provides for certain shareholder rights, summarized below.

   Registration Rights

     Holders of at least 30% of our equity shares can require us, subject to limitations, to effect a registration or qualification of the securities either with the Nasdaq National Market, the National Stock Exchange of India or The Stock Exchange, Mumbai. We are not required to effect:

     - more than two such registrations or qualifications pursuant to such demand registration rights;

     - a registration or qualification prior to the earlier of December 31, 2002, or six months after the effective date of any Indian law, regulation or other governmental order which allows our equity shares to be offered to the public on an Indian stock exchange; or

     - a registration for a period not to exceed 120 days, if our Board of Directors has made a good faith determination that such registration would be detrimental to us or our shareholders.

     At any time after we become eligible to file a registration statement on Form F-3, holders of our equity shares may require us to file registration statements on Form F-3 with respect to their equity shares. We are not required to effect this registration:

     - more than once in a twelve month period;

     - unless the registration relates to securities that are valued in excess of US$1,000,000; or

     - if our Board of Directors has made a good faith determination that such registration would be detrimental to us or our shareholders.

     Each of the foregoing registration rights is subject to conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of equity shares to be included in such registration. We are required to bear all the expenses of all such registrations, except underwriting discounts and commissions. The registration rights with respect to any holder thereof terminate upon the earlier of when the holder may sell the equity shares within a three month period pursuant to Rule 144 of the Securities Act, or the time when the holder is able to convert the registrable securities into ADSs which are listed on the Nasdaq National Market.

   Other Rights

     The Amended and Restated Shareholders' Rights Agreement also provides certain preemptive, information and co-sale rights to our shareholders.

DIVIDENDS

     Under the Companies Act, unless our Board of Directors recommends the payment of a dividend, we may not declare a dividend. Similarly, under our Amended and Restated Articles of Association, although the shareholders may, at the annual general meeting, approve a dividend in an amount less than that recommended by the Board of Directors, they cannot increase the amount of the dividend. In India, dividends generally are declared as a percentage of the par value of a company's equity shares. Any dividend recommended by the Board of Directors subject to the limitations described above, will be distributed and paid to shareholders in proportion to the paid up value of their shares within 42 days of the approval by the shareholders at the annual general meeting. Pursuant to our Amended and Restated Articles of Association, our Board of Directors has discretion to declare and pay interim dividends without shareholder approval. With respect to equity shares issued during a particular fiscal year (including any equity shares underlying ADSs issued to the depositary in connection with the offering or in the future), cash dividends declared and paid for such fiscal year generally will be prorated from the date of issuance to the end of such fiscal year. Under the Companies Act, dividends can only be paid in cash to the registered shareholder at a record date fixed on or prior to the annual general meeting or to his order or his banker's order.

     Under the Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required under the Companies Act to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year. The Companies Act further provides that, in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company's accumulated profits, subject to the following conditions:

     - the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

     - the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

     - the balance of reserves after withdrawals shall not fall below 15% of its paid up capital.

     A tax of 11%, including the presently applicable surcharge, of the total dividend declared, distributed or paid for a relevant period is payable by our company. The recently enacted Finance Act, 2000 increases the dividend distribution tax to 22%, including applicable surcharges, effective as of June 1, 2000. For additional information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 28.


BONUS SHARES

     In addition to permitting dividends to be paid out of current or retained earnings as described above, the Companies Act permits us to distribute an amount transferred from the general reserve or surplus in our profit and loss account to our shareholders in the form of bonus shares, which are similar to a stock dividend. The Companies Act also permits the issuance of bonus shares from a share premium account. Bonus shares are distributed to shareholders in the proportion recommended by the Board of Directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

PREEMPTIVE RIGHTS AND ISSUE OF ADDITIONAL SHARES

     The Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a general meeting of the shareholders. For approval, this special resolution must be approved by a number of votes which is not less than three times the number of votes against the special resolution. If the special resolution is not approved, the new shares must first be offered to the existing shareholders as of a fixed record date. The offer must include: (1) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (2) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined. Our Board of Directors is authorized under the Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to our company.

ANNUAL GENERAL MEETINGS OF SHAREHOLDERS

     We must convene an annual general meeting of shareholders within six months after the end of each fiscal year and may convene an extraordinary general meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. The annual general meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the Board. Written notice setting out the agenda of the meeting must be given at least 21 days (excluding the days of mailing and receipt) prior to the date of the general meeting to the shareholders of record. Shareholders who are registered as shareholders on the date of the general meeting are entitled to attend or vote at such meeting.

     The annual general meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; meetings other than the annual general meeting may be held at any other place if so determined by the Board of Directors. Our registered office is located at 4th Floor, Sterling Centre, Dr. Annie Besant Road, Worli, Mumbai 400 018, India.

     Our Articles provide that a quorum for a general meeting is the presence of at least five shareholders in person.

VOTING RIGHTS

     At any general meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. For a description of voting of ADSs, please see "Description of American Depositary Shares -- Voting Rights" on page 78.


     Any shareholder may appoint a proxy. The instrument appointing a proxy must be delivered to us at least 48 hours prior to the meeting. A proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll.

     Ordinary resolutions may be passed by simple majority of those present and voting at any general meeting for which the required period of notice has been given. However, specified resolutions such as amendments to our Amended and Restated Articles of Association and the Memorandum of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or poll) are not less than three times the number of votes, if any, cast against the resolution.

REGISTER OF SHAREHOLDERS; RECORD DATES; TRANSFER OF SHARES

     We maintain a register of shareholders. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the annual general meeting. The date on which this period begins is the record date.

     To determine which shareholders are entitled to specified shareholder rights, we may close the register of shareholders. The Companies Act requires us to give at least seven days' prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year.

     Following the introduction of the Depositories Act, 1996, and the repeal of
Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. Our Articles currently contain provisions which give our directors discretion to refuse to register a transfer of shares in some circumstances. Furthermore, in accordance with the provisions of Section 111A(2) of the Companies Act, our directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our directors refuse to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board. Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Indian Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or the Indian Sick Industrial Companies (Special Provisions) Act, 1985 or any other Indian laws, the Company Law Board may, on application made by the company, a depository incorporated in India, an investor, the Securities and Exchange Board of India or other parties, direct the rectification of the register of records. The Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention. Notwithstanding such investigation, the rights of a shareholder to transfer the shares will not be restricted.

     Under the Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Companies Act and the rules thereunder together with delivery of the share certificates.

DISCLOSURE OF OWNERSHIP INTEREST


     Section 187C of the Companies Act requires beneficial owners of shares of Indian companies who are not holders of record to declare to us details of the holder of record and the holder of record to declare details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs. 1,000 for each day the declaration is not made. Any lien, promissory note or other collateral agreement created, executed or entered into with respect to any equity share by its registered owner, or any hypothecation by the registered owner of any equity share, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with Section 187C will not affect our obligation to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which the declaration has not been made. While it is unclear under Indian law whether
Section 187C applies to holders of ADSs, investors who exchange ADSs for the underlying equity shares will be subject to the restrictions of Section 187C. Additionally, holders of ADSs may be required to comply with the notification and disclosure obligations pursuant to the provisions of the deposit agreement to be entered into by us, such holders and a depositary. For additional information regarding the deposit agreement, please see "Description of American Depositary Shares" on page 74.


AUDIT AND ANNUAL REPORT

     At least 21 days before the annual general meeting of shareholders excluding the days of mailing and receipt, we must distribute to our shareholders a detailed version of our audited balance sheet and profit and loss account and the related reports of the Board and the auditors, together with a notice convening the annual general meeting. Under the Companies Act, we must file the balance sheet and annual profit and loss account presented to the shareholders within 30 days of the conclusion of the annual general meeting with the Registrar of Companies in Mumbai, which is in the state of Maharashtra, India. Our registered office is located in Mumbai. We must also file an annual return containing a list of our shareholders and other information, within 60 days of the conclusion of the meeting.

COMPANY ACQUISITION OF EQUITY SHARES

     Under the Companies Act, approval of at least 75% of a company's shareholders voting on the matter and approval of the High Court of the State in which the registered office of the company is situated is required to reduce a company's share capital. A company may, under some circumstances, acquire its own equity shares without seeking the approval of the High Court. However, a company would have to extinguish the shares it has so acquired within the prescribed time period. A company is not permitted to acquire its own shares for treasury operations. An acquisition by a company of its own shares (without having to obtain the approval of the High Court) must comply with prescribed rules, regulations and conditions as laid down in the Companies Act. In addition, private and unlisted public companies would have to comply with the Private Limited Company and Unlisted Public Limited Company (Buy-back of Securities) Rules, 1999, notified by the Ministry of Law, Justice and Company Affairs of the Government of India on July 6, 1999 and public companies which are listed on a recognized stock exchange in India would have to comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. Since we are not listed on any recognized stock exchange in India, we would have to comply with the relevant provisions of the Companies Act and the Private Limited Company and Unlisted Public Limited Company (Buy-back of Securities) Rules, 1999.

LIQUIDATION RIGHTS

     Subject to the rights of creditors, employees and the holders of any shares entitled by their terms to preferential repayment over the equity shares, if any, in the event of our winding-up the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. All surplus assets after payments to the holders of any preference shares at the commencement of the winding-up shall be paid to holders of equity shares in proportion to their shareholdings.

PROPOSED AMENDMENTS TO THE INDIAN COMPANIES ACT

     Some of the provisions specified above are proposed to be amended by the Companies Bill, 1999. These include the introduction of specific guidelines regarding declaration of interim dividends, voting by postal ballot, appointment of directors by nominee shareholders and removal of requirements to disclose beneficial ownership of securities under Section 187C of the Companies Act. These changes will become effective only if the Indian Parliament passes the Bill and the Bill is published in the Official Gazette of India.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

     Citibank, N.A. will act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., Mumbai Branch, located at 81 Dr. Annie Besant Road, Worli, Mumbai India 400018.

     We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.


     The following description is a summary of the material terms of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by reference to the deposit agreement and not by reference to this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.



     Each ADS represents one-half of one equity share on deposit with the custodian bank. An ADS will also represent any other property received by the depositary bank or the custodian bank on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.


     If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS owner you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of equity shares will continue to be governed by the laws of India, which may be different from the laws of the United States.

     As an owner of ADSs, you may own your ADSs either by means of an ADR registered in your name or through your brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "owner." When we refer to "you," we assume the reader owns and will own ADSs at the relevant time.

DIVIDENDS AND DISTRIBUTIONS

     As an ADS owner, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. ADS owners will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

DISTRIBUTIONS OF CASH

     Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank and deposit the cash distribution with the custodian bank. Upon receipt of the distribution the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the owners in proportion to the number of ADSs held.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are freely transferable to the United States. The amounts distributed to ADS owners will be net of the fees, expenses, taxes and governmental charges payable by ADS owners under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

DISTRIBUTIONS OF EQUITY SHARES

     Whenever we make a free distribution of equity shares for the securities on deposit with the custodian bank, we will notify the depositary bank and deposit such equity shares with the custodian bank. Upon receipt of such distribution, the depositary bank will either distribute to ADS owners new ADSs representing the equity shares deposited or modify the ADS-to-equity share(s) ratio, in which case each ADS you own will represent rights and interests in the additional equity shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

     The distribution of new ADSs or the modification of the ADS-to-equity share(s) ratio upon a distribution of equity shares will be made net of the fees, expenses, taxes and governmental charges payable by ADS owners under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new equity shares so distributed.

     No such distribution of new ADSs will be made if it would violate a law (for example, the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs or modify the ADS-to-equity share(s) ratio as described above, it will use its best efforts to sell the equity shares received and will distribute the proceeds of the sale as in the case of a distribution of cash. No such cash distribution can be made if the depositary bank is unable to sell the equity shares.

DISTRIBUTIONS OF RIGHTS

     Whenever we intend to distribute rights to purchase additional equity shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to ADS owners.

     The depositary bank will establish procedures to distribute rights to purchase additional ADSs to ADS owners and to enable such ADS owners to exercise such rights if it is lawful and reasonably practicable to make the rights available to ADS owners of ADSs and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new equity shares directly rather than new ADSs.

     The depositary bank will not distribute the rights to you if:

     - timely request that the rights be distributed to you or we request that the rights not be distributed to you;

     - we fail to deliver satisfactory documentation to the depositary bank; or

     - it is not reasonably practicable to distribute the rights.

     The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to ADS owners as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

OTHER DISTRIBUTIONS

     Whenever we intend to distribute property other than cash, equity shares or rights to purchase additional equity shares, we will timely notify the depositary bank and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the ADS owners in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by ADS owners under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

     The depositary bank will not distribute the property to you and will sell the property if:

     - we do not timely request that the property be distributed to you or if we ask that the property not be distributed to you;

     - we do not deliver satisfactory documentation to the depositary bank; or

     - the distribution to you is not reasonably practicable.

     The proceeds of such a sale will be distributed to ADS owners as in the case of a cash distribution.

REDEMPTION

     Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank as soon as practicable prior to the intended redemption date. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will notify the ADS owners of the redemption.

     The custodian will be instructed to surrender the securities being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable ADS owners to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges in connection with the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

CHANGES AFFECTING EQUITY SHARES

     The equity shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of such equity shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the equity shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

ISSUANCE OF ADSS UPON DEPOSIT OF EQUITY SHARES

     Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares without prior approval of the Government of India. If you elect to surrender your ADSs and receive equity shares, then under current Indian laws and regulations, you will be prohibited from re-depositing those outstanding equity shares with the depositary bank without prior approval of the Government of India.

     If permitted under applicable law, the depositary bank may create ADSs on your behalf if you or your broker deposit equity shares with the custodian bank. The depositary bank will deliver these ADSs to the person you indicate only after you obtain all necessary approvals and pay any applicable issuance fees and any charges and taxes payable for the transfer of the equity shares to the custodian bank.

     The issuance of ADSs may be delayed until the depositary bank or the custodian bank receives confirmation that all required approvals have been given and that the equity shares have been duly transferred to the custodian bank. The depositary bank will only issue ADSs in whole numbers.

     If you are permitted to make a deposit of equity shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

     - the equity shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

     - all preemptive (and similar) rights, if any, with respect to such equity shares have been validly waived or exercised;

     - you are duly authorized to deposit the equity shares;

     - the equity shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement); and

     - the equity shares presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF EQUITY SHARES UPON CANCELLATION OF ADSS

     As an owner of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying equity shares at the custodian bank's offices subject to the laws of India. In order to withdraw the equity shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the equity shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

     If you hold an ADR representing ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the equity shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your ADSs at any time except for:

     - Temporary delays that may arise because (i) the transfer books for the equity shares or ADSs are closed, or (ii) equity shares are immobilized on account of a shareholders' meeting or a payment of dividends.

     - Obligations to pay fees, taxes and similar charges.

     - Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

VOTING RIGHTS

     As ADSs owner, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the equity shares represented by your ADSs.

     At our request, the depositary bank will distribute to you any notice of shareholders' meeting timely received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

     If the depositary bank timely receives voting instructions from an owner of ADSs, it will endeavor to vote the securities represented by the owner's ADSs in accordance with such voting instructions. In the event that voting takes place by a show of hands, the depositary bank will cause the custodian to vote all deposited securities in accordance with the instructions received from owners of a majority of the ADSs for which the depositary bank receives voting instructions.

     Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted (except as described above in the event of a vote by show of hands).

FEES AND CHARGES

     As an ADS owner, you will be required to pay the following service fees to the depositary bank:

                      SERVICE                                       FEES
---------------------------------------------------    -------------------------------
Issuance of ADSs...................................    Up to 5c per ADS issued
Cancellation of ADSs...............................    Up to 5c per ADS canceled
Distribution of ADSs...............................    Up to 5c per ADS issued
Distribution of cash dividends or other cash
  distributions....................................    Up to 2c per ADS held
Transfer of ADSs...................................    $1.50 per certificate presented

     As an ADS owner you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

     - fees for the transfer and registration of equity shares (i.e., upon deposit and withdrawal of equity shares);

     - expenses incurred for converting foreign currency into U.S. dollars and in compliance with regulatory requirements applicable to equity shares and ADSs;

     - expenses for cable, telex and fax transmissions and for delivery of securities; and

     - taxes and duties upon the transfer of securities (i.e., when equity shares are deposited or withdrawn from deposit).

     We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

AMENDMENTS AND TERMINATION

     We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give owners 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

     You will be bound by the modifications to the deposit agreement if you continue to own your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the equity shares represented by your ADSs (except as permitted by law).

     We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must provide notice to the owners at least 30 days before termination.

     Upon termination, the following will occur under the deposit agreement:

     - For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the equity shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those equity shares on the same terms as prior to the termination. During such six months' period the depositary bank will continue to collect all distributions received on the equity shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

     - After the expiration of such six months' period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the owners of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to owners other than to account for the funds then held for the owners of ADSs still outstanding.

BOOKS OF DEPOSITARY

     The depositary bank will maintain ADR owner records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other owners in the interest of business matters relating to the ADSs and the deposit agreement.

     The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

     - We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

     - The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

     - The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in equity shares, for the validity or worth of the equity shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

     - We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

     - We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

     - We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

     - We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting equity shares for deposit, any owner of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

     - We and the depositary bank also disclaim liability for the inability by an owner to benefit from any distribution, offering, right or other benefit which is made available to holders of equity shares but is not, under the terms of the deposit agreement, made available to you.

     - We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

PRE-RELEASE TRANSACTIONS

     The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of equity shares or release equity shares before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by owners and may sell any and all property on deposit to pay the taxes and governmental charges payable by owners. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable owner. The depositary bank and the custodian bank may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian bank proof of taxpayer status and residence and such other information as the depositary bank and the custodian bank may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian bank for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

     The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

     - convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the owners for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency to holders for whom the distribution is lawful and practicable; and

     - hold the foreign currency (without liability for interest) for the applicable owners.

             RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES


     Currently investment in Indian securities is regulated by the Indian Foreign Exchange Regulation Act, 1973. Under Section 29(1)(b) of the Indian Foreign Exchange Regulation Act, 1973, no person or company resident outside India that is not incorporated in India (other than a banking company) can purchase the shares of any company carrying on any trading, commercial or industrial activity in India without the permission of the Reserve Bank of India. Also, under Section 19(1)(d) of the Indian Foreign Exchange Regulation Act, 1973, the transfer and issuance of any security of any Indian company to a person resident outside India requires the permission of the Reserve Bank of India. Under Section 19(5) of the Indian Foreign Exchange Regulation Act, 1973, no transfer of shares in a company registered in India by a non-resident to a resident of India is valid unless the transfer is confirmed by the Reserve Bank of India upon application filed by the transferor or the transferee. Furthermore, the issuance of rights and other distributions of securities to a non-resident also requires the prior consent of the Reserve Bank of India. However, the Reserve Bank of India has issued notifications over the past few years relaxing the restrictions on foreign investment in Indian companies.



     As of June 1, 2000, the Indian Foreign Exchange Regulation Act, 1973 will be replaced by the Indian Foreign Exchange Management Act, 1999. The Indian Foreign Exchange Management Act, 1999 contains provisions regarding current account convertibility and amendments to the definition of a resident of India. However, some of the existing controls and restrictions on capital account transactions remain in force. While many of the restrictions imposed by the Indian Foreign Exchange Regulation Act, 1973 have been relaxed under this new legislation, the Notifications and Guidelines issued by the Reserve Bank of India which are not inconsistent with the Indian Foreign Exchange Management Act, 1999 continue to be in force. The purchase and the transfer of shares of Indian companies continues to be regulated by the RBI. Therefore, transaction involving foreign investment in Indian securities is regulated by the provisions of the Indian Foreign Exchange Management Act, 1999 and continues to be regulated by the Reserve Bank of India.


ADR GUIDELINES

     Shares of Indian companies represented by ADSs are no longer required to be approved for issuance to foreign investors by the either Ministry of Finance or the Reserve Bank of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993, as modified from time to time, notified by the Government of India. This change was effected through the guidelines for ADR and GDR issues by Indian companies issued by the Ministry of Finance on January 19, 2000 and a notification issued by the Reserve Bank of India. Hence we do not require the approval of the Ministry of Finance and the Reserve Bank of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993. However, we will be required to furnish full particulars of the issue, including the underlying equity shares representing the ADRs, to the Ministry of Finance and the Reserve Bank of India within 30 days of the completion of this offering.


     The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme is distinct from other policies or facilities, as described below, relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme also affords to owners of ADSs the benefits of Section 115AC of the Indian Income-tax Act, 1961 for purposes of the application of Indian tax law. For additional information, please see "Taxation--Indian Taxation" on page 88.

FOREIGN DIRECT INVESTMENT


     Currently, due to recent changes in Indian policy, subject to certain exceptions, foreign direct investment and investment by individuals of Indian nationality or origin residing outside India, or non-resident Indians, and overseas corporate bodies at least 60% owned by such persons, or overseas corporate bodies, in Indian companies do not require the approval of the Foreign Investment Promotion Board, or FIPB, a body formed by the Government of India to negotiate with large foreign companies interested in making long-term investments in India. Furthermore, henceforth no prior approval of the Reserve Bank of India is required although a post-investment declaration in giving details of the foreign investment in the company pursuant to the ADR issue must be filed with the Reserve Bank of India within thirty days of our ADR offering.


     In cases where FIPB approval is obtained, no prior approval of the Reserve Bank of India is required, although a declaration in the prescribed form as mentioned above must be filed with the Reserve Bank of India once the foreign investment is made in the Indian company. In cases where no prior approval of the FIPB is required, prior approval of the Reserve Bank of India would also not be required. However, a declaration in the prescribed form giving details of the foreign investment must be filed with the Reserve Bank of India once the foreign investment is made in the Indian company.


     We have applied to the FIPB for approval to increase the percentage of foreign ownership of our Company to 60%, or a total of US$100 million, whichever is lower. We are awaiting approval for the increase.


     In May 1994, the Government of India announced that purchases by foreign investors of ADSs and foreign currency convertible bonds of Indian companies will be treated as foreign direct investment in the equity issued by Indian companies for such offerings.

     In November 1998, the Reserve Bank of India issued a notification to the effect that foreign investment in preferred shares will be considered as part of the share capital of a company and the provisions relating to foreign direct investment in the equity shares of a company discussed above would apply. Investments in preferred shares are included as foreign direct investment for the purposes of sectoral caps on foreign equity, if such preferred shares carry a conversion option. If the preferred shares are structured without a conversion option, they would fall outside the foreign direct investment limit.

     The discussion on the foreign direct investment regime in India set forth above applies only to a new issuance of shares made by Indian companies, not to a transfer of shares.

INVESTMENT BY NON-RESIDENT INDIANS AND OVERSEAS CORPORATE BODIES OWNED AT LEAST 60% BY NON-RESIDENT INDIANS


     A variety of special facilities for making investments in India in shares of Indian companies is available to individuals of Indian nationality or origin residing outside India, or non-resident Indians, and to overseas corporate bodies, which are at least 60% owned by such persons. These facilities permit non-resident Indians and overseas corporate bodies to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors. These facilities are different and distinct from investments by foreign direct investors described above in the section titled "--Foreign Direct Investment" on page 82.



     Apart from portfolio investments in Indian companies, non-resident Indians and overseas corporate bodies may also invest in Indian companies through foreign direct investments. For additional information, please see "--Foreign Direct Investment" on page 83.

INVESTMENT BY FOREIGN INSTITUTIONAL INVESTORS

     In September 1992, the Government of India issued guidelines which enable foreign institutional investors, including institutions such as pension funds, investment trusts, asset management companies, nominee companies and incorporated/ institutional portfolio managers, to make portfolio investments in all securities of listed and unlisted companies in India pursuant to the portfolio investment route. Under the guidelines, foreign institutional investors must obtain an initial registration from the Securities and Exchange Board of India and a general permission from the Reserve Bank of India to engage in transactions regulated under the Indian Foreign Exchange Regulation Act, 1973. Foreign institutional investors must also comply with the provisions of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995, or foreign institutional investor regulations. When it receives the initial registration, the foreign institutional investor also obtains general permission from the Reserve Bank of India to engage in transactions regulated under the Indian Foreign Exchange Regulation Act, 1973. Together, the initial registration and the Reserve Bank of India's general permission enable the registered foreign institutional investor to buy, subject to the ownership restrictions discussed below, and sell freely securities issued by Indian companies whether or not they are listed, to realize capital gains on investments made through the initial amount invested in India, to subscribe or renounce rights offerings for shares, to appoint a domestic custodian for custody of investments held and to repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares. The foreign institutional investor regulations also set out the general obligations and responsibilities and investment conditions and restrictions applicable to foreign institutional investors. One such restriction is that unless the foreign Institutional Investor is registered as a debt fund with the Securities Exchange Board of India, the total investment in equity and equity-related instruments should not be less than 70% of the aggregate of all investments of a foreign institutional investor in India.


     Apart from making portfolio investments in Indian companies as described above, foreign institutional investors may make direct foreign investments in Indian companies. For additional information, please see "-- Foreign Direct Investment" on page 83.


OWNERSHIP RESTRICTIONS

   Foreign Institutional Investors, Non-Resident Indians and Overseas Corporate Bodies

     The Securities and Exchange Board of India and Reserve Bank of India regulations restrict portfolio investments in Indian companies by foreign institutional investors, non-resident Indians and overseas corporate bodies, all of which we refer to as foreign portfolio investors. Foreign institutional investors in aggregate may hold no more than 30% of the equity shares of an Indian company and non-resident Indians and overseas corporate bodies in aggregate may hold no more than 10% of the shares of an Indian company through portfolio investments. Under current Indian law, foreign institutional investors in the aggregate may hold no more than 24% of the equity shares of an Indian company, and non-resident Indians and overseas corporate bodies in aggregate may hold no more than 10% of the shares of an Indian company through portfolio investments. The 24% limit referred to above may be increased to 40% if the shareholders of the company pass a special resolution to that effect. The Reserve Bank of India circular also states that no single foreign institutional investor may hold more than 10% of the shares of an Indian company and no single non-resident Indian or overseas corporate body may hold more than 5% of the shares of an Indian company.

     There is uncertainty under Indian law about the tax regime applicable to foreign institutional investors that hold and trade ADSs. Foreign institutional investors are urged to consult with their Indian legal and tax advisers about the relationship between the foreign institutional investor regulations and the ADSs and any equity shares withdrawn upon surrender of ADSs.

   Takeover Code

     Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or takeover regulations, approved by the Securities and Exchange Board of India in January 1997 and notified by the Government of India in February 1997, upon the acquisition of more than 5% of the outstanding shares or voting rights of a listed public Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. Upon the acquisition of 15% or more of such shares or voting rights or a change in control of the company, the purchaser is required to make an open offer to the other shareholders offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the new regulations. Upon conversion of ADSs into equity shares, an ADS owner will be subject to the new regulations. However, since Rediff.com India Limited is an unlisted company, the provisions of the takeover regulations will not apply to us. If our shares are listed on an Indian stock exchange in the future, the takeover regulations will apply to the owners of our ADSs.

     Open market purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, overseas corporate bodies and foreign institutional investors (under the portfolio investment route) the ownership levels set forth above require Government of India approval on a case-by-case basis.

                         GOVERNMENT OF INDIA APPROVALS

     Currently under Indian regulations we are not required to obtain the prior approval of the Ministry of Finance and the Reserve Bank of India for this offering. However, we will be required to furnish full particulars of the issue, including the number of ADSs issued, the percentage of the foreign shareholding in Rediff.com subsequent to this offering and detailed parameters of the issue to the Ministry of Finance and the Reserve Bank of India within 30 days of this offering. In addition to the details mentioned above, we will be required to file details of the listing arrangements, total amount raised, the amount retained abroad and other relevant details regarding the launching and initial trading of the ADSs with the Reserve Bank of India. We are also required to furnish to the Reserve Bank of India, the capital structure of Rediff.com prior to this offering as well as the capital structure after this offering, within 30 days of this offering. We are also required to inform the Reserve Bank of India of any repatriation of issue proceeds held abroad immediately on such repatriation. Various tax concessions are expected to be available with respect to this offering in accordance with the provisions of Section 115AC of the Indian Income-tax Act, 1961. For additional information, please see
"Taxation -- Indian Taxation" on page 88. Copies of the approvals from the Ministry of Industry and the letter from the Ministry of Finance stating that the approval of the Ministry of Finance will not be required for this offering will be made available for public inspection at our corporate office or provided upon written request to our Chief Financial Officer.

     On January 20, 2000, the Reserve Bank of India issued a notification under the provisions of the Indian Foreign Exchange Regulation Act, 1973 relaxing the requirement of prior approval for an Indian company issuing ADS, provided that the issuing company is eligible to issue ADSs in terms of the guidelines issued by the Ministry of Finance and the issuing company has the necessary approval from the Foreign Investment Promotion Board. We satisfy both the criteria mentioned above and hence we will not be required to obtain the prior approval of the Reserve Bank of India for this offering. Through this notification the Reserve Bank of India has also granted general permission for the following:

     - foreign investors to acquire ADSs and equity shares issued by us;

     - us to issue the ADSs and transfer and register the equity shares in the name of the depositary or its nominee;

     - us to remit dividends on the equity shares issued by us and represented by ADSs at market rates, through an Authorized Dealer, as and when due subject to the payment of any applicable Indian taxes;

     - us to issue any rights or bonus equity shares represented by the ADSs issued by us;

     - us to export the equity shares from India for transfer thereof outside of India upon withdrawal from the depositary facility; and

     The Reserve Bank of India has granted general permission for the free transfer of the ADSs issued by us outside India between non-residents of India.

     Specific approval of the Reserve Bank of India will have to be obtained, however, for the sale of the underlying equity shares by a person resident outside India to a person resident in India as well as for any renunciation of rights to a resident of India. Currently investment in Indian securities is regulated by the Foreign Exchange Regulation Act, 1973, which may be replaced by the Indian Foreign Exchange Management Act, 1999. For additional information, please see "Restrictions on Ownership of Indian Securities" on page 82. Pursuant to the Indian Foreign Exchange Regulation Act, 1973, a resident of India is: (1) a citizen of India who has not left India with an intention of staying outside India; and (2) a non-citizen of India who stays in India for a purpose indicating an intention to stay in India. Transfers of securities in Indian companies from a person resident outside India to a resident of India require approval from the Reserve Bank of

India under Section 19(5) of the Indian Foreign Exchange Regulation Act, 1973. Currently, however, no prior approval of the Reserve Bank of India is required in respect of such sales if the company whose shares are being sold is listed in India and if such sales are made in the stock market through a registered Indian broker and through a recognized stock exchange in India at prevailing market rates. In such cases, the sale proceeds may be repatriated after payment of applicable taxes and stamp duties. For additional information, please see "Taxation -- Indian Taxation -- Taxation of Distributions" on page 88. Since our equity shares are not presently listed in India, the prior approval of the Reserve Bank of India will be required for a person resident outside India who is a shareholder in our company to sell his equity shares in our company to a person resident in India. The Reserve Bank of India will approve the price at which the shares can be sold based on a formula. Because the sale would result in an outflow of foreign exchange, the Reserve Bank of India would generally not approve a price higher than that arrived at by using the formula.

     Any person resident outside India desiring to sell equity shares received upon surrender of ADSs or otherwise transfer such equity shares within India should seek the advice of an Indian counsel as to the requirements applicable at that time. The Reserve Bank of India has approved the free transferability of our ADSs outside India between two non-residents. However, under current Indian law, the sale and transfer of our equity shares withdrawn from the depositary to any resident of India would require additional approvals to be obtained from the Reserve Bank of India. Under current regulations and practice, since we are not listed on any recognized stock exchange in India, a non-resident of India intending to sell our securities within India or to a resident of India is required to apply for Reserve Bank of India approval by submitting a Form TS1, which requires information as to the transferor, transferee, the shareholding structure of our company, the proposed sale price per share and other information. The proceeds from such transfers may be transferred outside India after payment of applicable taxes and stamp duties. The Reserve Bank of India will approve the price at which shares are to be transferred from a non-resident holder of shares in our company to a resident of India based on a formula. The Reserve Bank of India is not required to respond to a Form TS1 application within any specific time period and may grant or deny the application in its discretion.

     Prior to the effectiveness of the registration statement of which this prospectus is a part, we will file an application with the Department of Company Affairs seeking for an exemption from the provisions of the Companies Act, 1956 which make it mandatory for a company making a public offering to distribute a prospectus within India. The Ministry of Finance may request that a copy of this prospectus be filed with the Securities and Exchange Board of India and the Registrar of Companies in Mumbai, in the state Maharashtra. Our registered office is located in Mumbai.

     The equity shares issued and outstanding prior to the offering are not listed on any Indian stock exchanges, and no such listing is presently planned. However, we may be required to list the equity shares on Indian Stock Exchanges within three years from the time we first earn profits.

                                    TAXATION

INDIAN TAXATION


     General. The following is based on the opinion of Nishith Desai Associates regarding the principal Indian tax consequences for ADS owners and equity shares received upon withdrawal of such ADSs by the owners who are not resident in India, whether of Indian origin or not and resident employees of our company who receive the employee stock options linked to the ADSs pursuant to an employee stock option plan, or ESOP. The following is based on the provisions of the Indian Income-tax Act, 1961, or Income-Tax Act, including the special tax regime contained in Section 115AC and 115ACA of the Income-tax Act read with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993, as amended by the Notification issued by the Ministry of Finance, F. No. 1517199-NRI dated January 19, 2000, hereafter referred to as the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the Sections 115AC and 115ACA may be amended or changed by future amendments of the Income-tax Act.


     This opinion is valid as of the date hereof and is not intended to constitute a complete analysis of the individual tax consequences to non-resident owners or resident employees under Indian law for the acquisition, ownership and sale of ADSs and equity shares by non-resident owners or resident employees. Personal tax consequences of an investment may vary in various circumstances and potential investors should therefore consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under the law of the jurisdiction of their residence and any tax treaty between India and their country of residence.

     Residence. For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

     - a period or periods amounting to 182 days or more; or

     - 60 days or more and, in case of a citizen of India or a person of Indian origin, who, being outside India, comes on a visit to India, is in India for 182 days or more, and in each case within the four preceding years has been in India for a period or periods amounting to 365 days or more.


     A company is a resident of India if it is incorporated in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.



     Taxation of Distributions. Pursuant to the Finance Act, 1997, withholding tax on dividends paid to shareholders (regardless of whether such shareholders are resident in India or not) no longer applies. However, the company paying the dividend is subject to a dividend distribution tax of 11% including the presently applicable surcharge, on the total amount it distributes, declares or pays as a dividend in addition to the normal corporate tax. The recently enacted Finance Act, 2000 increases the dividend distribution tax to 22%, including the applicable surcharge, effective as of June 1, 2000.


     Any distributions of additional ADSs or equity shares made to resident or non-resident owners will not be subject to Indian tax. Redemption of ADSs for the underlying equity shares is not a taxable event. Therefore, the appreciation in value of the underlying equity shares from the sale price of ADSs to the price at the time of the conversion into equity shares is not taxable in India.

     Taxation of Capital Gains. Any gain realized on the sale of our ADSs by a non-resident owner to any non-resident outside India is not subject to Indian capital gains tax.

     Since the offering falls within the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, non-resident owners of the ADSs will have the benefit of tax concessions available under Section 115AC of the Income Tax Act, and resident employees will have the benefit of tax concessions available under
Section 115ACA of the Income Tax Act. Under these sections, taxable gain realized on the sale of equity shares held for more than 12 months, or long-term gain, is subject to tax at the rate of 10% in the case of non-residents, 11% including the applicable surcharge, in the case of resident employees and non-resident individuals with taxable income between US$1,374 (Rs. 60,000) and US$3,436 (Rs. 150,000) and 11.5%, including the applicable surcharge, in the case of non-resident individuals and resident employees with taxable income greater than US$3,436 (Rs. 150,000). Taxable gain realized on the sale of equity shares held for 12 months or less, or short-term gain, is subject to tax at variable rates with a maximum rate of 48% in the case of a foreign company, 30% in the case of individuals, 33% including the applicable surcharge, in the case of resident employees and non-resident individuals with taxable income between US$1,374 (Rs. 60,000) and US$3,436 (Rs. 150,000) and 34.5%, including the applicable surcharge, in the case of non-resident individuals and resident employees with taxable income greater than US$3,436 (Rs. 150,000).


     The capital gains tax is computed by applying these rates to the difference between the sale price and the purchase price of the equity shares.

     Under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, the purchase price of equity shares received in exchange for ADSs will be the price of the underlying shares on the date that the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs. In the case of companies listed in India, the purchase price of the equity shares would be the price of the equity shares prevailing on the Stock Exchange, Mumbai or the National Stock Exchange on the date the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs. However, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme and Section 115AC and Section 115ACA do not provide a basis for determining the purchase price for the purposes of computing capital gains tax where the shares of the Indian company are not listed on the Stock Exchange, Mumbai or the National Stock Exchange. Therefore, in the case of our company, which is not listed on either the Stock Exchange, Mumbai, or the National Stock Exchange, the determination of the purchase price of equity shares is unclear. Hence, the original purchase price of the ADSs may be treated as the purchase price for purposes of computing capital gains.

     According to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, a non-resident holder's holding period for purposes of determining the applicable Indian capital gains tax rate for equity shares received in exchange for ADSs begins on the date of the notice of the redemption by the depositary to the custodian. The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme provides that if the equity shares are sold on a recognized stock exchange in India for rupees, they will no longer be eligible for the preferential tax treatment.

     It is unclear whether the preferential tax treatment under sections 115AC and 115ACA and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme is available to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon surrender of the ADSs. If preferential tax treatment is not available, gains realized on the sale of such equity shares will be subject to customary Indian taxation on capital gains as discussed in the section titled "Customary Capital Gains Tax" below.

     Subscription rights or other rights attached to the ADSs are not expressly covered by Sections 115AC and Section 115ACA. It is therefore unclear whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty or a resident holder to any non-resident outside India will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights may be subject to customary Indian taxation on capital gains as discussed in the section titled "Customary Capital Gains Tax" below.



     Customary Capital Gains Tax: If Sections 115AC and 115ACA are not applicable, then a tax rate of 20%, 22% and 23% (including applicable surcharges) applies to long-term capital gains earned by non-resident individuals and resident employees, with taxable income lower than US$1,379 (Rs. 60,000), between US$1,379 (Rs. 60,000) and US$3,436 (Rs. 150,000) and greater than US$3,436 (Rs. 150,000), respectively, in case of sale of shares of an unlisted company. The short-term gains are subject to tax at variable rates with a maximum rate of 48% in case of a foreign company, 30%, 33%, and 34.5%, including the applicable surcharge, in the case of resident employees and non-resident individuals with taxable income lower than US$1,379 (Rs. 60,000), between US$1,379 (Rs. 60,000) and US$3,436 (Rs. 150,000) and greater than US$3,436 (Rs. 150,000), respectively.


     Non-resident holders will be able to avail themselves of the benefit of exchange rate fluctuations for computing customary gains tax.


     Withholding Tax on Capital Gains. Subject to any relief provided pursuant to an applicable tax treaty, any gains realized on the sale, inside India, of equity shares to a non-resident, will be subject to Indian capital gains tax, which must be withheld at the source by the buyer. The current India-U.S. tax treaty does not provide for an exemption from Indian capital gains tax.


     Buy-back of Securities. Indian companies are not subject to any tax in respect of the buy-back of their shares. However, the shareholders will be taxed on any resulting gain. In this case the company would be required to withhold tax at the source in accordance with the capital gains tax liability of the non-resident shareholder.

     Stamp Duty and Transfer Tax. Upon issuance of the equity shares underlying our ADSs, we will be required to pay a stamp duty of 0.1% per share of the issue price of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. However, upon the acquisition of equity shares from the depositary in exchange for ADSs, the non-resident owner, or the resident employee, as the case may be, will be liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or equity shares exchanged. A sale of equity shares by a non-resident holder or a resident employee, will also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee.

     Wealth Tax. The holding of the ADSs in the hands of resident employees or non-resident owners and the holding of the underlying equity shares by the depositary as a fiduciary will be exempt from Indian wealth tax. Non-resident owners are advised to consult their own tax advisers in this context.


     Gift Tax and Estate Duty. Gift tax was abolished in India effective as of October 1998, although it may be restored in the future. Estate duty was abolished in India effective as of March 1985. As a result, no estate duty will be applicable to resident or non-resident owners. Non-resident owners are advised to consult their own tax advisors in this context.


     Service Tax. Brokerage fees or commissions paid to stock brokers in connection with the sale or purchase of shares are subject to a service tax of 5%. The stock broker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

     PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO INDIAN AND LOCAL TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSS.

UNITED STATES FEDERAL TAXATION

     The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs. This summary addresses the U.S. federal income and estate tax considerations of holders that are U.S. persons, i.e., citizens or residents of the United States, partnerships or corporations created in or under the laws of the United States or any political subdivision thereof or therein, estates, the income of which is subject to U.S. federal income taxation regardless of its source and trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions and that will own equity shares or ADSs as capital assets and owners that are not U.S. persons. We refer to these persons as U.S. owners and non-U.S. owners, respectively. This summary does not address tax considerations applicable to owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, persons that will hold equity shares or ADSs as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, persons that have a "functional currency" other than the U.S. dollar or owners of 10% or more, by voting power or value, of the stock of our company. This summary is based on the tax laws of the United States as in effect on the date of this prospectus and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date and is based in part on representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSS.

     Ownership of ADSs. For U.S. federal income tax purposes, holders of ADSs will be treated as the owners of equity shares represented by such ADSs.

     Dividends. Distributions of cash or property (other than equity shares, if any, distributed pro rata to all shareholders of our company, including owners of ADSs) with respect to equity shares will be includible in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. owner of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current or accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. owners. To the extent, if any, that the amount of any distribution by our company exceeds our company's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in the equity shares or ADSs and thereafter as capital gain.

     A U.S. owner will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Indian dividend distribution taxes paid by our company, unless it is a U.S. company holding at least 10% of the Indian company paying the dividends. U.S. owners should be aware that dividends paid by our company generally will constitute "passive income" for purposes of the foreign tax credit.

     If dividends are paid in Indian rupees, the amount of the dividend distribution includible in the income of a U.S. owner will be in the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is includible in the income of the U.S. owner, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

     A non-U.S. owner of equity shares or ADSs generally will not be subject to U.S. federal income tax or withholding tax on dividends received on equity shares or ADSs unless such income is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

     Sale or Exchange of equity shares or ADSs. A U.S. owner generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. owner's tax basis in the equity shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive income or loss for U.S. foreign tax credit purposes.

     A non-U.S. owner of equity shares or ADSs generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such equity shares or ADSs unless:

     - such gain is effectively connected with the conduct by such non-U.S. owner of a trade or business in the U.S.; or

     - in the case of any gain realized by an individual non-U.S. owner, such holder is present in the United States for 183 days or more in the taxable year of such sale and other conditions are met.

     Estate Taxes. An individual owner who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs owned by such owner included in his or her gross estate for U.S. federal estate tax purposes. An individual owner who actually pays Indian estate tax with respect to the equity shares will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

     Backup Withholding Tax and Information Reporting Requirements. Under current U.S. Treasury Regulations, dividends paid on equity shares, if any, generally will not be subject to information reporting and generally will not be subject to U.S. backup withholding tax. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, equity shares or ADSs by a paying agent, including a broker, within the United States to a U.S. owner, other than an "exempt recipient," including a corporation, a payee that is a non-U.S. owner that provides an appropriate certification and other persons. In addition, a paying agent within the United States will be required to withhold 31% of any payments of the proceeds from the sale or redemption of equity shares or ADSs within the United States to an owner, other than an "exempt recipient," if such owner fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements.

     Passive Foreign Investment Company. A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if either:

     - 75% or more of its gross income for the taxable year is passive income;
       or

     - on average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis) 50% or more of its assets produce or are held for the production of passive income.

     Based on our current projections we do not believe that we satisfy either of the tests for passive foreign investment company status. However, the determination of whether we are a passive foreign investment will depend on facts and circumstances relating to future operations.

If we were to be a passive foreign investment company for any taxable year, U.S. owners would be required to either:

     - pay an interest charge together with tax calculated at maximum ordinary income rates on "excess distributions," which is defined to include gain on a sale or other disposition of equity shares;

     - if a qualified electing fund election is made, to include in their taxable income their pro rata share of undistributed amounts of our income; or

     - if the equity shares are "marketable" and a mark-to-market election is made, to mark-to-market the equity shares each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

     The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of equity shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has not been any public market for our ADSs or equity shares, and no prediction can be made as to the effect, if any, that market sales of ADSs or equity shares or the availability of ADSs or equity shares for future sale will have on the market price of the ADSs prevailing from time to time. Nevertheless, sales of substantial amounts of ADSs or equity shares in the public market or otherwise, or the perception that such sales could occur, could adversely affect the market price of ADSs and could impair our future ability to raise capital through the sale of our equity securities.



     Upon the closing of this offering, we will have an aggregate of 12,450,200 equity shares outstanding, assuming no exercise of the underwriters' overallotment option or outstanding employee stock options. Of the outstanding equity shares, the ADSs sold in this offering will be freely tradable, except that any ADSs held by "affiliates" as defined under Rule 144 under the Securities Act may only be sold in compliance with the limitations described below. The remaining equity shares were all issued in accordance with Regulation S under the Securities Act, other than the 645,000 shares (after giving effect to our 2 for 5 reverse share split effective May 3, 2000) issued to Intel Corporation, which were issued pursuant to Regulation D under the Securities Act. None of these shares may, under present law, be converted into ADSs without approval by the Government of India. If converted into ADSs, all equity shares issued in accordance with Regulation S and held by non-affiliates may immediately be resold, subject to any applicable lock-up periods. All equity shares issued in accordance with Regulation D may be resold in accordance with Rule 144 after complying with a holding period of at least one year and the other requirements of that rule.


     On February 24, 2000, we entered into an Amended and Restated Shareholders' Rights Agreement with all of our shareholders relating to equity shares of our company owned by them. Commencing 180 days after the completion of this offering, holders of the majority of our outstanding equity shares may make up to two requests for our company to register their equity shares for trading on a recognized national stock exchange in the United States or India.

     All of our officers, directors and substantially all of our shareholders have signed a lock-up agreement under which they have agreed not to transfer or dispose of, directly of indirectly, or engage in hedging transactions with respect to any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

     - with the prior written consent of Rediff.com and Goldman, Sachs & Co.;

     - in the case of transfers to some affiliates;

     - as a bona fide gift; or

     - to any trust.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs indicated in the table below. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Robert Fleming Inc. are the representatives of the underwriters.


                        Underwriters                          Number of ADSs
                        ------------                          --------------
Goldman, Sachs & Co.........................................
Credit Suisse First Boston Corporation......................
Robert Fleming Inc. ........................................

                                                                ---------
  Total.....................................................    4,600,000
                                                                =========



     If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have the option to buy up to an additional 690,000 ADSs from Rediff.com India Limited to cover such sales. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.



     The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 690,000 additional ADSs.



                                                          Paid by Rediff.com India
                                                                  Limited
                                                        ----------------------------
                                                        No Exercise    Full Exercise
                                                        -----------    -------------
Per ADS...............................................
                                                         --------        --------
Total.................................................
                                                         ========        ========


     ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of
up to US$               per ADS from the initial public offering price. Any of
such securities dealers may resell any securities purchased from the underwriters to other brokers or dealers at a discount of up to
US$               per ADS from the initial public offering price. If all the
ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     We have been advised by the underwriters that certain of the underwriters are expected to make offers and sales both inside and outside of the United States through their respective selling agents.

     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs in connection with the offering.

     Our company, each of our executive officers and directors and substantially all of our shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge any equity shares or securities convertible into, exchangeable for or representing the right to receive equity shares, for a period of 180 days after the date of this prospectus, except with the prior written consent of Rediff.com India Limited and Goldman, Sachs & Co. See "Shares Eligible for Future Sales" on page 93 for a discussion of certain transfer restrictions.


     Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the ADSs will not offer or sell any ADSs to persons in the United Kingdom, except to persons whose ordinary activities involve in them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.


     Each underwriter has acknowledged and agreed that the ADSs have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer ADSs in Japan to a list of 49 offerees in accordance with the above provisions.


     This prospectus has not been delivered for registration to the Registrar of Companies in Hong Kong and, accordingly, must not be issued, circulated or distributed in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Hong Kong Companies Ordinance or in circumstances which do not constitute an offer to the public for the purposes of the Hong Kong Companies Ordinance. Unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this prospectus or any amendment or supplement hereto or other invitation, advertisement or document relating to the shares of common shares to anyone other than a person whose business involves the acquisition and disposal, or holding, of securities whether as principal or agent.


     Each of the underwriters acknowledges that this prospectus has not been registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, each of the underwriters represents and agrees that it has not offered or sold, and will not offer or sell, any ADSs, nor will it circulate or distribute this prospectus or any other offering document or material relating to the ADSs, directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any applicable provision of the Singapore Companies Act.


     Each underwriter has represented and agreed that it has not distributed and will not distribute, directly or indirectly, any prospectus relating to the ADSs in India or to the residents of India and that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs in India or to, or for the account or benefit, of any resident of India not permitted to purchase the ADSs under applicable laws.


     This offering is only made in Australia to a person to whom an offer of the securities would not require a disclosure document because of the operation of section 708 of the Corporations Law of Australia. Any recipient of this offer in Australia must represent and acknowledge through receiving this prospectus and applying for securities that they are entitled to receive an offer of that type.



     This prospectus may not be distributed and the ADSs may not be offered for subscription or purchase to the public in New Zealand.


     No action has been or will be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.


     Pursuant to a directed shares program, at the request of Rediff.com India Limited, the underwriters have reserved up to 43,500 ADSs for sale at our request to certain family members of employees, as well as individuals with whom we have had business associations in the past or may seek business associations in the future, at the same price and on the same terms as the shares sold by the underwriters to the general public. In addition, pursuant to an affinity marketing program, at the request of Rediff.com India Limited, the underwriters have reserved up to 115,000 ADSs for sale at our request to approximately 2,300 subscribers to Rediff.com at the same price and on the same terms as the shares sold by the underwriters to the general public. The number of ADSs available for sale to the general public will be reduced to the extent any reserved ADSs are purchased. There can be no assurance that any of the reserved shares will be so purchased. Any reserved ADSs not so purchased will be offered by the underwriters on the same basis as the other ADSs offered hereby.


     A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of ADSs to the underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.


     Prior to the offering, there has been no public market for our equity shares and ADSs. The initial public offering price will be negotiated between Rediff.com India Limited and the representatives. Among the factors to be considered in determining the initial public offering price of our ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     We have made application to have our ADSs approved for quotation on the Nasdaq National Market under the symbol "REDF".

     In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue these transactions at any time. The underwriters may effect transactions through the Nasdaq National Market, in the over-the-counter market or otherwise.


     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.



     The expenses of the offering, exclusive of the underwriting discount and commissions, are estimated at US$1.1 million and are payable by us.


     We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933.

     The underwriters and their affiliates engage and may in the future engage in investment banking and commercial banking transactions with us.

                             VALIDITY OF SECURITIES


     The validity of the ADSs offered hereby will be passed upon for Rediff.com India Limited by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. The validity of the equity shares represented by the ADSs offered hereby and the principal Indian tax consequences for owners of ADSs and equity shares received upon withdrawal of such equity shares who are not resident in India will be passed upon by Nishith Desai Associates, Mumbai, India, Indian counsel for Rediff.com India Limited. The validity of the ADSs offered hereby will be passed upon on behalf of the underwriters by Sullivan & Cromwell, New York, New York. The validity of the equity shares represented by the ADSs offered hereby will be passed upon for the underwriters by Amarchand & Mangaldas & Suresh A. Shroff & Co., Mumbai, India. Wilson Sonsini Goodrich & Rosati may rely upon Nishith Desai Associates with respect to matters governed by Indian law.


                                    EXPERTS


     The U.S. GAAP financial statements of Rediff.com India Limited as of March 31, 1999 and 2000, and for the three years ended March 31, 2000 have been included herein in reliance upon the report of Deloitte Haskins & Sells, India, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.


                             CHANGE OF ACCOUNTANTS

     Effective September 1998, we decided to replace Patkar & Pendse with Deloitte Haskins & Sells, Chartered Accountants, as our external auditors. The decision to change auditors from Patkar & Pendse to Deloitte Haskins & Sells was approved by our board of directors and at the annual general meeting held on September 22, 1998.

     We believe, and have been advised by Patkar & Pendse that it concurs in such belief, that, in connection with the audits of the fiscal years in the period ended March 31, 1998, there were no disagreements between us and Patkar & Pendse on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Patkar & Pendse, would have caused them to make reference to the matter in their report on our financial statements. The audit reports of Patkar & Pendse for our financial statements for the fiscal years ended March 31, 1996, 1997 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933, as amended, and the rules and regulations of the SEC, for the registration of the ADSs and underlying equity shares offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, part of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. A related registration statement on Form F-6 has also been filed to register our ADSs. For further information with respect to our company and the ADSs offered by this prospectus, please refer to the registration statement on Form F-1. In addition, wherever a reference is made in this prospectus to a contract or other document of our company, please be aware that such reference is not necessarily complete and that you should refer to the exhibits and schedules that are part of the registration statement for a copy of the contract or other document.

     You may read and copy all or any portion of the registration statements or any other information that we file, or obtain a copy of those materials, through facilities maintained by the SEC as described in the front of this prospectus under the caption "Reports to our Security Holders."

                            REDIFF.COM INDIA LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of March 31, 1999 and 2000................  F-3
Statements of Operations for each of the years ended March
  31, 1998, 1999 and 2000...................................  F-4
Statements of Shareholders' Equity (Deficit) for each of the years ended March 31, 1998, 1999, and 2000................  F-5
Statements of Cash Flows for each of the years ended March
  31, 1998, 1999 and 2000...................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Rediff.com India Limited

     We have audited the accompanying balance sheets of Rediff.com India Limited, (the "Company") as of March 31, 1999 and 2000, and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the years ended March 31, 1998, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rediff.com India Limited as of March 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years ended March 31, 1998, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

     As described in Note 2(a), these financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material respects from accounting principles generally accepted in India, which form the basis of the Company's general purpose financial statements.


/s/ DELOITTE HASKINS & SELLS


Mumbai, India

Dated: May 3, 2000

                            REDIFF.COM INDIA LIMITED

                                 BALANCE SHEETS
                         AS OF MARCH 31, 1999 AND 2000


                                                                      MARCH 31,
                                                            ------------------------------
                                                                1999             2000
                                                            -------------    -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................    US$   247,363    US$11,575,827
  Trade accounts receivable,
     (net of allowances of US$63,211 and US$50,389 at
       March 31, 1999 and 2000, respectively)...........          337,686          827,216
  Prepaid expenses and other current assets.............          175,879        1,670,908
  Prepaid income taxes..................................           32,235           60,635
                                                            -------------    -------------
       Total current assets.............................          793,163       14,134,586
Property, plant and equipment -- net....................          279,424        1,789,674
Investments available for sale..........................               --          137,612
                                                            -------------    -------------
       TOTAL ASSETS.....................................    US$ 1,072,587    US$16,061,872
                                                            =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable......................................    US$   315,208    US$ 3,021,777
  Other accrued liabilities.............................            7,751            7,053
  Unearned revenues.....................................           13,383          311,223
  Loans payable to related parties......................          449,257               --
                                                            -------------    -------------
       Total current liabilities........................          785,599        3,340,053
  Commitments and contingencies.........................               --               --
SHAREHOLDERS' EQUITY
  Equity shares: par value -- Rs.5
  Authorized: 10,000,000 shares and 20,000,000 shares at
     March 31, 1999 and 2000, respectively; Issued and
     outstanding: 7,245,400 shares and 10,150,200 shares
     at March 31, 1999 and 2000, respectively (See Note
     7).................................................          901,705        1,236,913
  Additional paid in capital............................        1,183,501       19,945,342
  Accumulated deficit...................................       (1,897,858)      (8,563,555)
  Cumulative translation adjustment.....................           99,640          103,119
                                                            -------------    -------------
TOTAL SHAREHOLDERS' EQUITY..............................          286,988       12,721,819
                                                            -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............    US$ 1,072,587    US$16,061,872
                                                            =============    =============


                 See accompanying notes to financial statements

                            REDIFF.COM INDIA LIMITED

                            STATEMENTS OF OPERATIONS
           FOR EACH OF THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000


                                                                    YEARS ENDED MARCH 31,
                                                        ---------------------------------------------
                                                            1998            1999            2000
                                                        -------------   -------------   -------------
OPERATING REVENUES
  Advertising and services............................  US$   515,689   US$   785,410   US$ 1,464,648
  E-commerce..........................................             --          69,424         441,452
                                                        -------------   -------------   -------------
  Total revenues......................................        515,689         854,834       1,906,100
                                                        -------------   -------------   -------------
Cost of revenues
  Advertising and services............................        175,079         245,710         548,905
  E-commerce..........................................             --          75,307         403,654
                                                        -------------   -------------   -------------
                                                              175,079         321,017         952,559
                                                        -------------   -------------   -------------

Gross profit..........................................        340,610         533,817         953,541
                                                        -------------   -------------   -------------
OPERATING EXPENSES
  Sales and marketing.................................        144,479         388,817       5,275,918
  Product development.................................        152,266         306,797         866,170
  General and administrative..........................        395,727         849,598       1,726,532
                                                        -------------   -------------   -------------
  Total operating expenses............................        692,472       1,545,212       7,868,620
                                                        -------------   -------------   -------------
Loss from operations..................................       (351,862)     (1,011,395)     (6,915,079)
Other income..........................................             --          31,138         252,838
                                                        -------------   -------------   -------------
Loss before income taxes..............................       (351,862)       (980,257)     (6,662,241)
Provision for income taxes............................             --          (4,346)         (3,456)
                                                        -------------   -------------   -------------
NET LOSS..............................................  US$  (351,862)  US$  (984,603)  US$(6,665,697)
                                                        =============   =============   =============
Weighted average number of equity shares -- basic.....      3,631,962       6,389,167       8,765,495
                                                        =============   =============   =============
Weighted average number of equity shares -- diluted...      3,631,962       6,389,167       8,777,318
                                                        =============   =============   =============
Loss per share -- basic and diluted...................  US$     (0.10)  US$     (0.15)  US$     (0.76)
                                                        =============   =============   =============


                 See accompanying notes to financial statements

                            REDIFF.COM INDIA LIMITED

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
           FOR EACH OF THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000


                               EQUITY SHARES
                               (SEE NOTE 7)                                           ADVANCES
                         -------------------------    ADDITIONAL         OTHER        RECEIVED
                           NUMBER                       PAID IN      COMPREHENSIVE   FOR EQUITY     ACCUMULATED
                         OF SHARES       AMOUNT         CAPITAL         INCOME         SHARES         DEFICIT          TOTAL
                         ----------   ------------   -------------   -------------   -----------   -------------   -------------
BALANCE, AS OF APRIL 1,
  1997.................         400   US$       59   US$        --    US$  1,952     US$ 315,570   US$  (561,393)  US$  (243,812)
Advances received for
  equity shares........                                                                  289,965                         289,965
Net loss...............                                                                                 (351,862)       (351,862)
Other comprehensive
  income-translation
  adjustment...........                                                   42,141                                          42,141
                         ----------   ------------   -------------    ----------     -----------   -------------   -------------
BALANCE, AS OF MARCH
  31, 1998.............         400   US$       59   US$        --    US$ 44,093     US$ 605,535   US$  (913,255)  US$  (263,568)
Refund of surplus
  advances received for
  equity shares........                                                                  (37,821)                        (37,821)
Conversion of advances
  received for equity
  shares into equity
  shares...............   4,200,000        567,714                                      (567,714)                             --
Issue of new equity
  shares net of
  expenses.............   3,045,000        333,932       1,040,712                                                     1,374,644
Stock based
  compensation
  expense..............                                    142,789                                                       142,789
Net loss...............                                                                                 (984,603)       (984,603)
Other comprehensive
  income-translation
  adjustment...........                                                   55,547                                          55,547
                         ----------   ------------   -------------    ----------     -----------   -------------   -------------
BALANCE, AS OF MARCH
  31, 1999.............   7,245,400   US$  901,705   US$ 1,183,501    US$ 99,640     US$      --   US$(1,897,858)  US$   286,988
Issue of new equity
  shares net of
  expenses.............   2,904,800        335,208      18,761,841                                                    19,097,049
Net loss...............                                                                               (6,665,697)     (6,665,697)
Other comprehensive
  income-translation
  adjustment...........                                                    3,479                                           3,479
                         ----------   ------------   -------------    ----------     -----------   -------------   -------------
BALANCE, AS OF MARCH
  31, 2000.............  10,150,200   US$1,236,913   US$19,945,342    US$103,119     US$      --   US$(8,563,555)  US$12,721,819
                         ==========   ============   =============    ==========     ===========   =============   =============


                 See accompanying notes to financial statements

                            REDIFF.COM INDIA LIMITED

                            STATEMENTS OF CASH FLOWS
           FOR EACH OF THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000

                                                                         YEARS ENDED MARCH 31,
                                                               ------------------------------------------
                                                                  1998           1999           2000
                                                                  ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   US$(351,862)  US$ (984,603)  US$(6,665,697)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................        30,471         72,570         229,344
    Loss on sale of property, plant and equipment...........            --             --           4,246
    Stock based compensation expense........................            --        142,789              --
    Changes in assets and liabilities:
      Trade accounts receivable.............................      (127,855)      (203,164)       (489,530)
      Prepaid expenses and other current assets.............       (95,254)        (5,099)     (1,495,029)
      Accounts payable......................................       188,970         66,954       2,706,569
      Other accrued liabilities.............................         1,035          6,043            (698)
      Unearned revenues.....................................            --         13,383         297,840
      Prepaid income taxes..................................       (11,372)       (19,811)        (28,400)
                                                               -----------   ------------   -------------
        Net cash used in operating activities...............      (365,867)      (910,938)     (5,441,355)
                                                               -----------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant and equipment................      (121,182)      (195,708)     (1,754,322)
  Purchases of available for sale investments...............            --             --        (137,612)
  Proceeds from sale of property, plant and equipment.......            --             --          10,482
                                                               -----------   ------------   -------------
        Net cash used in investing activities...............      (121,182)      (195,708)     (1,881,452)
                                                               -----------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from loans from related parties..................       194,150             --         163,660
  Repayment of loans to related parties.....................            --             --        (612,917)
  Net proceeds from issue of equity shares and advances
    received for equity shares..............................       289,965      1,313,336      19,097,049
                                                               -----------   ------------   -------------
        Net cash provided by financing activities...........       484,115      1,313,336      18,647,792
                                                               -----------   ------------   -------------
Effect of exchange rate changes on cash.....................        11,320         20,629           3,479
Net increase in cash and cash equivalents...................         8,386        227,319      11,328,464
Cash and cash equivalents at the beginning of the year......        11,658         20,044         247,363
                                                               -----------   ------------   -------------
Cash and cash equivalents at the end of the year............   US$  20,044   US$  247,363   US$11,575,827
                                                               ===========   ============   =============
Supplemental disclosure of cash flow information:
  U.S. Federal Income taxes paid............................   US$      --   US$      798   US$        50
Supplemental disclosure of non-cash activity:
  Repayment of long term loan to related parties through
    issuance of equity shares...............................   US$      --   US$   23,487   US$        --
  Barter transaction included as revenue and expense (See
    Note 2(c))..............................................   US$      --   US$       --   US$     9,813

                 See accompanying notes to financial statements

                            REDIFF.COM INDIA LIMITED

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND BUSINESS

     Rediff.com India Limited (the "Company") was incorporated in India on January 9, 1996 as Rediff Communication Private Limited under the Indian Companies Act, 1956. It was converted to a public limited Company on May 29, 1998. The Company's name was changed on February 15, 2000.

     The Company is one of the leading Internet portals focusing on India and Indians worldwide. Its website consists of interest specific channels relevant to Indian interests including cricket and movies, extensive community features including e-mail and chat, and e-commerce offerings. The company also offers broadband and wireless content to users who have access to these services.

2. SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PREPARATION OF FINANCIAL STATEMENTS

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). All amounts have been stated in U.S. dollars. US GAAP differs in certain material respects from accounting principles generally accepted in India, which form the basis of the Company's general-purpose financial statements.

(b) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) REVENUE RECOGNITION

      ADVERTISING AND SERVICES

     Revenue from banners and sponsorships is recognized ratably over the contractual period of the advertisement, commencing when the advertisement is placed on the website. Revenues are also derived from sponsor buttons placed in specific areas of the Company's website, which generally provides users with direct links to sponsor websites. These revenues are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations may include guarantees of a minimum number of impressions, or times, that an advertisement appears in pages viewed by users of the Company's portal. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impression levels are achieved.

     The Company also earns revenues on sponsorship contracts for fees relating to the design, coordination, and integration of the customers' content. Revenue related to the design, coordination and integration of the customer's content is recognized ratably over the term of the contract.

     Website development services principally comprise services relating to the designing a client's Internet strategy, marketing approach and assistance with graphics, layout, artwork and content of the client's website. Revenue from such services is recognized upon completion of

                            REDIFF.COM INDIA LIMITED
milestones specified in the contract. At each such milestone, the services are either billed or billable, and as they relate to completed work, are earned.

      E-COMMERCE

     Revenue from e-commerce activities primarily consists of sales of books, music, movie tickets, apparel, confectionaries and gift items to retail customers who shop at the Company's online store. The Company sources these products from a network of vendors with whom it has established contractual relationships relating to terms of supply and pricing. When a customer places an order with the Company, the Company places a corresponding order with the appropriate vendor. Once the goods are dispatched by the vendor, the Company books a receivable (from the customer in the case of C.O.D. orders, or from the Company's bank or credit card processing agent, in the case of credit card orders), and a payable to the vendor. Upon dispatch of the goods, the Company normally takes on inventory and credit risk, as well as an obligation to pay the vendor. The Company therefore must bear losses related to undelivered, damaged or returned goods. The Company controls the selling price to the customer. The Company is the "principal" in such transactions, and therefore recognizes as revenue the gross value of such sales upon dispatch. Revenues are recorded net of sales discounts and returns.

     Revenue from e-commerce activities also includes fees charged to vendors for creating, designing, and hosting the vendors' product information on the Company's website. Such fees are amortized over the hosting contract period.

     NON-MONETARY EXCHANGES

     The Company enters into barter arrangements with other parties for advertising on the Company's website in exchange for the Company's advertising on the other party's media. Such transactions are recorded at the fair value of the services received from the other party, or at the fair value of the service provided by the Company if it is not feasible to determine the fair value of the services received. Revenue from non-monetary transactions for the year ended March 31, 2000 was US$9,813; there was no revenue from non-monetary transactions in prior years.

     Advertising revenue is a main source of revenue for the Company, and the surrendered transactions would be no different from the routine transactions that the company enters in the normal course of its business. Management believes that the application of EITF 99-17 will have no impact on the Company's financial position and results of operations in future periods.

(d) COSTS AND EXPENSES

     Costs and expenses have been classified according to their primary functions within the enterprise in the following categories:

     COST OF REVENUES

     These costs primarily include employee compensation of editorial staff that are directly related to the production of services, fees paid to third-party content providers and costs of products purchased from vendors for sale to e-commerce customers.

     SALES AND MARKETING

     These costs primarily include employee compensation to sales personnel, travel costs, advertising, business promotion expenses and market research costs.

                            REDIFF.COM INDIA LIMITED

     PRODUCT DEVELOPMENT

     These costs primarily include employee compensation, purchased software costs and development to enhance the features and functionality of the Company's website as well as Internet communication costs.

     GENERAL AND ADMINISTRATIVE

     These costs include employee compensation of administrative, operations and supervisory staff whose time is mainly devoted to strategic and managerial functions, depreciation, rent, repairs, electricity and other general expenses.

(e) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on hand and cash on deposit with banks.

(f) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The Company computes depreciation for all property, plant and equipment using the straight line method over the estimated useful lives of assets. The estimated useful lives of assets are as follows:

Furniture and fixtures......................................  10 years
Computer equipment..........................................   3 years
Office equipment............................................  10 years
Vehicles....................................................   8 years
Leasehold improvements......................................   6 years

     The cost of software purchased for use in product development and services is charged to operations as incurred. Third-party software expenses in the years ended March 31, 1998, 1999 and 2000 were US$13,553, US$61,291 and US$159,536, respectively.

(g) FOREIGN CURRENCY TRANSLATION

     The accompanying financial statements are reported in U.S. dollars. The functional currency of the Company is the Indian rupee ("Rs." or "rupee"). The translation of rupees into U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as other comprehensive income which is a separate component of shareholders' equity. Such translation should not be construed as representation that the rupee amounts have been or could be translated into U.S. dollars at any particular rate, or at all.

     Transactions in foreign currency are recorded at the original rates of exchange in force at the time the transactions are effected. Monetary items denominated in a foreign currency are restated using the exchange rates prevailing at the date of the balance sheet. Exchange differences arising on settlement of transactions and restatement of assets and liabilities at the balance sheet date are recognized in operations.

                            REDIFF.COM INDIA LIMITED

(h) LOSS PER SHARE

     The Company reports basic and diluted loss per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Basic loss per share has been computed by dividing the net loss for the year by the weighted average number of equity shares outstanding during the period including equity share equivalents for advances received for equity shares. Diluted loss per share is computed using the weighted average number of equity shares including equity share equivalents for advances received for equity shares and dilutive potential equity shares outstanding during the period, using the treasury stock method for options and warrants, except where the results would be anti-dilutive.

(i) INCOME TAXES

     Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their respective tax bases and operating loss carry-forwards, measured using the enacted tax rates expected to apply in the years in which such temporary differences are expected to be recovered or settled. The effect of changes in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

(j) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash, cash equivalents, accounts receivable, accounts payable and borrowings approximate their fair values due to the short maturity of these instruments.

(k) INVESTMENTS

     The Company classifies investments into held to maturity, trading or available for sale based on management's intent at the time of purchase. As of March 31, 2000, all investments are classified as available for sale and carried at fair value. Unrealized gains or losses on available for sale securities are treated as other comprehensive income, a separate component of shareholders' equity.

(l) IMPAIRMENT OF LONG LIVED ASSETS

     Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company subjects such long lived assets to a test of recoverability, based on the undiscounted cash flows expected from use or disposition of such assets. If the asset is impaired, the Company recognizes an impairment loss.

(m) STOCK BASED COMPENSATION


     The Company uses the intrinsic value method specified under APB Opinion No. 25 to account for the compensation cost of stock options and awards granted to officers, employees and retainers in full time service of the Company and the fair value method specified in SFAS 123 to account for the compensation cost of stock options and awards granted to associates of the Company. Pro forma disclosures, as applicable, required under SFAS No. 123 have been provided in
Note 15.

                            REDIFF.COM INDIA LIMITED

3. INVESTMENTS AVAILABLE FOR SALE

     Investments available for sale comprised of:

                                                 GROSS UNREALIZED
                                              -----------------------
                                    COST        GAINS        LOSSES     FAIR VALUE
     AS AT MARCH 31, 2000        ----------   ----------   ----------   ----------
Optionally convertible
  preference shares............  US$ 68,807           --           --   US$ 68,807
                                 ----------   ----------   ----------   ----------
                                     68,805           --           --       68,805
                                 ----------   ----------   ----------   ----------
                                 US$137,612           --           --   US$137,612
                                 ==========   ==========   ==========   ==========

     The investments above have been made in Internet companies incorporated in India, which as of March 31, 2000, had either not commenced commercial operations or commenced commercial operations recently. The fair value of the investments at March 31, 2000 approximates its cost due to the close proximity of the transactions to the end of the year.

 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets are comprised of:

                                                                        AS OF
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1999           2000
                                                              ----------    ------------
Rent deposits...............................................  US$100,259    US$  368,054
Loans to employees..........................................       4,852          30,564
Prepaid expenses............................................      61,488         272,521
Advance payment for investment(1)...........................          --          34,404
Other deposits and advances (net of allowance of US$22,936
  at March 31, 2000)........................................       8,196         251,216
Deferred offering expenses..................................          --         482,724
Accrued interest............................................       1,084         231,425
                                                              ----------    ------------
                                                              US$175,879    US$1,670,908
                                                              ==========    ============

(1) Advance payment for investment has been made for a prospective investment in an Internet company. Pending the negotiation and completion of the material provisions of such an investment, the payment has been treated as an advance.

                            REDIFF.COM INDIA LIMITED

 5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of:

                                                                  AS OF
                                                                MARCH 31,
                                                        --------------------------
                                                           1999           2000
                                                        ----------    ------------
Furniture and fixtures................................  US$ 66,033    US$  199,146
Computer equipment....................................     270,572       1,529,048
Office equipment......................................      41,112         144,028
Vehicles..............................................      32,853         130,149
Leasehold Improvements................................          --         140,214
                                                        ----------    ------------
Property, plant and equipment, cost...................     410,570       2,142,585
Accumulated depreciation and amortization.............     131,146         352,911
                                                        ----------    ------------
  Property, plant and equipment, net..................  US$279,424    US$1,789,674
                                                        ==========    ============

 6. RELATED PARTY TRANSACTIONS

     The Company's principal related parties are its founder shareholders and companies that the founder shareholders control. The Company enters into transactions with such related parties in the normal course of business.

     Included in the determination of net loss are the following significant transactions with related parties:

                                                  YEARS ENDING MARCH 31,
                                          ---------------------------------------
                                            1998          1999           2000
                                          ---------    ----------    ------------
Operating lease rent expense..........    US$16,063    US$ 25,457    US$   18,361
Advertising expense...................    US$    --    US$146,373    US$4,215,502
Advertising revenues..................    US$    --    US$     --    US$    5,876

     Balances with related parties include:

                                                           AS OF MARCH 31,
                                                      --------------------------
                                                         1999           2000
                                                      ----------    ------------
Payable for operating expenses....................    US$ 48,469    US$1,457,619
Receivable for advertising income.................    US$     --    US$    1,949
Loans payable.....................................    US$449,257    US$       --

     The loans payable were interest free and did not have a specified repayment schedule. All loan amounts outstanding as of March 31, 1999 were repaid on June 9, 1999.

 7. SHAREHOLDERS' EQUITY


     On May 3, 2000, the Company effected a 2 for 5 reverse share split, pursuant to which the authorized capital of 50,000,000 equity shares with a par value of Rs.2 per share has been redesignated to 20,000,000 equity shares with a par value of Rs.5 per share and the Company's issued capital of 25,375,500 equity shares with a par value of Rs.2 per share has been redesignated to 10,150,200 equity shares with a par value of Rs.5 per share. All share amounts noted in these financial statements reflect this reverse share split.

                            REDIFF.COM INDIA LIMITED

     The Company has executed the following transactions in its equity shares during the three years ended March 31, 1998, 1999 and 2000:


     On April 24, 1998, the Company completed the issuance of 4,200,000 equity shares at a price of Rs.5 per share, for an aggregate sale price of US$567,714, to the founding shareholders and to a party which the founding shareholders control. The Company received these amounts as advances for the issue of equity shares on various dates between January 1996 and March 1998 pursuant to the pre-incorporation understanding and undertakings between the founding shareholders in November 1995. The fair value of shares issued against the advances received did not exceed the par value of Rs.5 per equity share at the formation of the Company.



     On April 24, 1998, the Company also issued 2,200,000 equity shares at a price of Rs.17.5 per share for an aggregate sale price of US$965,154 to an unrelated party.



     On February 1, 1999, the Company issued 645,000 equity shares at a price of Rs.35 per share for an aggregate sale price of US$528,986 to an unrelated party.



     On February 22, 1999, the Company issued 200,000 equity shares at a price of Rs.5 per share, for an aggregate sale price of US$23,487, to the founding shareholders in partial repayment of their loans to the Company. The fair value of such shares on the date of issue was determined to be Rs.35 per share based on recent sales of the Company's equity shares to unrelated parties. Accordingly, the Company has recorded as compensation expense an amount of US$142,789, which has been included in general and administrative expenses.



     On June 2, 1999, the Company issued 1,363,000 equity shares at a price of Rs.113.75 per share for an aggregate sale price of US$3,593,311 to an unrelated party.



     On December 30, 1999, the Company issued 1,541,800 equity shares at a price of Rs.450.50 per share for an aggregate sale price of US$15,967,377 to unrelated parties.



     On January 6, 2000, the Company effected a 5 for 1 share split, pursuant to which the company redesignated its authorized capital of 10,000,000 equity shares with a par value of Rs.10 per share as 50,000,000 equity shares with a par value of Rs.2 per share, and its issued equity capital of 5,075,100 equity shares with a par value of Rs.10 per share as 25,375,500 equity shares with a par value of Rs.2 per share.


 8. RETIREMENT BENEFITS

GRATUITY

     The Company provides for gratuity, an unfunded defined benefit retirement plan covering all its employees, based on third-party actuarial valuations. This plan provides for a lump-sum payment to be made to vested employees at retirement or termination of employment in an amount equivalent to 15 days salary, payable for each completed year of service. These gratuity benefits vest upon an employee's completion of five years of service.

                            REDIFF.COM INDIA LIMITED

     Net periodic pension cost for the years ended March 31, 1998, 1999, and 2000 and the unfunded benefit liability as of March 31, 1998, 1999 and 2000 are as follows:

                                                               YEARS ENDED MARCH 31,
                                                          -------------------------------
                                                            1998       1999       2000
                                                          --------   --------   ---------
Projected benefit obligations -- beginning of the
  year.................................................   US$  674   US$1,709   US$ 4,251
                                                          --------   --------   ---------
Service cost...........................................      1,023      2,218       9,284
Interest cost..........................................        118        371       2,100
Amortization of gain...................................         22        107          --
Effect of exchange rate changes........................       (128)      (154)       (151)
                                                          --------   --------   ---------
Net periodic pension cost..............................      1,035      2,542      11,233
                                                          --------   --------   ---------
Projected benefit obligations -- end of the year.......   US$1,709   US$4,251   US$15,484
                                                          ========   ========   =========

     The assumptions used in accounting for gratuity in the years ended March 31, 1998, 1999 and 2000 were as follows:

                                                                    YEARS ENDED
                                                                     MARCH 31,
                                                                --------------------
                                                                1998    1999    2000
                                                                ----    ----    ----
Rupee discount rate.........................................     12%     12%     12%
Rate of increase in rupee compensation......................     15%     15%     15%

PROVIDENT FUND

     Employees and the Company each contribute at the rate of 10% or 12% of salaries to a provident fund maintained by the Government of India for the benefit of employees. The provident fund is a defined contribution plan. Accordingly, the Company expenses such contributions to operations as incurred. Amounts contributed by the Company to the provident fund, in the aggregate, were US$479, US$24,340 and US$32,232 for the years ended March 31, 1998, 1999, and 2000, respectively.

 9. LEAVE ENCASHMENT

     The Company recently formalized a leave encashment scheme for its employees under which unutilized leave in excess of sixty days and up to a maximum of ninety days can be encashed based on the employees' current basic salary. A liability of US$50,525 has been recorded for leave encashment as of March 31, 2000.

 10. OTHER INCOME

     Other income comprises the following:

                                                             YEARS ENDED MARCH 31,
                                                        -------------------------------
                                                        1998      1999          2000
                                                        ----    ---------    ----------
Interest income.....................................    US$--   US$28,384    US$248,415
Miscellaneous.......................................      --        2,754         4,423
                                                        ----    ---------    ----------
                                                        US$--   US$31,138    US$252,838
                                                        ====    =========    ==========

                            REDIFF.COM INDIA LIMITED

 11. OPERATING LEASES

     The Company leases office space, computer equipment, high-speed telephone lines and residential apartments for employees under various operating leases. Operating lease expense that has been included in the determination of the net loss is as follows:

                                                          YEARS ENDED MARCH 31,
                                                  --------------------------------------
                                                     1998          1999          2000
                                                  ----------    ----------    ----------
Office space....................................  US$ 35,322    US$ 84,583    US$146,302
Computers.......................................      10,094         9,412         8,631
Telecom leased lines............................      93,897       104,344       254,548
Residential apartments for employees............      17,697        28,308        62,102
                                                  ----------    ----------    ----------
     Total operating lease expense..............  US$157,010    US$226,647    US$471,583
                                                  ==========    ==========    ==========

     Future minimum lease rentals payable are as follows:

                        YEARS ENDED
                         MARCH 31,
                        -----------
  2001.....................................................  US$521,847
  2002.....................................................     162,026
  2003.....................................................      73,130
  2004.....................................................       2,752
  2005 and thereafter......................................          --
                                                             ----------
          Total payments...................................  US$759,755
                                                             ==========

 12. INCOME TAXES

     The income tax provision is comprised of:

                                                               YEARS ENDED MARCH 31,
                                                            ----------------------------
                                                            1998      1999        2000
                                                            ----    --------    --------
Current Taxes -- all foreign............................    US$--   US$4,346    US$3,456
Deferred Taxes, net of allowance........................      --          --          --
                                                            ----    --------    --------
Net income tax provision................................    US$--   US$4,346    US$3,456
                                                            ====    ========    ========

     The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities, are as follows:

                                                                   AS OF MARCH 31,
                                                             ----------------------------
                                                                1999            2000
                                                             -----------    -------------
Depreciation...............................................  US$ (25,709)   US$  (149,447)
Bad debt allowance.........................................       22,124           49,506
Net operating loss carryforwards...........................      555,486        3,235,581
Retirement benefits -- Gratuity............................        1,488            5,962
Other......................................................           22               23
                                                             -----------    -------------
                                                                 553,411        3,141,625
Less: valuation allowance..................................     (553,411)      (3,141,625)
                                                             -----------    -------------
Net deferred tax asset.....................................  US$      --    US$        --
                                                             ===========    =============

                            REDIFF.COM INDIA LIMITED

     The Company has not generated any taxable income to date, and therefore has not had to pay any Indian income tax since its inception. The Company has provided for a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered.

     The Company's net operating loss carry forwards aggregating US$8,404,108, will expire between April 1, 2004 and March 31, 2008.

13. SEGMENTS

     Until July 1998, the Company operated in one segment -- Advertising and services. In August 1998, the Company introduced E-commerce as a second segment. Advertising and services consists of all services relating to the Internet portal "Rediff.com". The E-commerce segment primarily consists of purchase and sale of products and services. The revenues and related expenses and the Company's recognition policy is set out in Notes 2(c) and 2(d).

     Summarized segment information for the years ended March 31, 1999 and 2000 are as follows:

                                                      YEARS ENDED MARCH 31,
                                               1999                          2000
                                    --------------------------   -----------------------------
                                    ADVERTISING                   ADVERTISING
                                    AND SERVICES   E-COMMERCE    AND SERVICES     E-COMMERCE
                                    ------------   -----------   -------------   -------------
Revenues..........................
  Advertising.....................  US$ 297,861                  US$   798,410
  Services........................      487,549                        666,238
                                    -----------                  -------------
                                        785,410    US$  69,424       1,464,648   US$   441,452
Cost of revenues..................      245,710         75,307         548,905         403,654
                                    -----------    -----------   -------------   -------------
Gross profit/(loss)...............      539,700         (5,883)        915,743          37,798
Operating expenses:
  Sales and marketing.............      355,446         33,371       4,037,798       1,238,120
  Product development.............      255,394         51,403         744,297         121,873
  General and administrative......      719,320        130,278       1,330,320         396,212
                                    -----------    -----------   -------------   -------------
                                      1,330,160        215,052       6,112,415       1,756,205
Operating loss....................  US$(790,460)   US$(220,935)  US$(5,196,672)  US$(1,718,407)
                                    ===========    ===========   =============   =============
Segment total assets..............  US$ 976,068    US$  96,519   US$12,509,982   US$ 3,551,890
                                    ===========    ===========   =============   =============

     The geographical analysis of revenues is as follows:

                                                         YEARS ENDED MARCH 31,
                                                ----------------------------------------
                                                   1998          1999           2000
                                                ----------    ----------    ------------
United States.................................  US$     --    US$ 28,595    US$  241,196
India.........................................     462,705       808,703       1,563,310
Rest of the world.............................      52,984        17,536         101,594
                                                ----------    ----------    ------------
  Total revenues..............................  US$515,689    US$854,834    US$1,906,100
                                                ==========    ==========    ============

                            REDIFF.COM INDIA LIMITED

     Net property, plant and equipment by location is as follows:

                                                             AS OF MARCH 31,
                                                        --------------------------
                                                           1999           2000
                                                        ----------    ------------
United States.........................................  US$ 25,683    US$  147,357
India.................................................     253,741       1,642,317
                                                        ----------    ------------
  Total...............................................  US$279,424    US$1,789,674
                                                        ==========    ============

14. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company maintains the majority of its cash and cash equivalents with a single bank in India.

     The Company's advertising and services revenues are primarily derived from large corporate clients in India. The Company's e-commerce revenues are derived from retail customers and do not expose the Company to any material concentrations of credit risk.

SIGNIFICANT CLIENTS

     No single client accounted for more than 10% of the total revenue for the years ended March 31, 1999 and 2000.

     Two clients accounted for 18.3% and 10.3% of the total revenue, respectively, during the year ended March 31, 1998. The amounts receivable from such clients as of March 31, 1998 were US$32,562 and US$17,871, respectively.

15. STOCK BASED COMPENSATION

     On February 22, 1999, the Company approved the Employee Stock Option Plan 1999 ("1999 ESOP") and the Associate Stock Option Plan 1999 ("1999 ASOP") (collectively "Option Plans") which cover present and future employees, retainers in full time service of the Company and certain associates of the Company. The 1999 ESOP and 1999 ASOP have similar terms. Under the terms of the 1999 ESOP, a committee of the board may award stock options to eligible employees in the form of warrants. Such options vest at the rate of 25% on each successive anniversary of the grant date, until fully vested. Under the terms of the 1999 ASOP, a committee of the board may award stock options to eligible associates in the form of warrants. Such warrants vest at the rates set forth in each warrant.


     Each allotted warrant carries with it the right to purchase 50 of the Company's equity shares at the Exercise Price during the exercise period, which expires five years from the date of grant.


     The Exercise Price is determined by the awarding committee, and is intended to be at least the fair value of the company's equity shares on the date of the grant.


     Under the Option Plans, the Company has earmarked 5,600 and 3,960 warrants for the 1999 ESOP and 1999 ASOP, respectively, which would entitle the warrant holders to purchase 280,000 and 198,000 equity shares, respectively.

                            REDIFF.COM INDIA LIMITED

     The Option Plans also permit the board of directors to earmark further additional warrants under either plan to be issued to eligible parties on such terms and conditions as may then be decided by the board at its absolute discretion.


     In April 1999, the Company granted warrants for the purchase of 152,000 equity shares under the Option Plans to eligible parties at an exercise price of Rs.75 per equity share. In June 1999, the Company granted warrants for the purchase of 7,000 equity shares under the Option Plans to eligible parties at an exercise price of Rs.113.50 per equity share. In December 1999, the Company granted warrants for the purchase of 10,000 equity shares under the Option Plans to eligible parties at an exercise price of Rs.450.5 per equity share. In January 2000, on various dates, the Company granted warrants for the purchase of 15,000 equity shares at an exercise price of Rs.450.5 per equity share, 58,300 equity shares at an exercise price of Rs.520 per equity share, 43,600 equity shares at an exercise price of Rs.780 per equity share, and 6,000 equity shares at an exercise price of Rs.592.5 per equity share. In March 2000, the Company granted warrants for the purchase of 14,000 equity shares under the Option Plans to eligible parties at an exercise price of Rs.875 per equity share.



     The Company has elected to use the intrinsic value method of APB Opinion No. 25 to account for its stock-based compensation plans in respect of options awarded to officers, employees and retainers in full time service of the Company, and the fair value method specified in SFAS 123 in respect of the options awarded to associates of the Company. Management believes that the exercise prices above approximate or exceed the fair market value of the Company's equity shares on the grant dates based on transactions in the Company's equity shares with unrelated parties.


     The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost for the Company's stock-based compensation plans been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net loss and basic loss per share as reported would have been reduced to the pro forma amounts indicated below:


                                                                   YEAR
                                                                  ENDED
                                                              MARCH 31, 2000
                                                              --------------
Net Loss
  As reported...............................................  US$(6,665,697)
  Adjusted pro forma........................................  US$(6,705,284)
Loss per share
  As reported...............................................  US$     (0.76)
  Adjusted pro forma........................................  US$     (0.76)


     The fair value of each warrant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                                                  YEAR ENDED
                                                                MARCH 31, 2000
                                                              ------------------
Dividend yield..............................................            0%
Expected life...............................................       4 years
Risk free interest rates....................................           10%
Volatility..................................................             0

                            REDIFF.COM INDIA LIMITED

EMPLOYEE BENEFIT PLANS

     Activity in the warrants of the 1999 ESOP for the year ended March 31, 2000 is as follows:


                                                             YEAR ENDED MARCH 31, 2000
                                                      ----------------------------------------
                                                                                 WEIGHTED
                                                      SHARES ARISING OUT         AVERAGE
                                                          OF OPTIONS          EXERCISE PRICE
                                                      ------------------    ------------------
EMPLOYEE STOCK OPTION PLAN 1999:
  Outstanding at the beginning of the year..........            --                --        --
  Granted...........................................       232,300          US$ 6.53    Rs.285
  Forfeit/lapsed....................................       (10,000)         US$1.725    Rs. 75
                                                           -------          --------    ------
  Outstanding at the end of the year................       222,300          US$ 6.73    Rs.293
                                                           -------          --------    ------


     Activity in the warrants of the 1999 ASOP for the year ended March 31, 2000 is as follows:


                                                             YEAR ENDED MARCH 31, 2000
                                                      ----------------------------------------
                                                                                 WEIGHTED
                                                      SHARES ARISING OUT         AVERAGE
                                                          OF OPTIONS          EXERCISE PRICE
                                                      ------------------    ------------------
ASSOCIATE STOCK OPTION PLAN 1999:
  Outstanding at the beginning of the year..........            --                --        --
  Granted...........................................        73,600          US$11.73    Rs.511
                                                           -------          --------    ------
  Outstanding at the end of the year................        73,600          US$11.73    Rs.511
                                                           -------          --------    ------


     The following table summarizes information about stock options available as at March 31, 2000:


                                        OPTIONS OUTSTANDING
                          ------------------------------------------------
                                            WEIGHTED
                            NUMBER OF        AVERAGE
                              SHARES        REMAINING
                           ARISING OUT     CONTRACTUAL   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE     OF OPTIONS        LIFE        EXERCISE PRICE
-----------------------   --------------   -----------   -----------------
  US$1.72 - 20.07          295,900          3.44 years   US$7.97    Rs.348

Inside back cover

[A map of the world is shown here. The names of the different language editions of Rediff.com are shown around the map, with lines connecting them to different regions in the world.]

------------------------------------------------------
------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                            ------------------------

                               TABLE OF CONTENTS


                                                  Page
                                                  ----
Prospectus Summary..............................    1
Rediff.com India Limited........................    1
The Offering....................................    3
Summary Financial Data..........................    4
Risk Factors....................................    5
Conventions Which Apply To This Prospectus......   19
Currency Of Presentation........................   19
Enforcement Of Civil Liabilities................   19
Reports To Our Security Holders.................   21
Forward Looking Statements......................   22
Use Of Proceeds.................................   23
Dividend Policy.................................   23
Capitalization..................................   24
Exchange Rates..................................   25
Dilution........................................   26
Selected Financial Data.........................   27
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations....................................   28
Business........................................   38
Management......................................   58
Principal Shareholders..........................   63
Certain Transactions............................   66
Description Of Equity Shares....................   68
Description Of American Depositary Shares.......   74
Restrictions On Foreign Ownership Of Indian
  Securities....................................   82
Government Of India Approvals...................   86
Taxation........................................   88
Shares Eligible For Future Sale.................   94
Underwriting....................................   95
Validity Of Securities..........................   99
Experts.........................................   99
Change Of Accountants...........................   99
Where You Can Find More Information.............  100
Index To Financial Statements...................  F-1


                            ------------------------


Through and including            , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                            REDIFF.COM INDIA LIMITED


                                   4,600,000

                           American Depositary Shares
                                  Representing

                            2,300,000 Equity Shares

                            ------------------------

                                 [REDIFF LOGO]
                            ------------------------


                               Global Coordinator


                          GOLDMAN SACHS (ASIA) L.L.C.


                             ----------------------

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                              ROBERT FLEMING INC.
                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the ADSs being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   US$16,759
NASD filing fee.............................................       8,000
Nasdaq National Market listing fee..........................      59,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     200,000
Printing and engraving......................................     150,000
Blue sky fees and expenses (including legal fees)...........      20,000
Miscellaneous...............................................     100,000
                                                              ----------
  Total.....................................................   1,053,759
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     We expect to amend our Articles of Association to provide that our directors and officers shall be indemnified by our company against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, we expect to amend our Articles of Association to provide that our company shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Companies Act, 1956 in which relief is granted by the court.

     We expect to enter into indemnification agreements with our directors and officers, pursuant to which our company will agree to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

     The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of our company and our officers and directors.

     Our company may obtain directors and officers insurance providing indemnification for a number of our directors, officers, affiliates, partners or employees for specified errors and omissions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The registrant has sold and issued the following securities since April of 1996:


         (1) On April 24, 1998, we sold 2,200,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Draper-India International, at a per share price of Rs. 17.50, for an aggregate purchase price of Rs. 38,500,000 (US$965,154).



         (2) On April 24, 1998, we sold (a) 1,000,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000 to Ajit Balakrishnan,

     (b) 1,000,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000 to Arun Nanda, and (c) 2,200,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Rediffusion Advertising Private Ltd., at a per share price of Rs. 5, for an aggregate purchase price of Rs. 21,000,000 (US$526,447).



         (3) On February 1, 1999, we sold 645,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Intel Corporation, at a per share price of Rs. 35, for an aggregate purchase price of Rs. 22,575,000 (US$528,986).



         (4) On February 22, 1999, we issued (a) 100,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Ajit Balakrishnan, and (b) 100,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Arun Nanda, at a per share price of Rs. 5, paid in the form of partial cancellation of debt.



         (5) On June 2, 1999, we sold 1,363,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Queenswood Investment Limited, at a per share price of Rs. 113.72, for an aggregate purchase price of Rs. 155,000,000 (US$3,593,311).



         (6) On December 30, 1999, we sold (a) 530,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Pacific Century Cyberworks India Pvt. Ltd., (b) 530,000 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to GE Capital Services India, and (c) 481,800 equity shares, after giving effect to the company's 2 for 5 reverse share split effective as of May 3, 2000, to Citicorp Finance (India) Ltd., at a per share price of Rs. 450.50, for an aggregate purchase price of Rs. 694,580,900 (US$15,967,377).


         (7) On January 6, 2000, we declared a 5-to-1 share split of our equity shares.


         (8) On May 3, 2000, we declared a 2 for 5 reverse split of our equity shares.


     U.S. dollar amounts were calculated using the exchange rate in effect at the time the transactions occurred.

     The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, except that the issuance described under (3) was deemed exempt in reliance on Regulation D and Section 4(2) under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                           DESCRIPTION
------                           -----------
  1.1    Form of Underwriting Agreement.
  3.1    Articles of Association, as amended.
  3.2    Memorandum of Association, as amended.
 +3.3    Certificate of Incorporation, as amended.
  4.1    Form of Deposit Agreement among Rediff.com, Citibank, N.A., and the Holders and Beneficial Owner from time to time of
         American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt).
 +4.2    Rediff.com's specimen certificate for equity shares.
 +4.3    Amended and Restated Shareholder Rights Agreement dated
         February 24, 2000 between Rediff.com and the shareholders of
         Rediff.com.
  5.1    Form of Opinion of Nishith Desai Associates.

NUMBER                           DESCRIPTION
------                           -----------
+10.1    1999 Employee Stock Option Plan.
+10.2    1999 Associate Stock Option Plan.
+10.3    2000 Stock Option Plan.
+10.4    Form of Indemnification Agreement.
+10.5    Sublease dated July 5, 1999 between Shreenathji Balaji
         Computech Private Limited and Rediff.com.
+10.6    Letter Agreement dated December 28, 1998 between
         Rediffusion-Dentsu, Young & Rubicam Limited and Rediff.com.
+10.7    Promoters Agreement dated January 9, 1996 between Ajit
         Balakrishnan and Diwan Arun Nanda.
+16.1    Letter from Patkar & Pendse regarding Change in Certifying
         Accountants.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati.
 23.2    Consent of Nishith Desai Associates (included in Exhibit
         5.1).
 23.3    Consent of Deloitte Haskins & Sells, India, Independent
         Auditors.
 23.4    Consent of International Data Corporation.
+24.1    Power of Attorney (included on Page II-4).
 27.1    Financial Data Schedule.


---------------

+ Previously filed.


     (b) Financial Statement Schedules.

     None.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mumbai, State of Maharashtra, Country of India, on this 31st day of May, 2000.


                                          REDIFF.COM INDIA LIMITED

                                          By: /s/ AJIT BALAKRISHNAN
                                            ------------------------------------
                                              Name: Ajit Balakrishnan
                                              Title:  Chairman and Managing
                                              Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ajit Balakrishnan and Rajiv Warrier, and each of them, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form F-1 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ AJIT BALAKRISHNAN                  Chairman and Managing Director    May 31, 2000
-----------------------------------------------------  (Principal Executive Officer)
                  Ajit Balakrishnan

                  /s/ RAJIV WARRIER                    Chief Financial Officer           May 31, 2000
-----------------------------------------------------  (Principal Financial and
                    Rajiv Warrier                      Accounting Officer)

                          *                            Director                          May 31, 2000
-----------------------------------------------------
                  Diwan Arun Nanda

              /s/ SUNIL N. PHATARPHEKAR                Director                          May 31, 2000
-----------------------------------------------------
                Sunil N. Phatarphekar

                          *                            Director                          May 31, 2000
-----------------------------------------------------
                   Abhay Havaldar

                          *                            Director                          May 31, 2000
-----------------------------------------------------
                 Charles Robert Kaye
                                                       Director
-----------------------------------------------------
                   Richard T.K. Li

                          *                            Authorized Representative in the  May 31, 2000
-----------------------------------------------------  United States
                 Charles Robert Kaye

             *By: /s/ AJIT BALAKRISHNAN
   ----------------------------------------------
                  Ajit Balakrishnan
                  Attorney-in-fact

                                 EXHIBIT INDEX


NUMBER                           DESCRIPTION
------                           -----------
  1.1    Form of Underwriting Agreement.
  3.1    Articles of Association, as amended.
  3.2    Memorandum of Association, as amended.
 +3.3    Certificate of Incorporation, as amended.
  4.1    Form of Deposit Agreement among Rediff.com, Citibank, N.A., and holders from time to time of American Depository
         Receipts issued thereunder (including as an exhibit, the
         form of American Depository Receipt).
 +4.2    Rediff.com's specimen certificate for equity shares.
 +4.3    Amended and Restated Shareholder Rights Agreement dated
         February 24, 2000 between Rediff.com and the shareholders of
         Rediff.com.
  5.1    Form of Opinion of Nishith Desai Associates.
+10.1    1999 Employee Stock Option Plan.
+10.2    1999 Associate Stock Option Plan.
+10.3    2000 Stock Option Plan.
+10.4    Form of Indemnification Agreement.
+10.5    Sublease dated 5 July 1999 between Shreenathji Balaji
         Computech Private Limited and Rediff.com.
+10.6    Letter Agreement dated December 28, 1998 between
         Rediffusion-Dentsu, Young & Rubicam Limited and Rediff.com.
+10.7    Promoters Agreement dated January 9, 1996 between Ajit
         Balakrishnan and Diwan Arun Nanda.
+16.1    Letter from Patkar & Pendse regarding Change in Certifying
         Accountants.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati.
 23.2    Consent of Nishith Desai Associates (included in Exhibit
         5.1).
 23.3    Consent of Deloitte Haskins & Sells, India, Independent
         Auditors.
 23.4    Consent of International Data Corporation.
+24.1    Power of Attorney (included on Page II-4).
 27.1    Financial Data Schedule.


---------------

+ Previously filed.